UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NextEra Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2012 Annual Meeting

and Proxy Statement

YOUR VOTE IS IMPORTANT

PLEASE SUBMIT YOUR PROXY PROMPTLY

NextEra Energy, Inc.

P.O. Box 14000

700 Universe Boulevard

Juno Beach, Florida 33408-0420

Notice of Annual Meeting of Shareholders

May 25, 2012

The Annual Meeting of Shareholders of NextEra Energy, Inc. (“NextEra Energy” or the “Company”) will be held in the Juno Beach Auditorium at NextEra Energy’s offices at 700 Universe Boulevard, Juno Beach, Florida at 10:00 a.m., Eastern time, on Friday, May 25, 2012, to consider and act upon the following items of business:

1.	Election as directors of the nominees specified in the accompanying proxy statement.

2.	Ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2012.

3.	Approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in the accompanying proxy statement.

4.	Such other business as may properly be brought before the annual meeting or any adjournment(s) or postponement(s) of the annual meeting.

The proxy statement more fully describes these items. NextEra Energy has not received notice of other matters that may properly be presented at the annual meeting.

The record date for shareholders entitled to notice of, and to vote at, the annual meeting and any adjournment(s) or postponement(s) of the annual meeting is March 27, 2012.

Admittance to the annual meeting will be limited to shareholders as of the record date, or their duly appointed proxies. For the safety of attendees, all boxes, handbags and briefcases are subject to inspection. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices are not permitted at the meeting.

NextEra Energy is pleased to be furnishing proxy materials primarily by taking advantage of the Securities and Exchange Commission rule that allows issuers to furnish proxy materials to their shareholders on the Internet. The Company believes this rule allows it to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the annual meeting.

Please submit your proxy or voting instructions on the Internet or by telephone promptly by following the instructions about how to view the proxy materials on your Notice of Internet Availability of Proxy Materials so that your shares can be voted, regardless of whether you expect to attend the annual meeting. If you received your proxy materials by mail, you may submit your proxy or voting instructions on the Internet or by telephone, or you may submit your proxy by marking, dating, signing and returning the enclosed proxy/confidential voting instruction card. If you attend the annual meeting, you may withdraw your proxy and vote in person.

By order of the Board of Directors.

Alissa E. Ballot
Vice President & Corporate Secretary

Juno Beach, Florida

April 9, 2012

Page
ELECTRONIC DELIVERY OF PROXY MATERIALS	1
ABOUT THE ANNUAL MEETING	2
BUSINESS OF THE ANNUAL MEETING	7
• Proposal 1: Election as directors of the nominees specified in this proxy statement	7
• Proposal 2: Ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2012	14
• Proposal 3: Approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in this proxy statement	15
INFORMATION ABOUT NEXTERA ENERGY AND MANAGEMENT	16
Common Stock Ownership of Certain Beneficial Owners and Management	16
Section 16(a) Beneficial Ownership Reporting Compliance	18
CORPORATE GOVERNANCE AND BOARD MATTERS	18
Corporate Governance Principles & Guidelines/Code of Ethics	18
Director Resignation Policy	18
Director Independence	19
Board Leadership Structure	20
Board Role in Risk Oversight	21
Director Meetings and Attendance	22
Committees	22
Consideration of Director Nominees	27
Communications with the Board	29
Website Disclosures	29
Transactions with Related Persons	29
AUDIT-RELATED MATTERS	31
Audit Committee Report	31
Fees Paid to Deloitte & Touche	32
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm	33
EXECUTIVE COMPENSATION	34
Compensation Discussion & Analysis	34
Compensation Committee Report	62
Table 1a: Summary Compensation Table	63
Table 2: 2011 Grants of Plan-Based Awards	69
Table 3: 2011 Outstanding Equity Awards at Fiscal Year End	75
Table 4: 2011 Option Exercises and Stock Vested	80
Table 5: Pension Benefits	81
Table 6: Nonqualified Deferred Compensation	83
Potential Payments Upon Termination or Change in Control	86
DIRECTOR COMPENSATION	98
SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING	100
NO INCORPORATION BY REFERENCE	100
SHAREHOLDER ACCOUNT MAINTENANCE	100
APPENDIX A: NON-GAAP RECONCILIATIONS	A-1

NEXTERA ENERGY, INC.

Annual Meeting of Shareholders

May 25, 2012

PROXY STATEMENT

This proxy statement contains information related to the solicitation of proxies by the Board of Directors of NextEra Energy, Inc. (the “Board”), a Florida corporation (“NextEra Energy,” the “Company,” “we,” “us” or “our”), in connection with the 2012 annual meeting of NextEra Energy’s shareholders to be held on Friday, May 25, 2012, beginning at 10:00 a.m., Eastern time, in the Juno Beach Auditorium at NextEra Energy’s offices at 700 Universe Boulevard, Juno Beach, Florida and at any adjournment(s) or postponement(s) of the annual meeting.

ELECTRONIC DELIVERY OF PROXY MATERIALS

Under the rules of the Securities and Exchange Commission (“SEC”), NextEra Energy is furnishing proxy materials to many of its shareholders on the Internet, rather than mailing paper copies of the materials to each shareholder.

On or about April 9, 2012, NextEra Energy mailed to many of its shareholders of record a Notice of Internet Availability of Proxy Materials (the “Notice”), containing instructions on how to access and review the proxy materials, including the proxy statement and annual report to shareholders, on the Internet. The Notice also instructs shareholders on how to access their proxy card to be able to submit their proxies on the Internet. Brokerage firms and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice. Other shareholders, in accordance with their prior requests, have received e-mail notification of how to access the proxy materials and submit their proxies on the Internet. On or about April 9, 2012, NextEra Energy also began mailing a full set of proxy materials to certain shareholders, including shareholders who have previously requested a paper copy of the proxy materials.

Internet distribution of the proxy materials is designed to expedite receipt by shareholders, lower the cost of the annual meeting, and conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive NextEra Energy’s proxy materials electronically, you will continue to receive the materials via e-mail unless you elect otherwise.

How do I access the proxy materials if I received a Notice of Internet Availability of Proxy Materials?

The Notice you received from NextEra Energy or your brokerage firm, bank or other nominee provides instructions regarding how to view NextEra Energy’s proxy materials for the 2012 annual meeting on the Internet. As explained in greater detail in the Notice, to view the proxy materials and submit your proxy, you will need to visit www.proxyvote.com and have available your 12-digit Control number(s) contained in your Notice.

How do I request paper copies of the proxy materials?

Whether you hold NextEra Energy shares through a brokerage firm, bank or other nominee (in “street name”), or hold NextEra Energy shares directly in your name through NextEra Energy’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), as a shareholder of record, you may request paper copies of the 2012 annual meeting proxy materials by following the instructions listed at www.proxyvote.com, by telephoning 1-800-579-1639 or by sending an e-mail to sendmaterial@proxyvote.com.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

This proxy statement and the NextEra Energy 2011 annual report to shareholders are available at www.proxyvote.com.

ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will act upon the matters outlined in the notice of annual meeting of shareholders, including the election as directors of the nominees specified in this proxy statement, ratification of appointment of NextEra Energy’s independent registered public accounting firm for 2012, and approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in this proxy statement.

Who may attend the annual meeting?

Subject to space availability, all shareholders as of the record date, or their duly appointed proxies, may attend the annual meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:30 a.m., Eastern time. If you plan to attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Invited representatives of the media and financial community may also attend the annual meeting.

You will need proof of ownership of NextEra Energy common stock on the record date to enter the annual meeting:

•	If you hold shares directly in your name as a shareholder of record or if you are a participant in any of NextEra Energy’s Employee Retirement Savings Plans:

•	If you received the Notice and you plan to attend the annual meeting, you may request an admission ticket by calling NextEra Energy Shareholder Services at 1-800-222-4511.

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If you received the proxy materials by mail, an admission ticket is attached to your proxy/confidential voting instruction card. If you plan to attend the annual meeting, please submit your proxy but keep the admission ticket and bring it with you to the meeting.

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If your shares are held in “street name,” you will need to bring proof that you were the beneficial owner of those “street name” shares of NextEra Energy common stock as of the record date, such as a copy of a bank or brokerage statement, and check in at the registration desk at the annual meeting.

Will the annual meeting be webcast?

Our annual meeting will be webcast (audio only) on May 25, 2012. If you do not attend the annual meeting, you are invited to visit www.nexteraenergy.com at 10:00 a.m., Eastern time, on Friday, May 25, 2012 to access the webcast of the meeting. You will not be able to vote your shares via the webcast. A replay of the webcast also will be available on our website through the first week of June 2012.

Who is entitled to vote at the annual meeting?

Only NextEra Energy shareholders at the close of business on March 27, 2012, the record date for the annual meeting, are entitled to receive notice of and to vote at the annual meeting. If you were a shareholder on that date, you will be entitled to vote all of the shares that you held on that date at the annual meeting or any adjournment(s) or postponement(s) of the annual meeting.

What are the voting rights of the holders of the Company’s common stock?

Each outstanding share of NextEra Energy common stock, par value $.01 per share, will be entitled to one vote on each matter properly brought before the annual meeting.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of NextEra Energy common stock issued and outstanding on the record date will constitute a quorum, permitting the business of the meeting to be conducted.

As of the record date, 417,075,229 shares of NextEra Energy common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 208,537,615 shares will be required to establish a quorum.

In determining the presence of a quorum at the annual meeting, abstentions in person, proxies received but marked as abstentions as to any or all matters to be voted on that permit abstentions, and proxies received with broker non-votes on some but not all matters to be voted on, will be counted as present.

A broker “non-vote” occurs when a broker, bank or other holder of record that holds shares for a beneficial owner (“broker”) does not vote on a particular proposal because the broker has not received voting instructions from the beneficial owner and does not have discretionary voting power for that particular proposal. Brokers may vote on ratification of the appointment of NextEra Energy’s independent registered public accounting firm even if they have not received instructions from the beneficial owners whose shares they hold. However, brokers may not vote on either of the other matters submitted to shareholders at the 2012 annual meeting unless they have received voting instructions from the beneficial owner. See the response to “What vote is required to approve the matters proposed?” below for a discussion of the effect of broker non-votes on the election of directors and on the non-binding advisory vote on NextEra Energy’s compensation of its named executive officers as disclosed in this proxy statement.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with NextEra Energy’s transfer agent, Computershare, you are considered, with respect to those shares, the “shareholder of record.” The Notice or, for some shareholders of record, a full set of the proxy materials, has been sent directly to you by or on behalf of NextEra Energy.

If your shares are held in “street name,” you are considered the “beneficial owner” of the shares. The Notice or, for some beneficial owners, a full set of the proxy materials, was forwarded to you by or on behalf of your broker, who is considered, with respect to those shares, the shareholder of record.

How do I submit my proxy or voting instructions?

On the Internet or by telephone or, if you received the proxy materials by mail, also by mail

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On the Internet—You may submit your proxy or voting instructions on the Internet 24 hours a day and up until 11:59 p.m., Eastern time, on Thursday, May 24, 2012 by going to www.proxyvote.com and following the instructions on your screen. Please have your Notice or proxy/confidential voting instruction card available when you access the web page. If you hold your shares in “street name,” your broker, bank, trustee or other nominee may provide additional instructions to you regarding how to submit your proxy or voting instructions on the Internet.

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By Telephone—You may submit your proxy or voting instructions by telephone by calling the toll-free telephone number found on your proxy/confidential voting instruction card or in your Internet instructions (1-800-690-6903), 24 hours a day and up until 11:59 p.m., Eastern time, on Thursday, May 24, 2012, and following the prerecorded instructions. Please have your proxy/confidential voting instruction card or Notice and instructions provided on the Internet available when you call. If you hold your shares in “street name,” your broker, bank, trustee or other nominee may provide additional instructions to you regarding how to submit your proxy or voting instructions by telephone.

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By Mail—If you received the proxy materials by mail, you may submit your proxy by mail by marking the enclosed proxy/confidential voting instruction card, dating and signing it, and returning it in the postage-paid envelope provided, or to NextEra Energy, Inc. Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy/confidential voting instruction card must be received by Thursday, May 24, 2012. If you hold your shares in “street name,” your broker, bank, trustee or other nominee may provide additional instructions to you regarding voting your shares by mail.

Please see the Notice, your proxy/confidential voting instruction card or the information your broker provided to you for more information on your options. NextEra Energy’s proxy tabulator, Broadridge Investor Communications Solutions, Inc., must receive any proxy/confidential voting instruction card that will not be delivered in person at the annual meeting, or any vote on the Internet or by telephone, no later than 11:59 p.m., Eastern time, on Thursday, May 24, 2012.

If you are a shareholder of record and you return your signed proxy/confidential voting instruction card or submit your proxy on the Internet or by telephone, but do not indicate your voting preferences, the persons named as proxies in the proxy/confidential voting instruction card will vote the shares represented by that proxy as recommended by the Board on all proposals, including the non-binding advisory vote on NextEra Energy’s compensation of its named executive officers as disclosed in this proxy statement.

In person at the annual meeting

All shareholders may vote in person at the annual meeting. However, if you are a beneficial owner of shares, you must obtain a legal proxy from your broker and present it to the inspector of election with your ballot to be able to vote at the annual meeting.

Your vote is important. You can save us the expense of a second mailing and further solicitation of proxies by submitting your proxy or voting instructions promptly.

May I change my vote after I submit my proxy or voting instructions on the Internet or by telephone or after I return my proxy/confidential voting instruction card or voting instructions?

Yes.

If you are a shareholder of record, you may revoke your proxy before it is exercised by:

•	providing written notice of the change to the Corporate Secretary of the Company at its offices at P.O. Box 14000, 700 Universe Blvd., Juno Beach, Florida 33408-0420;

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making timely delivery of later-dated voting instructions on the Internet or by telephone or, if you received the proxy materials by mail, also by making timely delivery of a valid, later-dated proxy/confidential voting instruction card; or

•	voting by ballot at the annual meeting, although please note that attendance at the meeting will not by itself revoke a previously granted proxy.

You may change your proxy by using any one of these methods regardless of the method you previously used to submit your proxy.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker. You may also vote in person at the annual meeting if you obtain a legal proxy as described in the answer to the previous question.

All shares for which proxies have been properly submitted and not revoked will be voted at the annual meeting.

How do I vote my Employee Retirement Savings Plan (401(k)) shares?

If you participate in any of NextEra Energy’s Employee Retirement Savings Plans (the “plans”), you may give voting instructions to Fidelity Management Trust Company, as trustee of the plans (“Trustee”). If you are a non-bargaining NextEra Energy employee, or a bargaining unit employee outside the state of Florida, you may give your voting instructions to the Trustee by following the instructions you received in an e-mail from NEXTERA ENERGY, INC. [id@ProxyVote.com] sent to your work e-mail address (unless you opted to receive a paper copy of the proxy materials). If you are a Florida Power & Light Company (“FPL”) bargaining unit employee in Florida, or a participant in the plans who is not a current employee of NextEra Energy or its subsidiaries, or if you opted out of e-mail delivery, you may give your voting instructions to the Trustee on the Internet or by telephone by following the instructions on your proxy/confidential voting instruction card, or you may give your voting instruction to the Trustee by mail by completing and returning the proxy/confidential voting instruction card accompanying this proxy statement.

Your instructions will tell the Trustee how to vote the number of shares of NextEra Energy common stock in the plans reflecting your proportionate interest in the NextEra Energy Stock Fund and the NextEra Energy Leveraged ESOP Fund. You have this right because the plans deem you to be a “named fiduciary” of the shares of common stock allocated to your account for voting purposes. Your instructions will also determine the vote of a proportionate number of shares of common stock in the NextEra Energy Leveraged ESOP Fund which are not yet allocated to participants. If you do not give the Trustee voting instructions, the number of shares reflecting your proportionate interest in the NextEra Energy Stock Fund and the NextEra Energy Leveraged ESOP Fund will not be voted, but your proportionate share of the unallocated NextEra Energy Leveraged ESOP Fund shares will be voted by the Trustee in the same manner as it votes unallocated shares for which instructions are received. The Trustee will vote your shares in accordance with your duly executed instructions received by 1:00 a.m., Eastern time, on Wednesday, May 23, 2012.

You may also revoke previously given voting instructions by 1:00 a.m., Eastern time, on Wednesday, May 23, 2012, by filing written notice of revocation with the Trustee or by giving new voting instructions in any of the ways described above. The Trustee will follow the last timely voting instructions which it receives from you. Your voting instructions will be kept confidential by the Trustee.

What is “householding” and how does it affect me?

NextEra Energy has adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name, and do not participate in electronic delivery of proxy materials, will receive only one package containing individual copies of the Notice or proxy materials in paper form for each shareholder of record at the address. This procedure will reduce the volume of duplicate materials shareholders receive, reduce NextEra Energy’s postage fees and conserve natural resources. Shareholders who participate in householding and to whom a full set of proxy materials has been mailed will continue to receive separate proxy cards. If your household receives only a single package containing a copy of the Notice or the proxy materials, and you wish to receive a separate copy for each shareholder of record, please contact Broadridge toll free at 1-800-542-1061, or write to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717, and separate copies will be provided promptly. You may contact Broadridge at the same telephone number or mailing address if you wish to revoke your consent to future householding mailings.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple packages containing copies of the Notice or proxy materials in paper form, or if you hold shares in more than one account, and in either case you wish to receive only a single package for your household, please contact us in writing at NextEra Energy, Shareholder Services, P.O. Box 14000, 700 Universe Blvd., Juno Beach, Florida, 33408-0420 or by calling 1-800-222-4511.

Beneficial owners can request information about householding from their banks, brokers or other holders of record.

What are the Board’s recommendations?

Unless you give other instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR the election as directors of the nominees specified in this proxy statement. (See Proposal 1)

•	FOR ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2012. (See Proposal 2)

•	FOR approval, on a non-binding advisory basis, of NextEra Energy’s compensation of its named executive officers as disclosed in this proxy statement. (See Proposal 3)

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In accordance with the discretion of the persons acting under the proxy concerning such other business as may properly be brought before the annual meeting or any adjournment(s) or postponement(s) thereof.

What vote is required to approve the matters proposed?

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Election as directors of the nominees specified in this proxy statement—A nominee for director will be elected to the Board if the votes cast for such nominee’s election by shareholders present in person or represented by proxy at the meeting and entitled to vote on the matter exceed the votes cast by such shareholders against such nominee’s election. If you are a beneficial owner, your broker is not permitted under New York Stock Exchange (“NYSE”) rules to vote your shares on the election of directors if the broker does not receive voting instructions from you. Without your voting instructions, a broker non-vote will occur. Since broker non-votes are not considered votes cast, they will have no legal effect on the election of directors. Abstentions are also not considered votes cast and will have no legal effect on the election of directors. See Director Resignation Policy in the section entitled Corporate Governance and Board Matters for information about NextEra Energy’s policy if a nominee for director fails to receive the required vote.

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Ratification of appointment of NextEra Energy’s independent registered public accounting firm—The ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm will be approved if the votes cast for the proposal by shareholders present in person or represented by proxy at the meeting and entitled to vote on the proposal exceed the votes cast by such shareholders against the proposal (a “Majority Vote”). Since brokers are permitted under NYSE rules to vote your shares on this proposal even if the broker does not receive voting instructions from you, there are not expected to be broker non-votes on this proposal. Abstentions are not considered votes cast and will have no legal effect on whether this proposal is approved.

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Advisory approval of NextEra Energy’s compensation of its named executive officers as disclosed in this proxy statement—A Majority Vote is required to approve this non-binding advisory proposal. Brokers are not permitted under NYSE rules to vote your shares on this proposal if the broker does not receive voting instructions from you. Without your voting instructions, a broker non-vote will occur. Since broker non-votes are not considered votes cast, they will have no legal effect on whether this proposal is approved. Abstentions are also not considered votes cast and will have no legal effect on whether this proposal is approved. The vote on this proposal is advisory and the result of the vote on this proposal will not be binding on the Company, the Compensation Committee or the Board. However, the Compensation Committee will be able to consider the voting results when making future decisions regarding named executive officer compensation.

Who pays for the solicitation of proxies?

NextEra Energy is soliciting proxies, and it will bear the expense of solicitation. Proxies will be solicited principally by mail and by electronic media, but directors, officers and employees of NextEra Energy or its subsidiaries may solicit proxies personally, or by telephone or by electronic media, but without compensation other than their regular compensation. NextEra Energy has retained Phoenix Advisory Partners to assist it in the solicitation of proxies, for which Phoenix Advisory Partners will be paid a fee of $12,500 plus out-of-pocket expenses. NextEra Energy will reimburse custodians, nominees and other persons for their out-of-pocket expenses in sending the Notice and/or proxy materials to beneficial owners.

Could other matters be decided at the annual meeting?

At the date of printing of this proxy statement, the Board did not know of any matters to be submitted for action at the annual meeting other than those referred to in this proxy statement and does not intend to bring before the meeting any matter other than the proposals described in this proxy statement. If, however, other matters are properly brought before the annual meeting, or any adjourned or postponed meeting, your proxies include discretionary authority on the part of the individuals appointed to vote your shares or act on those matters according to their discretion, including voting to adjourn or postpone the annual meeting to solicit additional proxies with respect to any proposal or for any other reason.

BUSINESS OF THE ANNUAL MEETING

Proposal 1: Election as directors of the nominees specified in this proxy statement

The Board is currently composed of 13 members. One member of the Board, J. Hyatt Brown, has reached the mandatory retirement age and will retire from the Board effective immediately prior to the annual meeting, at which time the size of the Board will be reduced to 12 members.

Upon the recommendation of the Governance & Nominating Committee, the Board has nominated the 12 incumbent members listed below for election as directors at the annual meeting. Unless you specify otherwise in your proxy/confidential voting instruction card or in the voting instructions you submit on the Internet or by telephone, your proxy will be voted FOR the election of the listed nominees. If any nominee becomes unavailable for election, which is not currently anticipated, proxies instructing a vote for that nominee may be voted for a substitute nominee selected by the Board or, in lieu thereof, the Board may reduce the number of directors by the number of nominees unavailable for election.

The Board believes that the Board membership at its current size, and the membership size as it will be adjusted upon Mr. Brown’s retirement, is appropriate because such a Board size facilitates substantive discussions among Board members and allows for contributions by directors having a broad range of skills, expertise, and industry knowledge and diversity of opinion. Directors serve until the next annual meeting of shareholders or until their respective successors are elected and qualified.

Director Qualifications. The NextEra Energy, Inc. Corporate Governance Principles & Guidelines (“Corporate Governance Principles & Guidelines”) and the Governance & Nominating Committee Charter, copies of which are available in the Corporate Governance portion of the Investor Relations section of the Company’s website at www.nexteraenergy.com/investors/governance.shtml, contain Board membership qualifications, including experience, skills and attributes that are considered by the Governance & Nominating Committee in recommending non-employee nominees for a position on the Board. The Board views itself as a cohesive whole consisting of members who together serve the interests of the Company and its shareholders. Qualifications, attributes and other factors considered by the Governance & Nominating Committee in identifying director nominees include (but are not limited to):

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experience at a strategy and/or policy setting level, or high-level managerial experience in a relatively complex business, government or other organization, or other similar and relevant experience in dealing with complex problems;

•	sufficient time to devote to the Company’s affairs (including limiting service on other boards of public companies to no more than six public companies);

•	character and integrity;

•	an inquiring mind and good judgment;

•	an ability to work effectively with others;

•	whether an individual assists in achieving a mix of directors that represents a diversity of background and experience, including age, gender, race, ethnicity and specialized experience;

•	an ability to represent the balanced interests of the Company’s shareholders as a whole, rather than special constituencies;

•	the individual’s independence as described in applicable listing standards, legislation, regulations and the Corporate Governance Principles & Guidelines;

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the extent of the individual’s business experience, technical expertise, or specialized skills or experience, and whether the individual, by virtue of particular experience relevant to NextEra Energy’s current or future business, will add specific value as a Board member; and

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whether the individual would be considered an “audit committee financial expert” or “financially literate” as described in applicable listing standards, legislation, regulations or Audit Committee guidelines.

As discussed more specifically below, the Governance & Nominating Committee considered in particular the contributions to a strong, diverse board of the individual backgrounds and experience of its current directors and nominees, including without limitation experience in: leading and growing businesses; legislative, political and regulatory affairs; customer and client service; environmental compliance; investor relations; international business operations and management; industrial operations; capital raising strategies; executive compensation; renewable energy; nuclear power operations and management; finance; financial instruments; risk management; and strategic planning. The regulated and competitive operations of the Company require an understanding of, among other things, the regulatory, legislative and political environment affecting public utility and competitive energy operations, the service demands of wholesale and retail power customers, the effect of new technologies on the Company’s strategic direction, the challenges of maintaining growth without sacrificing profitability, the diverse options available for financing the Company’s businesses and the Company’s responsibilities to the customers and communities it serves. The particular experience, qualifications, attributes and skills that led the Governance & Nominating Committee and the Board to conclude, in light of the Company’s business and structure, that each current director and nominee should serve as a NextEra Energy director include (but are not limited to) the following:

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Mrs. Barrat has 37 years of progressively more responsible leadership experience in financial services, including her current service as Vice Chairman, and her previous service as President of Personal Financial Services (one of four principal business units), of Northern Trust Corporation, a Fortune 500 company. She is experienced in building and leading client service businesses that operate in a variety of regulatory jurisdictions and, as a Florida native with a significant part of her company’s business in Florida, she has extensive experience with Florida-based customers and business conditions. In addition, her 14 years of service on the Board have provided her with knowledge and experience regarding the Company’s history and businesses.

•

Mr. Beall has 38 years of leadership experience at Beall’s, Inc., the parent company of Beall’s Department Stores, Inc., and Beall’s Outlet Stores, Inc. (collectively, “Beall’s”), during which the company grew from seven stores in Florida and sales of $6 million to over 500 stores in 14 states and over $1 billion in sales. In addition to this experience in growing and leading a business, Mr. Beall has extensive experience with Florida-based customers and business conditions. Further, his more than 22 years of service on the Board have provided him with knowledge and experience regarding the Company’s history and businesses.

•	Mr. Camaren had 19 years of leadership experience in progressively more senior roles with a large, regulated investor-owned utility. During the years he served as chairman and chief executive officer, the utility had customer growth at a rate that exceeded the industry average and acquired and integrated over 40 utilities. In addition, Mr. Camaren has experience in managing capital expenditures, environmental compliance, regulatory relations and investor relations.

•

Mr. Dunn has extensive experience in investment, asset and risk management gained through his 16-year career at Miller, Anderson & Sherrerd and its successor by merger, Morgan Stanley Investment Management. In addition, he is an expert in financial economics, having taught that subject as a professor at, and Dean of, the David A. Tepper School of Business at Carnegie Mellon University. Mr. Dunn has a Ph.D. in industrial administration.

•

Mr. Ferguson, prior to his retirement at the end of 2010, had 34 years of leadership experience in progressively more responsible roles at Eastman Chemical Company (“Eastman”), a Fortune 500 public company, culminating in his service as chief executive officer and as executive chairman. He has experience in international business, industrial operations, strategic planning and capital raising strategies, as well as in executive compensation.

•

Mr. Hay has a B.S. degree in electrical engineering and an M.S. degree in industrial administration, and also studied nuclear engineering. He developed an expertise in strategy development and implementation as a strategy consultant, a position he held for nine years. Having served as chief financial officer of the Company from 1999 to 2000 and of another large corporation from 1991 to 1999, Mr. Hay has substantial experience with respect to capital raising, financial planning, risk management, mergers and acquisitions, and investor relations. He also has experience in corporate governance, as he serves on the governance committees of two other public companies and as the chairman of one of those committees. Mr. Hay has been instrumental in the Company’s growth, as market capitalization has increased from $10.6 billion at the end of June 2001 to $25.3 billion at the end of December 2011. Mr. Hay’s knowledge of all aspects of the Company’s businesses and industry, combined with his strategic vision and his focus on continuous improvement and operational excellence, have contributed greatly to the Company’s achievements as a leader in renewable energy generation, and to its selection as one of Fortune Magazine’s Most Admired Companies for six consecutive years.

•

Ms. Jennings has extensive legislative and political experience, having served three years as Lieutenant Governor of the State of Florida and 25 years in the Florida legislature. She served as a member of Florida Governor Rick Scott’s transition team. In addition, she has extensive experience in operating a Florida-based business and familiarity with the Florida business environment.

•

Mr. Kingsley has extensive leadership experience in the operation and management of nuclear power generation facilities and utilities. He is the retired president and chief operating officer of Exelon Corporation, an integrated utility company. Prior thereto, Mr. Kingsley served as president and chief nuclear officer of Exelon Nuclear. Earlier in his career, Mr. Kingsley served as president and chief nuclear officer of the Nuclear Generation Group of Unicom, the parent company of Commonwealth Edison, then the largest nuclear program in the United States, as chief nuclear officer of the Nuclear Generation Group at the Tennessee Valley Authority, as vice president, Nuclear Operations for Middle South Utilities, and in various positions in the nuclear area of The Southern Company. From 1966 to 1971, Mr. Kingsley served as an officer in the United States Navy Nuclear Submarine Force. As a result of his service in these positions, as well as his past service as President of the World Association of Nuclear Operators (WANO), an organization created to improve safety at nuclear power plants around the world, Mr. Kingsley also offers substantial experience concerning all aspects of nuclear safety.

•

Mr. Schupp has 27 years of leadership experience as a chief executive officer of both public and private banking organizations, and has experience in reviewing the financial statements of complex businesses, in mergers and acquisitions, in developing and implementing capital raising strategies, in strategic planning and with Florida-based customers and business conditions. In addition, he has experience in such areas as macroeconomic policy, community and economic development and government regulation gained from his service as a director of the Federal Reserve Bank of Atlanta.

•

Mr. Swanson has 40 years of progressively more responsible leadership experience at Raytheon Company (“Raytheon”), culminating in his eight years of experience as chief executive officer of a complex public company with international operations, revenues in 2011 of approximately $25 billion and 71,000 employees. He has extensive experience in strategic planning, operations and management, global business operations and complex technologies. He holds a bachelor’s degree in industrial engineering from California Polytechnic State University.

•

Mr. Thaman has 20 years of leadership experience at Owens Corning, including his experience as chief financial officer and culminating in his ten years of experience as chairman and four years of experience as chief executive officer of this global public company with 2011 sales of approximately $5 billion and 15,000 employees. Prior to joining Owens Corning, Mr. Thaman was Vice President in the New York office of Mercer Management Consulting, a strategy consulting firm. He has experience leading business operations, finance and strategy. His experience as a chief financial officer and chief executive officer has led to his designation as an “audit committee financial expert.”

•

Mr. Tookes had many years of operational leadership in senior management positions at large international public companies, which provided him with leadership, financial and global experience, as well as substantial leadership experience in the management of complex technology businesses. His science, engineering and business education and training have provided him with knowledge relevant to the operation of the Company’s businesses. His public company board experience includes service on the audit, finance, compensation, governance and nominating and business ethics committees of various public companies.

Listed below are the 12 nominees for election as directors, their ages and principal occupations and certain other information regarding them. Unless otherwise noted, each director has held his or her present position continuously for five years or more and his or her employment history is uninterrupted.

Sherry S. Barrat	Mrs. Barrat, 62, is vice chairman of Northern Trust Corporation, a financial holding company headquartered in Chicago, Illinois, and a member of Northern Trust’s Management Committee. Prior to being appointed to her current office in March 2011, Mrs. Barrat had served as president of Personal Financial Services for Northern Trust since January 2006. She served as chairman and chief executive officer of Northern Trust Bank of California, N.A., from 1999 through 2005, and as president of Northern Trust Bank of Florida’s Palm Beach Region from 1992 through 1998. Mrs. Barrat joined Northern Trust in 1990 in Miami. Mrs. Barrat has been a director of NextEra Energy since 1998.

Robert M. Beall, II	Mr. Beall, 68, is chairman of Beall’s, which operate retail stores located from Florida to California. Until August 2006, he was also chief executive officer of Beall’s. Mr. Beall is currently, and has been since 2004, a director of SunTrust Banks, Inc., and is currently a director of Blue Cross/Blue Shield of Florida and the National Retail Federation. He is also past chairman of the Florida Chamber of Commerce. Mr. Beall has been a director of NextEra Energy since 1989.

James L. Camaren	Mr. Camaren, 57, is a private investor. Until May 2006, he was chairman and chief executive officer of Utilities, Inc. Utilities, Inc. was one of the largest investor-owned water utilities in the United States until March 2002, when it was acquired by Nuon, a Dutch company, which subsequently sold Utilities, Inc. in April 2006. He joined Utilities, Inc. in 1987 and served successively as vice president of business development, executive vice president, and vice chairman, becoming chairman and chief executive officer in 1996. Mr. Camaren has been a director of NextEra Energy since 2002.

Kenneth B. Dunn	Mr. Dunn, 60, is Professor of Financial Economics at the David A. Tepper School of Business at Carnegie Mellon University (the “Tepper School”), a position he has held since July 2002, and, since May 2011, has been an academic affiliate of Finance Scholars Group, a provider of expert witness and litigation support services. He also served as Dean of the Tepper School from July 2002 to January 2011. Before his service in that position, Mr. Dunn had a 16-year career managing fixed income portfolios at Miller Anderson & Sherrerd and its successor by merger, Morgan Stanley Investment Management, where he served as a managing director and as co-director of the U.S. Core Fixed Income and Mortgage Teams. Mr. Dunn was a director of BlackRock, Inc. from 2005 until May 2011. He has been a director of NextEra Energy since 2010.

J. Brian Ferguson	Mr. Ferguson, 57, retired from his position as executive chairman of the board of Eastman, a global chemical company engaged in the manufacture and sale of a broad portfolio of chemicals, plastics and fibers, at the end of 2010, having retired as chief executive officer of Eastman in May 2009. Prior to his appointment as chairman and chief executive officer of Eastman in January 2002, Mr. Ferguson served as president of Eastman’s Chemicals Group, where he had direct responsibility for all chemicals-based business organizations, as well as the manufacturing, sales, pricing and product management, technology and geographical aspects of the business group. He joined Eastman in 1977 and led several of its businesses in the U.S. and Asia. Mr. Ferguson is a director of Owens Corning (since 2011). Mr. Ferguson has been a director of NextEra Energy since 2005.

Lewis Hay, III	Mr. Hay, 56, is the chairman and chief executive officer of NextEra Energy, having relinquished the title of president in December 2006. Effective on July 1, 2012, Mr. Hay will transition from his position as chief executive officer of the Company and will begin service as executive chairman of the board. Mr. Hay became a director, president and chief executive officer of NextEra Energy in June 2001, and chairman of NextEra Energy and chairman and chief executive officer of Florida Power & Light Company in January 2002. Mr. Hay relinquished the title of chief executive officer of Florida Power & Light Company in July 2008. He joined NextEra Energy in 1999 as vice president, finance and chief financial officer. From March 2000 until December 2001 he served as president of NextEra Energy’s competitive energy subsidiary, NextEra Energy Resources, LLC (“NextEra Energy Resources”). He is a director of Capital One Financial Corporation (since 2003) and Harris Corporation (since 2002), as well as of NextEra Energy’s subsidiary, Florida Power & Light Company.

Toni Jennings	Ms. Jennings, 62, has served since 2007 as the chairman of the board of Jack Jennings & Sons, Inc., a family-owned construction business which provides general contractor, construction manager and design builder services. She served as the Lieutenant Governor of the State of Florida from March 2003 through December 2006. Prior to serving in that role, she was a member of the Florida Senate from 1980 until 2000, including two consecutive terms as Senate President, and a member of the Florida House of Representatives from 1976 until 1980. From 1983 until she became Lieutenant Governor, she also served as president of Jack Jennings & Sons. Ms. Jennings is a director of Brown & Brown, Inc. (since 2007) and the Nemours Foundation. Ms. Jennings has been a director of NextEra Energy since 2007.

Oliver D. Kingsley, Jr.	Mr. Kingsley, 69, is retired, and currently serves as Associate Dean for Special Projects at the Samuel Ginn College of Engineering at Auburn University. Prior to his retirement, Mr. Kingsley served from February 2002 to November 2004 as president and chief operating officer of Exelon Corporation, an integrated utility company, and as president and chief executive officer of Exelon’s subsidiary, Exelon Generation. Before his service in those positions, Mr. Kingsley served as president and chief nuclear officer of Exelon Nuclear from October 2000 to February 2002. Mr. Kingsley was a director of The Babcock & Wilcox Company from its July 2010 spin-off from McDermott International, Inc. until May 2011 and was a director of McDermott International, Inc. from 2004 until July 2010. Mr. Kingsley has been a director of NextEra Energy since 2007.

Rudy E. Schupp	Mr. Schupp, 61, has been the president and chief executive officer, and a director, of 1st United Bank, a banking corporation located in Boca Raton, Florida, and chief executive officer and a director of its publicly-held parent company, 1st United Bancorp, Inc., since mid-2003. He was the chairman, president and chief executive officer of Republic Security Bank in West Palm Beach, Florida from 1984 until March 2001, and the chairman, president and chief executive officer of its parent company, Republic Security Financial Corporation (“RSFC”), from 1985 until March 2001, when RSFC was acquired by Wachovia Corporation. Following the acquisition, he served as Chairman of Florida Banking of Wachovia Bank, N.A. until December 2001. In March 2002, Mr. Schupp became a managing director of Ryan Beck & Co., an investment banking and brokerage company, a position he held until March 2003. He is a director of the Federal Reserve Bank of Atlanta and a former president of the Florida Bankers Association. Mr. Schupp has been a director of NextEra Energy since 2005.

William H. Swanson	Mr. Swanson, 63, has been the chairman of the board of Raytheon, a company engaged in defense and government electronics, space and airborne systems, information technology, technical services and business and special mission aircraft, since 2004 and Raytheon’s chief executive officer since July 2003. Before assuming those positions, he served as president of Raytheon from July 2002 to May 2004, as executive vice president of Raytheon and president of its Electronic Systems division from January 2000 to July 2002, and as executive vice president of Raytheon and chairman and chief executive officer of Raytheon Systems Company from January 1998 to January 2000. Mr. Swanson joined Raytheon in 1972 and has held a wide range of leadership positions within the company. Mr. Swanson has been a director of NextEra Energy since 2009.

Michael H. Thaman	Mr. Thaman, 48, has been president and chief executive officer of Owens Corning, a world leader in building materials systems and composite systems, since December 2007, and has served as chairman of its board since April 2002. Prior to becoming president and chief executive officer, Mr. Thaman had served as senior vice president and chief financial officer of Owens Corning since April 2000. Mr. Thaman joined Owens Corning in August 1992 as director, corporate development, and has held other positions with Owens Corning since that time. Mr. Thaman has been a director of NextEra Energy since 2003.

Hansel E. Tookes, II	Mr. Tookes, 64, is retired. Mr. Tookes served in senior executive positions with Raytheon, a company engaged in defense and government electronics, space and airborne systems, information technology, technical services and business and special mission aircraft, from 1999 until December 2002. He joined Raytheon in 1999 as president and chief operating officer of Raytheon Aircraft Company, was appointed chairman and chief executive officer of Raytheon Aircraft Company in 2000, and became president of Raytheon International in 2001. From 1980 until joining Raytheon, Mr. Tookes held a variety of leadership positions with United Technologies Corporation, including serving as president of Pratt & Whitney’s Large Military Engines Group. He is a director of Corning Incorporated (since 2001), Harris Corporation (since 2005) and Ryder System, Inc. (since 2002). Mr. Tookes has been a director of NextEra Energy since 2005.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION

OF ALL NOMINEES.

Proposal 2: Ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2012

In accordance with the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Audit Committee of the Board appoints the Company’s independent registered public accounting firm. It has appointed Deloitte & Touche LLP (“Deloitte & Touche”) as the independent registered public accounting firm to audit the accounts of NextEra Energy and its subsidiaries, as well as to provide its opinion on the effectiveness of the Company’s internal control over financial reporting, for the fiscal year ending December 31, 2012. Although ratification is not required by NextEra Energy’s Bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche to shareholders as a matter of good corporate practice. If the shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee, but the Audit Committee may decide to retain Deloitte & Touche as NextEra Energy’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may terminate the service of Deloitte & Touche at any time during the year if it determines that the appointment of a different independent registered public accounting firm would be in the best interests of NextEra Energy and its shareholders. Additional information on audit-related matters may be found beginning on page 31 of this proxy statement.

Representatives of Deloitte & Touche will be present at the annual meeting and will have an opportunity to make a statement and to respond to appropriate questions from shareholders raised at the meeting.

Unless you specify otherwise in your proxy/confidential voting instruction card or in the instructions you give on the Internet or by telephone, your proxy will be voted FOR ratification of the appointment of Deloitte & Touche as independent registered public accounting firm for 2012.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF

APPOINTMENT OF DELOITTE & TOUCHE LLP AS NEXTERA ENERGY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

Proposal 3: Approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in this proxy statement

The Company is asking shareholders to cast an advisory vote on the compensation of the Company’s named executive officers, which is commonly called a “say-on-pay” vote. The advisory vote is to approve the compensation of the Company’s named executive officers as described below (beginning on page 34) in the Compensation Discussion & Analysis section of this proxy statement and in the tabular and narrative disclosure which follows. While this vote is not binding on the Compensation Committee, the Board or the Company, it will provide information to the Compensation Committee regarding investor sentiment about the Company’s executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when making future determinations regarding named executive officer compensation.

The fundamental objective of NextEra Energy’s executive compensation program is to motivate and reward actions that the Compensation Committee believes will increase long-term shareholder value. The program is designed to retain, motivate, attract, reward and develop high-quality, high-performing executive leadership whose talent and expertise should enable the Company to create long-term shareholder value. The Compensation Committee believes the Company’s executive compensation program reflects a strong pay-for-performance philosophy and is well-aligned with the long-term interests of shareholders and other important Company stakeholders, including customers and employees. A significant portion of each named executive’s total compensation opportunity is performance-based and carries both upside and downside potential for the named executives. Named executives (and all of NextEra Energy’s other officers) must build and maintain a significant and continuing equity interest in NextEra Energy. This helps to ensure that their interests are aligned with those of shareholders and that changes in the price of NextEra Energy common stock have a meaningful economic effect on the officers.

The Executive Compensation section below, including Compensation Discussion & Analysis, provides a more detailed discussion of the Company’s compensation program for its named executive officers. The discussion reflects that NextEra Energy’s compensation program has been achieving its objective. For example:

•

the Company’s total shareholder return for the period of approximately 10.5 years beginning June 1, 2001 and ending December 30, 2011 (matching the term of service of the Company’s chief executive officer, Lewis Hay, III) was 206.1%, which exceeded by 116.3 percentage points the total return of the Standard & Poor’s 500 Electric Utilities Index and by 183.7 percentage points the total return of the S&P 500 over the same period;

•

the Company’s total shareholder return for the five-year period from December 31, 2006 through December 30, 2011 was 32.9%, which exceeded by 14.7 percentage points the total return of the Standard & Poor’s 500 Electric Utilities Index and by 34.1 percentage points the total return of the S&P 500 over the same period;

•

the Company’s total shareholder return for the one-year period from December 31, 2010 through December 30, 2011 was 21.9%, which exceeded by 0.8 percentage points the total return of the Standard & Poor’s 500 Electric Utilities Index and by 19.8 percentage points the total return of the S&P 500 over the same period; and

•	in March 2012, NextEra Energy was ranked America’s most admired electric and gas utility by Fortune Magazine for the sixth consecutive year.

The Company asks shareholders to approve this proposal by approving the following non-binding resolution:

RESOLVED, that the shareholders of NextEra Energy, Inc. approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K as promulgated by the Securities and Exchange Commission in the NextEra Energy, Inc. proxy statement for the 2012 annual meeting of shareholders, including the Compensation Discussion & Analysis section, the compensation tables and the accompanying narrative discussion.

Unless you specify otherwise in your proxy/confidential voting instruction card or in the instructions you give on the Internet or by telephone, your proxy will be voted FOR approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL, BY NON-BINDING ADVISORY VOTE, OF NEXTERA ENERGY’S COMPENSATION OF ITS NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

INFORMATION ABOUT NEXTERA ENERGY AND MANAGEMENT

Common Stock Ownership of Certain Beneficial Owners and Management

The following table shows the beneficial ownership of NextEra Energy common stock by the only persons known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(a)
BlackRock, Inc.
40 East 52nd Street New York, NY 10022(b)	29,681,453	(b)	7.1%

State Street Corporation
State Street Financial Center One Lincoln Street Boston, MA 02111(c)	21,147,886	(c)	5.1%

Wellington Management Company, LLP
280 Congress Street Boston, MA 02210(d)	22,812,081	(d)	5.5%

(a)	As of March 1, 2012.

(b)	This information has been derived from a statement on Schedule 13G/A of BlackRock, Inc., filed with the SEC on February 10, 2012. As of December 30, 2011, BlackRock, Inc., a parent holding company, reported that it had sole voting and dispositive power with respect to all of the shares reported as beneficially owned.

(c)	This information has been derived from a statement on Schedule 13G of State Street Corporation and certain subsidiaries (“State Street”), filed with the SEC on February 9, 2012. As of December 31, 2011, State Street, a parent holding company, reported that it had shared voting and dispositive power with respect to all of the shares reported as beneficially owned.

(d)	This information has been derived from a statement on Schedule 13G of Wellington Management Company, LLP, filed with the SEC on February 14, 2012. As of December 31, 2011, Wellington Management Company, LLP, an investment adviser, reported that it had shared voting power with respect to 9,057,287 shares reported as beneficially owned and shared dispositive power with respect to all of the shares reported as beneficially owned.

The following table shows the number of shares of NextEra Energy common stock beneficially owned as of March 1, 2012 by each of NextEra Energy’s directors (all of whom are nominees for director except for Mr. Brown, who is retiring immediately prior to the annual meeting) and each named executive officer listed in the Summary Compensation Table, as well as the number of shares beneficially owned by all of NextEra Energy’s directors and executive officers as a group. As of March 1, 2012, each individual beneficially owned less than 1%, and all directors and executive officers as a group beneficially owned approximately 1.1%, of NextEra Energy common stock. No shares are pledged as security. The table also includes information about stock options and phantom or deferred shares credited to the accounts of NextEra Energy’s directors and executive officers under various compensation and benefit plans.

Name	Common Stock Beneficially Owned					Phantom/Deferred Shares(4)
	Shares Owned(1)		Shares Which May Be Acquired Within 60 Days(2)	Total Shares Beneficially Owned(3)
Sherry S. Barrat	21,940		2,000	23,940		15,119
Robert M. Beall, II	30,540		—	30,540		5,926
J. Hyatt Brown	63,540		—	63,540		8,190
James L. Camaren	24,840		—	24,840		5,839
Moray P. Dewhurst	222,290		452,828	675,118		29,332
Kenneth B. Dunn	4,500		—	4,500		—
J. Brian Ferguson	11,020		1,550	12,570		3,401
Lewis Hay, III	557,025		879,051	1,436,076		241,395
Toni Jennings	12,140		—	12,140		—
Oliver D. Kingsley, Jr.	900		10,040	10,940		518
Manoochehr K. Nazar	114,962		32,437	147,399		4,078
Armando J. Olivera	63,134		395,669	458,803		36,298
Armando Pimentel, Jr.	65,267		84,693	149,960		2,947
James L. Robo	92,468		591,850	684,318		72,433
Rudy E. Schupp	15,140	(5)	—	15,140	(5)	—
William H. Swanson	7,205		—	7,205		—
Michael H. Thaman	17,940		—	17,940		—
Hansel E. Tookes, II	1,733	(6)	14,140	15,873	(6)	—
All directors and executive officers as a group (26 persons)	1,593,050		2,884,879	4,477,929		449,624

(1)	Includes shares of restricted stock (performance-based for executive officers) for Messrs. Hay (118,072), Dewhurst (36,923), Nazar (32,538), Olivera (20,148), Pimentel (23,587) and Robo (44,699), as well as for Mrs. Barrat (21,940), Ms. Jennings (12,140), and Messrs. Beall (23,540), Brown (23,540), Camaren (19,340), Dunn (4,500), Ferguson (11,020), Kingsley (400), Schupp (14,540), Swanson (6,920), Thaman (17,940) and Tookes (400), and a total of 532,102 shares of restricted stock for all directors and executive officers as a group. The holders of such shares of restricted stock have voting power, but not dispositive power.

(2)	Includes, for executive officers, shares which may be acquired as of or within 60 days after March 1, 2012 upon the exercise of stock options and, for directors, receipt of common stock under the Company’s Deferred Compensation Plan, amended and restated effective January 1, 2003 (the “Frozen Deferred Compensation Plan”) or the NextEra Energy, Inc. Deferred Compensation Plan effective January 1, 2005, as amended and restated through October 15, 2010, as amended (the “Successor Deferred Compensation Plan”), the receipt of which has been deferred until termination of service as a Board member. The Frozen Deferred Compensation Plan and the Successor Deferred Compensation Plan are collectively referred to as the “Deferred Compensation Plan.” Also includes, for all executive officers as a group, 4,950 shares of common stock, the receipt of which has been deferred under the Deferred Compensation Plan until the first day of the first month after termination of service.

(3)	Represents the total of shares listed under the columns “Shares Owned” and “Shares Which May Be Acquired Within 60 Days.” Under SEC rules, beneficial ownership as of any date includes any shares as to which a person, directly or indirectly, has or shares voting power or dispositive power and also any shares as to which a person has the right to acquire such voting or dispositive power as of or within 60 days after such date through the exercise of any stock option or other right.

(4)	Includes phantom shares under the FPL Group, Inc. Supplemental Executive Retirement Plan, amended and restated effective April 1, 1997 (the “Frozen SERP”), and the NextEra Energy, Inc. (f/k/a FPL Group, Inc.) Supplemental Executive Retirement Plan, amended and restated effective January 1, 2005 (the “Restated SERP”). The Frozen SERP and the Restated SERP are collectively referred to as the “SERP.” Also includes phantom shares granted to certain directors in connection with the termination in 1996 of the Company’s non-employee director retirement plan, all of which are payable in cash, as well as shares of common stock for Mr. Hay (203,655), Mr. Olivera (23,178) and all directors and executive officers as a group (237,573), the receipt of which has been deferred under the Deferred Compensation Plan until at least six months after termination of service, as to which none of such holders has voting or dispositive power. Also includes, for Mr. Robo, 58,609 shares held by the trustee of a grantor trust pursuant to a deferred stock grant made under the NextEra Energy, Inc. Amended and Restated Long-Term Incentive Plan (the “LTIP”), as to which he has neither voting nor dispositive power, and for Mr. Dewhurst, 27,813 shares, the receipt of which is deferred pursuant to the terms of a deferred stock grant under the LTIP.

(5)	Includes 200 shares owned by Mr. Schupp’s wife, as to which Mr. Schupp disclaims beneficial ownership.

(6)	Includes 333 shares owned by Mr. Tookes’ wife, as to which Mr. Tookes disclaims beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors and executive officers are required to file initial reports of ownership and reports of changes of their beneficial ownership of the common stock and other equity securities of NextEra Energy with the SEC pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Based upon a review of these filings and written representations from the directors and executive officers that no other reports were required of them, all required filings were timely made in 2011.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Principles & Guidelines/Code of Ethics

NextEra Energy has had formal corporate governance standards in effect since 1994. The Governance & Nominating Committee is responsible for reviewing the Corporate Governance Principles & Guidelines and reporting and making recommendations to the Board concerning corporate governance matters. NextEra Energy has adopted a Code of Ethics for Senior Executive and Financial Officers which applies to NextEra Energy’s chairman and chief executive officer, president and chief operating officer, chief financial officer, treasurer, chief tax officer, general counsel, chief accounting officer and comptroller, and the presidents and chief executive officers of FPL and NextEra Energy Resources, as well as a Code of Business Conduct & Ethics applicable to all representatives of NextEra Energy and its subsidiaries, including directors, officers and employees. The Corporate Governance Principles & Guidelines, Code of Ethics for Senior Executive and Financial Officers and Code of Business Conduct & Ethics are available in the Corporate Governance portion of the Investor Relations section of the Company’s website at www.nexteraenergy.com/investors/governance.shtml. Any amendments or waivers of the Code of Ethics for Senior Executive and Financial Officers which are required to be disclosed to shareholders under SEC rules will be disclosed on the NextEra Energy website at the address listed above.

Director Resignation Policy

As discussed above, under the Company’s Bylaws, in an uncontested election directors are elected by a majority of the votes cast. The Board has adopted a Policy on Failure of Nominee Director(s) to Receive a Majority Vote in an Uncontested Election (“Director Resignation Policy”), the effect of which is to require that in any uncontested director election, any incumbent director who is not elected by the required vote shall offer to resign, and the Board shall determine whether or not to accept the resignation within ninety days of the certification of the shareholder vote. The Company will report the action taken by the Board under the Director Resignation Policy in a publicly-available forum or document.

The Company’s Bylaws provide that, in a contested election, director nominees are elected by a plurality of the votes cast.

Director Independence

The Board conducts an annual review regarding the independence from the Company’s management of each of its members, and in addition assesses the independence of any new member at the time that the new member is considered for appointment or nomination for election to the Board. The Board considers all relevant facts and circumstances and uses the criteria set forth in the NYSE corporate governance independence standards (the “NYSE standards”), which are the applicable standards under SEC rules, to assess director independence. These standards are also set forth or referred to in the Corporate Governance Principles & Guidelines, a copy of which is available in the Corporate Governance portion of the Investor Relations section of the Company’s website at www.nexteraenergy.com/investors/governance.shtml. The NYSE standards and the Corporate Governance Principles & Guidelines require that NextEra Energy have a majority of independent directors and provide that the Board must affirmatively determine that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) in order to determine that the director is independent. As set forth in the Corporate Governance Principles & Guidelines, the Board considers all relevant facts and circumstances in making independence determinations. In particular, when assessing the materiality of a director’s relationship (if any) with the Company, the Board considers materiality both from the standpoint of the director and from the standpoint of persons or organizations with which the director has an affiliation. Material relationships for this purpose may include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others.

In addition to the subjective standard described above, the NYSE standards have objective tests for determining who is an “independent director.” Under the objective tests, a director cannot be considered independent if he or she:

•	is an employee of the Company, or has an immediate family member who is an executive officer of the Company, until three years after the employment relationship ended;

•

receives more than $120,000 annually in direct compensation from the Company (other than director and committee fees and pension or other forms of deferred compensation for prior service), until three years after that amount is no longer received;

•

is a current partner or employee of Deloitte & Touche, the Company’s independent registered public accounting firm, or has an immediate family member who is either (a) a current partner of Deloitte & Touche or (b) a current employee of Deloitte & Touche who personally works on the Company’s audit, until three years after these relationships with Deloitte & Touche have ended;

•

is an executive officer, or whose immediate family member is an executive officer, of another company where any of the Company’s present executive officers serve on that other company’s compensation committee, until three years after the end of that service or employment relationship; or

•

is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of (a) $1,000,000 or (b) 2% of such other company’s consolidated gross revenues, until three years after falling below that threshold.

The NYSE standards and the Corporate Governance Principles & Guidelines also require that each of the Compensation Committee, Governance & Nominating Committee and Audit Committee consist entirely of independent directors. The NYSE standards and Rule 10A-3 under the Exchange Act include the additional requirement that members of the Audit Committee may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than their director compensation. Compliance by Audit Committee members with this requirement is separately assessed by the Audit Committee prior to being assessed by the Board.

Based on its review and the NYSE standards, in February 2012 the Board determined that Sherry S. Barrat, Robert M. Beall, II, J. Hyatt Brown (who is retiring immediately before the annual meeting), James L. Camaren, Kenneth B. Dunn, J. Brian Ferguson, Toni Jennings, Oliver D. Kingsley, Jr., Rudy E. Schupp, William H. Swanson, Michael H. Thaman and Hansel E. Tookes, II, constituting all 12 non-employee directors of NextEra

Energy, are independent under the NYSE standards and the Corporate Governance Principles & Guidelines. In determining that Mr. Schupp is independent, the Board considered that a NextEra Energy subsidiary has employed Mr. Schupp’s son as a non-executive business associate in its rotational program for entry-level employees at the standard salary rate since June 2011.

Board Leadership Structure

NextEra Energy’s chief executive officer serves as chairman of the Company’s Board, and the Board also has an independent Lead Director. As approved by the independent directors, the Lead Director position rotates biennially, except as unusual circumstances may otherwise warrant and generally on a calendar year basis, among the non-management Chairs of the Audit, Compensation, Finance & Investment and Governance & Nominating Committees, in alphabetical committee order, except that no member of the Board will serve as Lead Director for more than one biennial term on a consecutive basis. Since January 1, 2012, Michael H. Thaman has served as Lead Director.

The Lead Director has the following duties and authorities:

•	to act, on a non-exclusive basis, as liaison between the independent directors and the chairman;

•	to approve the Board agenda and information sent to the Board;

•	to preside at Board meetings in the absence of the chairman and to chair executive sessions of the non-management directors;

•	to approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	to call executive sessions of the independent directors;

•	if requested by major shareholders, to be available, when appropriate, for consultation and direct communication consistent with the Company’s policies regarding communications with shareholders;

•	to communicate Board member feedback to the chief executive officer; and

•	to have such other duties as may from time to time be assigned by the Board.

Executive sessions of the independent directors are provided for in the agenda for each regularly-scheduled Board meeting and each regularly-scheduled Committee meeting (other than quarterly earnings review meetings of the Audit Committee). As noted above, the Lead Director chairs the Board executive sessions, and thereafter meets with the chief executive officer to provide feedback. Committee executive sessions are chaired by the committee chairs, all of whom are independent directors (with the exception of the Executive Committee, which is chaired by the chairman of the board and meets only on an as-needed basis). The Board believes that having an independent Lead Director, regular Board and committee executive sessions, a substantial majority of independent Directors and the corporate governance structures and processes described in this proxy statement allow the Board to maintain effective oversight of management.

As set forth in the Corporate Governance Principles & Guidelines, the Board believes that the decision as to who should serve as chairman and as chief executive officer, and whether the offices should be combined or separate, is properly the responsibility of the Board, to be exercised from time to time in appropriate consideration of the Company’s then-existing characteristics or circumstances. In view of the Company’s operating record, including its role as a national leader in renewable energy generation, and the operational and financial opportunities and challenges faced by the Company, the Board’s judgment is that the functioning of the Board is generally best served by maintaining its existing structure of having one individual serve as both chairman and chief executive officer. The Board believes that having a single person acting in the capacities of chairman and chief executive officer promotes unified leadership and direction for the Board and executive management and allows for a single, clear focus for the chain of command to execute the Company’s strategic initiatives and business plans and to address its challenges. However, in certain circumstances, such as during a transition from one chief executive officer to another, the Board believes that it may be appropriate for the role of the chief executive officer and the chairman to be separated. In order to promote an effective and orderly chief executive officer succession and transition, the Company has previously reported that, effective on July 1, 2012, Lewis Hay, III, currently the Company’s chairman and chief executive officer, will become executive chairman of the board and James L. Robo, who has served as the Company’s president and chief operating officer since December 2006, will succeed Mr. Hay as the Company’s chief executive officer. Mr. Hay has advised the Compensation Committee and the Board that he intends to retire from his position as executive chairman of the board effective on December 31, 2013, and has agreed to retire effective on that date or on such other date as the Board and he otherwise may agree, subject to the conditions described under Subsequent Events in the Compensation Discussion & Analysis section of this proxy statement. In accordance with the Corporate Governance Principles & Guidelines, which provide that the Company’s chief executive officer will serve as a director, it is anticipated that Mr. Robo will be appointed to the Board on or about the effective date of his appointment as chief executive officer.

Board Role in Risk Oversight

The Board discharges its risk oversight responsibilities primarily through its committees, each of which reports its activities to the Board at the next succeeding Board meeting. The risk oversight responsibilities of the committees include the following:

•

Audit Committee. The Audit Committee is responsible for overseeing the integrity of the Company’s financial statements, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function and independent auditor, compliance with legal and regulatory requirements, and the Company’s accounting and financial reporting processes. As part of its duties, the Audit Committee discusses with management the Company’s policies with respect to risk assessment and risk management, reviews and discusses the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, and ensures that risks identified from time to time as major risks are reviewed by the Board or a Board committee.

•

Finance & Investment Committee. The Finance & Investment Committee is responsible for reviewing and monitoring the Company’s financing plans, reviewing and making recommendations regarding the Company’s dividend policy, reviewing risk management activities and exposures related to the Company’s energy trading and marketing operations, reviewing the Company’s major insurance lines, and overseeing the risks associated with financing strategy, financial policies and use of financial instruments, including derivatives.

•

Nuclear Committee. The Nuclear Committee is responsible for reviewing the safety, reliability and quality of nuclear operations, reviewing reports issued by external oversight groups, and reviewing the Company’s long-term strategies and plans relating to its nuclear operations.

•

Compensation Committee. The Compensation Committee is responsible for oversight of compensation-related risks, including reviewing management’s assessment of risks related to employee compensation programs.

NextEra Energy’s chief executive officer serves as the Company’s chief risk officer. In that capacity, the chief executive officer, together with other members of the Company’s senior management team, oversees the execution and monitoring of the Company’s risk management policies and procedures. NextEra Energy’s management maintains a number of risk oversight committees that assess operational and financial risks throughout the Company. NextEra Energy also has a Corporate Risk Management Committee, composed of senior executives, that assesses the Company’s strategic risks and the strategies employed to mitigate those risks. The Board committees discussed above meet periodically with the Company’s senior management team to review the Company’s risk management practices and key findings.

The Board believes that its role in risk oversight does not affect the Company’s leadership structure.

Director Meetings and Attendance

The Board and its committees meet on a regular schedule and also hold special meetings from time to time as deemed necessary and appropriate. The Board met six times in 2011. Each director attended at least 75% of the total number of Board meetings and meetings of the committees on which he or she served during the period of such director’s committee service.

Absent circumstances that cause a director to be unable to attend the Board meeting held in conjunction with the annual shareholders’ meeting, Board members are required to attend the annual shareholders’ meeting. All of the directors attended the 2011 annual meeting of shareholders.

Committees

The standing committees of the Board are the Audit Committee, the Compensation Committee, the Governance & Nominating Committee, the Finance & Investment Committee, the Nuclear Committee and the Executive Committee. The committees regularly report their activities and actions to the full Board, generally at the Board meeting next following the committee meeting. Each of the committees operates under a charter approved by the Board and each committee (other than the Executive Committee) conducts an annual evaluation of its performance. The charter of each of the Audit Committee, the Compensation Committee and the Governance & Nominating Committee is required to comply with the NYSE corporate governance requirements. There are no NYSE requirements for the charters of the Finance & Investment Committee, the Nuclear Committee or the Executive Committee. Each of the committees is permitted by its charter to act through subcommittees (except the Nuclear Committee, which has one member), and references in this proxy statement to any of those committees include any such subcommittees. Current copies of the charters of the committees are available in the Corporate Governance portion of the Investor Relations section of the Company’s website at www.nexteraenergy.com/investors/governance.shtml. The current membership and functions of the committees are described below.

Audit Committee

NextEra Energy has an Audit Committee established in accordance with applicable provisions of the Exchange Act and the NYSE standards. The Audit Committee is currently comprised of Mrs. Barrat and Messrs. Thaman (Chair), Camaren, Kingsley and Swanson. The Audit Committee met nine times in 2011, and at such meetings met regularly with Deloitte & Touche, the Company’s independent registered public accounting firm, and the internal auditors, both privately and in the presence of management. The Audit Committee has the authority to appoint or replace the Company’s independent registered public accounting firm and approves all permitted services to be performed by the independent registered public accounting firm. The Audit Committee also approves the engagement of any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. The Audit Committee assists the Board in overseeing the integrity of the financial statements, compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s internal audit function and the independent registered public accounting firm, the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. The Audit Committee is responsible for establishing procedures for (1) the receipt, retention and treatment of complaints and concerns received by the Company regarding accounting, internal accounting controls or auditing matters and (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Audit Committee is also responsible for the risk oversight activities described under Audit Committee on page 21 of this proxy statement. The Audit Committee conducts an annual self-evaluation. A more detailed description of the Audit Committee’s duties and responsibilities is contained in the Audit Committee Charter, a copy of which is available in the Corporate Governance portion of the Investor Relations section of NextEra Energy’s website at www.nexteraenergy.com/investors/governance.shtml.

The Board has determined that each member of the Audit Committee satisfies the “financial literacy” standard of the NYSE and that Michael H. Thaman is an “audit committee financial expert” as that term is defined by applicable SEC regulations and, accordingly, has accounting or related financial management expertise under NYSE standards. In addition, the Board has determined that each member of the Audit Committee, including the audit committee financial expert, is independent under the NYSE standards, Rule 10A-3 under the Exchange Act and the Corporate Governance Principles & Guidelines.

The Audit Committee Report begins at page 31.

Compensation Committee

The Compensation Committee is currently comprised of Ms. Jennings and Messrs. Ferguson (Chair), Beall, Dunn and Schupp. The Compensation Committee met three times in 2011. The Board has determined that each member of the Compensation Committee is independent under the NYSE standards and the Corporate Governance Principles & Guidelines.

Compensation Committee Authority

The Compensation Committee has the authority to review and approve corporate goals and objectives relevant to the compensation of the chief executive officer and other executive officers, evaluate the performance of the chief executive officer in light of those goals and objectives, approve the compensation of the chief executive officer and other executive officers, approve any compensation-related agreements for the chief executive officer and other executive officers, and make recommendations to the Board with respect to the compensation of the directors. Additional responsibilities include overseeing the preparation of the Compensation Discussion & Analysis section and approving the annual Compensation Committee Report for inclusion in the Company’s annual proxy statement, reviewing the results of the Company’s shareholder advisory vote on the compensation of its named executive officers, making recommendations to the Board with respect to incentive compensation plans and other equity-based plans, administering the Company’s annual and long term incentive plans and non-employee directors stock plan, and retaining, and approving the terms of retaining, any outside compensation consultants engaged by the committee to assist in the evaluation of director, chief executive officer and other executive officer compensation. The Compensation Committee is also responsible for the risk oversight activities described under Compensation Committee on page 21 of this proxy statement. The Compensation Committee conducts an annual self-evaluation. A more detailed description of the Compensation Committee’s authorities, duties and responsibilities is contained in the Compensation Committee Charter, a copy of which is available in the Corporate Governance portion of the Investor Relations section of NextEra Energy’s website at www.nexteraenergy.com/investors/governance.shtml.

As permitted under the terms of both the LTIP and the NextEra Energy, Inc. 2011 Amended and Restated Long Term Incentive Plan (the “2011 LTIP”), the Board has delegated to the chairman and chief executive officer the authority to make equity grants to employees who are not executive officers. The Compensation Committee has the authority to review these awards. In addition, the Compensation Committee has delegated to the chief executive officer and the most senior human resources officer its authority to identify participants in the Amended and Restated Executive Annual Incentive Plan (“Annual Incentive Plan”) other than executive officers and to establish the terms and conditions pursuant to which incentive compensation for 2011 was, and for 2012 may be, payable to such other participants. The Compensation Committee has not delegated any other authority granted to it.

Compensation Committee Agenda and Processes; Role of External Consultants and Executive Officers

The Compensation Committee plans its agendas to ensure a thorough and thoughtful decision process. Typically, information regarding strategic decisions is presented at one meeting to the Compensation Committee, which makes its decision at a subsequent meeting. This allows time for any follow-up to questions from Compensation Committee members in advance of the final decision. Additional agenda items are included as necessary to address current issues.

In 2011, the Compensation Committee engaged Pay Governance, LLC (“Pay Governance” or the “Compensation Consultant”), an independent executive compensation consulting firm which performed no other services for NextEra Energy, to provide advice and counsel to the committee in accordance with the committee’s instructions from time to time. In 2011, the Compensation Consultant participated in all committee meetings. In accordance with the engagement letter retaining the Compensation Consultant, the scope of the Compensation Consultant’s engagement includes the following potential services, as and when requested by the Compensation Committee:

•	Provide advice to the Compensation Committee on the Company’s principles for its executive compensation program.

•	Review and provide input on the executive compensation disclosure in the annual proxy statement, including the Compensation Discussion & Analysis and other relevant sections.

•	Review and provide advice on the Company’s peer group companies for comparison and analysis of relevant market trends for executive and director compensation.

•

Analyze and develop recommendations on executive compensation programs, including executive employment agreements, equity incentive plans and programs, short-term bonus and other incentive and capital accumulation/retirement programs.

•	Assist in review of, and recommendations for, the chief executive officer’s compensation package.

•	Analyze and advise on the non-employee director compensation program.

•	Provide updates on key trends, as appropriate.

•	Attend Compensation Committee meetings, as requested.

•	Complete any other projects requested by the Compensation Committee.

In accordance with its engagement letter, in 2011 the Compensation Consultant provided the Compensation Committee and the Company with analysis and advice on items such as pay competitiveness and executive compensation program plan design. The Compensation Consultant benchmarked and discussed with the Compensation Committee its recommendations with respect to non-employee director compensation, which is ultimately determined by the Board. The Compensation Consultant also monitored current and emerging market trends and reported to the Compensation Committee on such trends and their impact on Company compensation practices. The Compensation Consultant has also reviewed the Compensation Discussion & Analysis section and the Compensation Committee section of this proxy statement.

In providing these services, the Compensation Consultant reports to and is directed by the Compensation Committee. The Compensation Consultant performed no services for Company management in 2011. The instructions given to the Compensation Consultant in 2011, beyond those that resulted in the provision of the services described in the preceding paragraphs, related primarily to logistical or procedural matters. The Compensation Consultant also cooperated with the Company’s human resources personnel and appropriate executive officers in the performance of their respective services, including assisting them in the development of executive compensation programs for consideration by the Compensation Committee. Unless otherwise directed by the Compensation Committee, the Compensation Consultant may share with appropriate human resources personnel and executive officers information regarding trends, comparative analysis and other matters relating to executive compensation in general or the Company’s programs in particular.

During 2011, the Company’s chief executive officer, general counsel, vice chairman and chief financial officer and most senior human resources officer attended all meetings of the Compensation Committee. The committee had an executive session at the end of each of its 2011 meetings, during which no executive officers were present. During the appropriate executive sessions, the committee evaluated the performance of the chief executive officer, discussed and approved the chief executive officer’s compensation, met with the Compensation Consultant and discussed and considered such other matters as it deemed appropriate.

The chief executive officer provided the Compensation Committee with (1) recommendations on the total compensation opportunities for all executive officers other than himself, (2) input with respect to the individual performance of the other executive officers in connection with the committee’s determination of amounts paid under the Annual Incentive Plan, (3) input with respect to the composition of the Company’s peer group used for competitive comparisons and (4) input on the matrix used to assess the Company’s financial performance under the Annual Incentive Plan. In advance of each year, the chief executive officer, in collaboration with the Company’s chief operating officer and the subsidiary presidents, provides recommended Annual Incentive Plan operating performance goals to the Compensation Committee for its consideration. In addition, the Executive Compensation Review Board (“review board”), whose members are Messrs. Hay, Dewhurst, Pimentel, Robo, Olivera and the executive vice president, human resources, annually performs the initial review of the Company’s (including its subsidiaries’) performance compared to the Annual Incentive Plan operating performance goals, including whether goals have been achieved, exceeded or missed, and makes recommendations based on this review to the Compensation Committee for consideration and appropriate action.

NextEra Energy’s executive compensation program and its compensation program for non-employee directors for 2011 were considered and acted upon by the Compensation Committee at meetings held over a 16-month period, as follows:

October 2010: Reviewed and approved peer group for use in 2011 executive and non-employee director compensation determinations; reviewed and discussed proposed 2011 total target direct compensation opportunity for executive officers; reviewed tally sheets and the value of payments that would be due to the NEOs upon hypothetical terminations; reviewed and evaluated non-employee director compensation and recommended to the Board that no changes be made to non-employee director compensation for 2011.

December 2010: Reviewed and approved certain annually variable aspects of the Annual Incentive Plan for 2011; reviewed and approved the Company’s corporate performance objective, operational performance goals and methodology to determine the financial performance matrix for the Annual Incentive Plan for 2011; discussed and approved the chief executive officer’s and the other executive officers’ 2011 total compensation opportunities (including the appropriate mix of base salary, target annual incentive compensation and target long-term incentive compensation); reviewed and recommended the 2011 LTIP for Board approval, subject to receipt of shareholder approval.

February 2011: Granted 2011 equity compensation to executive officers; approved stock grant to non-employee directors as part of 2011 non-employee director compensation.

October 2011: Reviewed and discussed the results of the non-binding shareholder advisory vote at the 2011 annual meeting of shareholders on the compensation of the Company’s named executive officers.

February 2012: Evaluated corporate performance for 2011 in light of the corporate performance objective, operational performance goals and financial performance matrix, certified that the corporate performance objective had been achieved and determined annual incentive compensation amounts for executive officers, as well as the number of performance shares payable for the three-year performance period ended December 31, 2011; reviewed compensation risk assessment (as described below).

Compensation Risk Assessment

In February 2012, the Compensation Committee reviewed management’s analysis of the Company’s compensation program risks and mitigation of those risks, as well as the Company’s ongoing compensation risk management process. During this review, the Committee discussed, among other matters, the Board’s overall role in the oversight of the Company’s risk, the Compensation Committee’s role in the oversight of compensation-related risk, the Company’s most significant risks, the relationship of those risks to the Company’s compensation programs and policies, and the compensation risk-related risk mitigation practices and controls which the Company has in place.

Governance & Nominating Committee

The Governance & Nominating Committee is currently comprised of Mrs. Barrat and Messrs. Brown (Chair), Camaren, Ferguson, Swanson and Tookes. The Governance & Nominating Committee met four times in 2011. The Board has determined that each member of the committee is independent under the NYSE standards and the Corporate Governance Principles & Guidelines. The committee is responsible for reviewing the size and composition of the Board, identifying and evaluating potential nominees for election to the Board consistent with criteria developed by the committee and approved by the Board, and recommending candidates for all directorships to be filled by the shareholders or, subject to the Director Resignation Policy discussed above, the Board. The committee will consider potential nominees recommended by any shareholder entitled to vote in elections of directors, as discussed below under Consideration of Director Nominees. In addition, the committee is responsible for reviewing the Corporate Governance Principles & Guidelines, the Related Person Transactions Policy, and the content of the Code of Business Conduct & Ethics and the Code of Ethics for Senior Executive and Financial Officers, and recommending any proposed changes to the Board, conducting an annual self-evaluation, and overseeing the evaluation of the Board. The Governance & Nominating Committee is also responsible for retaining, and approving the terms of retention of, any search firm engaged to identify director candidates.

A more detailed description of the Governance & Nominating Committee’s duties and responsibilities is contained in the Governance & Nominating Committee Charter, a copy of which is available in the Corporate Governance portion of the Investor Relations section of NextEra Energy’s website at www.nexteraenergy.com/investors/governance.shtml.

Finance & Investment Committee

The Finance & Investment Committee is currently comprised of Ms. Jennings and Messrs. Schupp (Chair), Beall, Brown, Dunn and Tookes. The Finance & Investment Committee met five times in 2011. The committee’s functions include reviewing and monitoring the Company’s financing plans, reviewing and making recommendations to the Board regarding the Company’s dividend policy, reviewing the Company’s risk management activities and exposures related to its energy trading and marketing operations, reviewing certain proposed capital expenditures and reviewing the performance of the Company’s pension, nuclear decommissioning and other investment funds, as well as the other risk oversight responsibilities described on page 21 of this proxy statement. The Finance & Investment Committee conducts an annual self-evaluation.

A more detailed description of the Finance & Investment Committee’s duties and responsibilities is contained in the Finance & Investment Committee Charter, a copy of which is available in the Corporate Governance portion of the Investor Relations section of NextEra Energy’s website at www.nexteraenergy.com/investors/governance.shtml.

Nuclear Committee

Mr. Kingsley is the sole member of the Nuclear Committee, which meets with senior members of the Company’s nuclear division. The Nuclear Committee met four times in 2011. The committee’s purpose is to review the operation of the Company’s nuclear division and make reports and recommendations to the Board with respect thereto. The Committee is authorized to review, among other matters, the safety, reliability and quality of the Company’s nuclear operations and the Company’s long-term strategies and plans for its nuclear operations.

A more detailed description of the Nuclear Committee’s duties is contained in the Nuclear Committee Charter, a copy of which is available in the Corporate Governance portion of the Investor Relations section of NextEra Energy’s website at www.nexteraenergy.com/investors/governance.shtml.

Executive Committee

The Executive Committee is currently comprised of Messrs. Hay (Chair), Brown, Ferguson, Schupp and Thaman. The Executive Committee did not meet in 2011. The committee’s function is to provide an efficient means of considering such matters and taking such actions as may require the attention of the Board or the exercise of the Board’s powers or authorities when the Board is not in session.

A more detailed description of the Executive Committee’s duties and responsibilities is contained in the Executive Committee Charter, a copy of which is available in the Corporate Governance portion of the Investor Relations section of NextEra Energy’s website at www.nexteraenergy.com/investors/governance.shtml.

Consideration of Director Nominees

Shareholder Nominees

The policy of the Governance & Nominating Committee is to consider properly submitted shareholder nominations of candidates for membership on the Board. The methods used by the committee to identify and evaluate director candidates are discussed below under Identifying and Evaluating Nominees for Directors. In evaluating nominations, the Governance & Nominating Committee seeks to achieve a balance of knowledge, experience and capability and to address the membership criteria set forth below and in Proposal 1 under Director Qualifications. Any shareholder nominations proposed for consideration by the Governance & Nominating Committee should include the nominee’s name and qualifications for Board membership and should be addressed to: Corporate Secretary, NextEra Energy, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420. There are separate requirements under SEC regulations and under NextEra Energy’s Bylaws relating to shareholder nominations of persons for election to the Board at a meeting of shareholders. A copy of NextEra Energy’s Bylaws is available in the Corporate Governance portion of the Investor Relations section of NextEra Energy’s website at www.nexteraenergy.com/investors/governance.shtml. A shareholder who nominates a director candidate must be a shareholder of record on the date he or she gives the nomination notice to NextEra Energy. The advance notice procedure in NextEra Energy’s Bylaws requires that a shareholder’s notice must be given timely and in proper written form to the Corporate Secretary. For nominations at annual meetings to be timely, notice must be delivered in person or by facsimile, or sent by U.S. certified mail and received, at NextEra Energy’s principal executive offices not earlier than the opening of business 120 days and not later than the close of business 90 days prior to the anniversary date of the immediately preceding annual meeting. If the date of the annual meeting is more than 30 days earlier, or 60 days later, than such anniversary date, similar timeliness requirements, based on the date of the meeting, apply. Similar requirements apply in order for shareholder nominations at special meetings at which the Board has determined directors are to be elected to be timely. To be in proper written form, the notice must include, among other information:

•	information on the shareholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made;

•	information about all direct and indirect holdings or other interests of the shareholder giving notice and the beneficial owner, if any, in the Company’s securities; and

•	information regarding the nominee, including, among other matters:

•	information required by the proxy rules of the SEC and the rules of the NYSE; and

•

information about all direct and indirect compensation and material relationships between the shareholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made and their respective affiliates and others acting in concert, on the one hand, and the proposed nominee, his affiliates and those acting in concert with him, on the other.

The notice must be accompanied by:

•	a written consent of the proposed nominee consenting to being named as a nominee and to serving as a director if elected; and

•	a completed questionnaire with respect to the background and qualifications of the nominee, and a written representation and agreement to the effect that:

•	the nominee is not and will not become a party to any undisclosed voting commitment;

•	the nominee is not and will not become a party to any undisclosed agreement other than with the Company with respect to compensation, reimbursement or indemnification; and

•

the nominee, if elected, will comply with all applicable laws and the publicly-disclosed corporate governance, business conduct, ethics, conflict of interest, corporate opportunities, confidentiality and stock ownership and trading policies of the Company.

Forms of the questionnaire and written representation and agreement are available upon written request to the Corporate Secretary. See Shareholder Proposals for 2013 Annual Meeting, below, for information about the requirements for submission of shareholder proposals for consideration at the 2013 annual meeting of shareholders.

Director Qualifications

In addition to the qualifications for directors set forth under Proposal 1 on page 7 of this proxy statement, no person will be considered for Board membership who is an employee or director of a business in significant competition with the Company or of a major or potentially-major customer, supplier, contractor, counselor or consultant of the Company, or an executive officer of a business where a Company employee-director serves on such other business’ board.

Generally, no person who shall have attained the age of 72 years by the date of election shall be eligible for election as a director. However, the Board may, by unanimous action (excluding the affected director), extend a director’s eligibility for one or two additional years, in which event such a director will not be eligible for election as a director if he or she has attained the age of 73 or 74 by the date of election.

Identifying and Evaluating Nominees for Directors

The Governance & Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. The committee periodically assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the committee considers various potential candidates for director if deemed appropriate. Candidates may come to the attention of the committee through current Board members, professional search firms, shareholders or other persons. Candidates are evaluated at regular or special meetings of the committee, and may be considered at any point during the year. As described above, the committee considers properly submitted shareholder nominations for candidates for the Board. Following verification of the shareholder status of persons proposing candidates, recommendations are aggregated and considered by the committee at a regularly scheduled meeting, which is generally but not exclusively the December or February meeting prior to the issuance of the proxy statement for the Company’s annual meeting. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the committee. The committee also reviews materials provided by professional search firms or other parties. In evaluating nominations, the committee seeks to achieve a balance of knowledge, experience and capability. For additional information about the process for nominating and electing directors, see Director Resignation Policy above, Shareholder Nominees above, Director Qualifications above and as set forth under Proposal 1, and Shareholder Proposals for 2013 Annual Meeting, below.

Diversity. Diversity is among the factors the Governance & Nominating Committee considers when identifying and evaluating potential Board nominees. The Corporate Governance Principles & Guidelines provide that, in identifying nominees for director, the Company seeks to achieve a mix of directors that represents a diversity of background and experience, including diversity with respect to age, gender, race, ethnicity and specialized experience. Diversity is weighted equally with the other factors considered when identifying and evaluating Board nominees. In the Board’s annual self-evaluation, it reviews the criteria for skills, experience and diversity reflected in the Board’s membership, and also reviews the Board’s process for identification, consideration, recruitment and nomination of prospective Board members.

Communications with the Board

The Board has established procedures by which shareholders and other interested parties may communicate with the Board, any Board committee, the Lead Director or any one or more other directors. Such parties may write to one or more directors, care of the General Counsel, NextEra Energy, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420. They may also contact any member of the Audit Committee with a concern under the Company’s Code of Business Conduct & Ethics by calling 561-694-4644.

The Board has instructed the General Counsel to assist the Board in reviewing all written communications to the Board, any Board committee or any director as follows:

(1) Complaints or similar communications regarding accounting, internal accounting controls or auditing matters will be handled in accordance with the NextEra Energy, Inc. and Subsidiaries Procedures for Receipt, Retention and Treatment of Complaints and Concerns Regarding Accounting, Internal Accounting Controls or Auditing Matters.

(2) All other legitimate communications related to the duties and responsibilities of the Board or any committee will be promptly forwarded by the General Counsel to the applicable directors, including, as appropriate under the circumstances, to the Chairman of the Board, the Lead Director and/or the appropriate committee Chair.

(3) All other shareholder, customer, vendor, employee and other complaints, concerns and communications will be handled by management, with Board involvement as advisable.

Communications that are of a personal nature or not related to the duties and responsibilities of the Board, that are unduly hostile, threatening, illegal or similarly inappropriate or unsuitable, that are conclusory or vague in nature, or that are surveys, junk mail, resumes, service or product inquiries or complaints, or business solicitations or advertisements, generally will not be forwarded to any director unless the director otherwise requests or the General Counsel determines otherwise.

Website Disclosures

NextEra Energy will disclose the following matters, if such matters should occur, in the Corporate Governance portion of the Investor Relations section of its website at www.nexteraenergy.com/investors/governance.shtml:

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any contributions by NextEra Energy to tax exempt organizations of which a director of the Company serves as an executive officer if the contributions exceeded the greater of $1 million or 2% of the organization’s revenues in any single fiscal year during the past three fiscal years; and

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any Board determination that service by a member of the Company’s Audit Committee on the audit committees of more than three public companies does not impair the ability of that individual to serve effectively on the Company’s Audit Committee.

Transactions with Related Persons

Related Person Transactions Policy

NextEra Energy maintains a written Related Person Transactions Policy (the “Policy”) that was adopted by the Board in 2007 and amended in February 2012. All Related Person Transactions covered by the Policy are subject to review and approval by the Governance & Nominating Committee. For purposes of the Policy, Related

Person Transactions generally are transactions, arrangements or relationships or a series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which the aggregate amount involved exceeds $120,000, in which NextEra Energy, including any of its subsidiaries, was, is or will be a participant and in which any Related Person had, has or will have a direct or indirect material interest. An indirect interest includes, among other types of interests, an interest held by or through any entity in which any Related Person is employed or is a partner or principal or serves in a similar position or in which such Related Person has a 10% or greater beneficial ownership interest. Related Persons under the Policy are executive officers, directors and nominees for director of NextEra Energy, any person who is known to NextEra Energy to be the beneficial owner of more than 5% of any class of NextEra Energy’s voting securities (a “Related Shareholder”), and any immediate family member of any of the foregoing persons. The Policy generally is applied in a manner consistent with the requirements of the SEC’s rule relating to the disclosure of transactions with related persons and encompasses review and approval of transactions required to be disclosed by NextEra Energy in accordance with that rule.

In considering whether to approve a Related Person Transaction, the Governance & Nominating Committee (or its Chair, to whom authority has been delegated under certain circumstances) considers such factors as it (or the Chair) deems appropriate, which may include: (1) the Related Person’s relationship to NextEra Energy and interest in the transaction; (2) the material facts of the proposed Related Person Transaction, including the proposed value of such transaction or, in the case of indebtedness, the principal amount that would be involved; (3) the benefits to NextEra Energy and its shareholders of the Related Person Transaction; and (4) an assessment of whether the Related Person Transaction is on terms that are comparable to the terms available to an unrelated third party.

The Policy provides for standing approval for certain categories of Related Person Transactions without the need for specific approval by the Governance & Nominating Committee. These categories include (1) certain transactions with other companies where the Related Person’s only relationship is as an employee (other than an executive officer), partner or principal, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the other company’s gross annual revenues in its most recently completed fiscal year, and (2) charitable contributions, grants or endowments by NextEra Energy to charitable organizations, foundations or universities with which a Related Person’s only relationship is as an employee (other than an executive officer) or a trustee, if the aggregate amount involved does not exceed the lesser of $500,000 or 2% of the charitable organization’s total annual receipts in its most recently completed fiscal year.

Related Person Transactions in 2011

In filings with the SEC, BlackRock, Inc., a global provider of investment, advisory and risk management solutions (“BlackRock”), reported beneficial ownership of more than 5% of NextEra Energy’s outstanding common stock as of December 31, 2010 and December 30, 2011, and therefore was a Related Shareholder under the Related Person Transactions Policy described above for 2011. In 2011, following, and by virtue of, its acquisition of Barclays Global Investors, NA (“BGI”) in late 2009, BlackRock provided investment management services to the NextEra Energy, Inc. Employee Pension Plan and the NextEra Energy Point Beach, LLC Non-Qualified Decommissioning Trust for the Point Beach Nuclear Plant Units (“Point Beach Decommissioning Trust”) under agreements entered into with BGI prior to its acquisition by BlackRock. NextEra Energy believes that the terms of the agreements are comparable to the terms available to an unrelated third party under the same or similar circumstances. For such investment management services in 2011, BlackRock received fees of approximately $153,000 from the pension plan and approximately $916,000 from the nuclear decommissioning trust. In addition, subsidiaries of NextEra Energy invest some of their cash balances with money market funds managed by BlackRock or its affiliates. NextEra Energy estimates that investment management fees paid by its subsidiaries to these funds for 2011 totaled approximately $80,000. In accordance with the Related Person Transactions Policy, these relationships and transactions have been reviewed and approved by the Governance & Nominating Committee.

In filings with the SEC, State Street Corporation, a financial holding company which provides a broad range of financial products and services to institutional investors worldwide (“State Street”), reported beneficial ownership of more than 5% of NextEra Energy’s outstanding common stock as of December 31, 2011, and therefore was a Related Shareholder under the Related Person Transactions Policy described above for 2011. In 2011, State Street provided investment management services to the NextEra Energy, Inc. Employee Pension Plan, the NextEra Energy, Inc. Retiree Benefits Plan, the Point Beach Decommissioning Trust, the Seabrook Nuclear Decommissioning Financing Fund and the Florida Power & Light Company Qualified Decommissioning Trust for Turkey Point and St. Lucie Nuclear Plants. NextEra Energy believes that the terms of the agreements are comparable to the terms available to an unrelated third party under the same or similar circumstances. For such investment management services in 2011, State Street received fees of approximately $55,000 from the pension plan and approximately $360,000 in the aggregate from the three nuclear decommissioning trusts, while State Street paid the retiree benefits plan approximately $2,400 due to securities lending offsets. In accordance with the Related Person Transactions Policy, the Governance & Nominating Committee reviewed and approved and ratified these relationships and transactions for 2011 and approved the continuation of the relationships for 2012.

AUDIT-RELATED MATTERS

Audit Committee Report

The Audit Committee submits the following report for 2011:

In accordance with the written Audit Committee Charter, the Committee assists the Board of Directors (“Board”) in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2011, the Committee met nine times, including four meetings where the Committee discussed the interim financial information contained in each quarterly earnings announcement with the chief financial officer, the chief accounting officer and the independent registered public accounting firm prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. The Audit Committee has reviewed any relationships that may affect the objectivity and independence of the independent registered public accounting firm and has satisfied itself as to the firm’s independence. The Committee also discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, resources and staffing. The Committee reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope, and identification of audit risks.

The Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those required to be discussed by PCAOB Standard AU 380, “Communication with Audit Committees,” and those described in Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T, and discussed and reviewed the results of the firm’s audit of the financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2011 with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

In addition, and in accordance with the Audit Committee Charter, the Committee reviewed and discussed with management and the independent registered public accounting firm management’s internal control report, management’s assessment of the internal control structure and procedures of the Company for financial reporting, and the independent registered public accounting firm’s opinion on the effectiveness of the Company’s internal control over financial reporting, all as required to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. These are the responsibilities of the Company’s independent registered public accounting firm and management. In discharging our duties as the Audit Committee, we have relied on (1) management’s representations to us that the financial statements prepared by management have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (2) the report of the independent registered public accounting firm with respect to such financial statements.

Respectfully submitted,

Michael H. Thaman, Chair

Sherry S. Barrat

James L. Camaren

Oliver D. Kingsley, Jr.

William H. Swanson

Fees Paid to Deloitte & Touche

The following table presents fees billed for professional services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), for the fiscal years ended December 31, 2011 and 2010.

	2011	2010
Audit Fees(1)	$4,845,000	$4,236,000
Audit-Related Fees(2)	4,179,000	3,614,000
Tax Fees(3)	254,000	66,000
All Other Fees(4)	40,000	210,000

Total Fees	$9,318,000	$8,126,000

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of NextEra Energy’s and Florida Power & Light’s annual consolidated financial statements for the fiscal year, the reviews of the financial statements included in NextEra Energy’s and Florida Power & Light’s Quarterly Reports on Form 10-Q filed during the fiscal year and the audit of the effectiveness of internal control over financial reporting, comfort letters, consents, and other services related to SEC matters, services in connection with annual and semi-annual filings of NextEra Energy’s financial statements with the Japanese Ministry of Finance, accounting consultations to the extent necessary for Deloitte & Touche to fulfill its responsibility under PCAOB standards and reviews of supplemental schedules.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of NextEra Energy’s and Florida Power & Light’s consolidated financial statements and are not reported under “Audit Fees.” These fees primarily related to audits of subsidiary (non-SEC registrant) financial statements, comfort letters, consents and other services related to subsidiary (non-SEC registrant) financing activities, due diligence pertaining to acquisitions, consultations on accounting standards and on transactions, agreed-upon procedures, attestation services, examinations related to applications for government grants and the pre-implementation review of internal controls related to new systems.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance and tax advice and planning. In 2011, $64,000 of tax fees paid related to tax compliance services and $190,000 related to tax advice and planning services. In 2010, all tax fees paid related to tax compliance services.

(4)	All Other Fees consist of fees for products and services other than the services reported under the other named categories. In 2011, these fees related to training and an assessment of the Company’s record management processes. In 2010, these fees related to training and to reviews of a government grant process and enterprise risk management reporting.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

In accordance with the requirements of Sarbanes-Oxley, the Audit Committee Charter and the Audit Committee’s pre-approval policy for services provided by the independent registered public accounting firm, all services performed by Deloitte & Touche are approved in advance by the Audit Committee, except for audits of certain trust funds where the fees are paid by the trust. Audit and audit-related services specifically identified in an appendix to the pre-approval policy are pre-approved by the Audit Committee each year. This pre-approval allows management to request the specified audit and audit-related services on an as-needed basis during the year, provided any such services are reviewed with the Audit Committee at its next regularly scheduled meeting. Any audit or audit-related service for which the fee is expected to exceed $250,000, or that involves a service not listed on the pre-approval list, must be specifically approved by the Audit Committee prior to commencement of such service. In addition, the Audit Committee approves all services other than audit and audit-related services performed by Deloitte & Touche in advance of the commencement of such work. The Audit Committee has delegated to the Chair of the committee the right to approve audit, audit-related, tax and other services, within certain limitations, between meetings of the Audit Committee, provided any such decision is presented to the Audit Committee at its next regularly scheduled meeting. At each Audit Committee meeting (other than meetings held to review earnings materials), the Audit Committee reviews a schedule of services for which Deloitte & Touche has been engaged since the prior Audit Committee meeting under existing pre-approvals and the estimated fees for those services. In 2011, approximately $9,600 of services included in the All Other Fees category (0.1% of Total Fees, and 24% of All Other Fees, paid to Deloitte & Touche in 2011) were approved by the Audit Committee after the services were rendered, in accordance with Rule 2-01(c)(7)(i)(C) of Regulation S-X (which provides a waiver of the otherwise applicable pre-approval requirement under certain conditions). In 2010, no services provided to NextEra Energy or Florida Power & Light by Deloitte & Touche were approved by the Audit Committee after services were rendered pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X.

The Audit Committee has determined that the non-audit services provided by Deloitte & Touche during 2011 and 2010 were compatible with maintaining that firm’s independence.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

This compensation discussion and analysis explains NextEra Energy’s 2011 executive compensation program for the executive officers named in Table 1a: Summary Compensation Table (“named executives,” “named executive officers” or “NEOs”). The material elements of the executive compensation program also apply to NextEra Energy’s other executive officers. Please read this discussion and analysis together with the tables and related narrative about executive compensation beginning on page 63 of this proxy statement.

Executive Summary

NextEra Energy has a strong pay for performance philosophy. The following summarizes the fundamental objective and key elements of the Company’s executive compensation program, and describes the Company’s total shareholder return (“TSR”) over 1, 3, 5 and 10 years, selected NextEra Energy 2011 financial and operational results and other 2011 executive compensation highlights.

Objective and Key Elements of Executive Compensation Program

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The fundamental objective of NextEra Energy’s executive compensation program is to motivate and reward actions that the Compensation Committee believes will increase long-term shareholder value. The program is designed to retain, motivate, attract, reward and develop high-quality, high-performing executive leadership whose talent and expertise should enable the Company to create long-term shareholder value.

➢

Each named executive’s total direct compensation opportunity is set with reference to two groups of benchmarked companies, representing the broad competitive labor market from which NextEra Energy draws its executive talent and with which it must compete for that talent. This opportunity is then allocated over several forms of compensation, the combination of which is designed to support the goals of value creation and executive retention.

➢

All NEOs’ compensation includes a significant direct element of equity compensation, including stock options and performance-based restricted stock, supported by robust ownership requirements, that immediately links executive financial success to shareholder value creation. A portion of each NEO’s equity compensation opportunity is awarded in the form of performance shares, also subject to ownership requirements, which are paid based on sustained Company performance against financial and operational metrics. The Compensation Committee has chosen a broad mix of metrics in order to ensure against over-focus on any one or two aspects of the business that might lead to compromising longer term shareholder value creation.

➢

Wherever practical, performance against financial and operational metrics is measured relative to industry performance. If NextEra Energy performs above industry benchmarks, payouts to the NEOs will be above their targeted amounts; conversely, performance below industry benchmarks will lead to NEO payouts below targeted amounts. In recent years, the Company has generally delivered top quartile performance overall within its industry, and, as a consequence, payouts to the NEOs have generally been somewhat above the NEOs’ target opportunities. However, actual performance has varied and will vary, and, if NextEra Energy’s competitive performance should drop below industry norms, payouts to the named executives would also drop.

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The principal financial metrics are adjusted return on equity and adjusted earnings per share growth, both measured over a period long enough to encompass the typical up-and-down cycles expected in the power industry. The Compensation Committee believes that, if NextEra Energy sustains better-than-average performance on these measures over the course of the industry business cycle, it will, other things being equal, have the best chance of outperforming its peer companies and delivering shareholder value creation.

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The operational metrics chosen by the Compensation Committee are more specific to the industry and the businesses in which the Company competes. Again, however, they are chosen because the Committee believes that sustained superior performance on these measures will, over time, lead to value creation for shareholders. For FPL, the metrics focus heavily on measures of cost, reliability and customer satisfaction, in the belief that long term delivery of value to customers is essential for business success. For NextEra Energy Resources, the metrics typically reflect objectives necessary to create the preconditions for superior adjusted return on equity and adjusted earnings per share growth. The Compensation Committee also includes a certain number of compliance-oriented objectives, to reinforce the importance of strict compliance with applicable laws and regulations.

➢	Another part of the NEOs’ total compensation opportunity is in the form of an annual cash incentive, paid based on performance against the metrics described above in the year under consideration.

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The Company also provides a competitive base pay and other benefits package to the NEOs, though this portion is generally a smaller fraction of the total opportunity than for the benchmarked peer group.

Pay for Performance

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In implementing its pay for performance philosophy, the Compensation Committee focuses on those elements of Company performance most directly affected by decisions and strategies implemented by, and under the control of, the named executive officers. In this context, the Compensation Committee and Board regularly monitor NextEra Energy’s TSR as compared to the TSR of the S&P 500 Electric Utilities Index and the S&P 500.

➢

Consistent with the Company’s philosophy of seeking superior returns over the long term and with its belief that the Company operates in industry and economic cycles that generally have lasted from 7 to 10 years, the Compensation Committee’s primary focus is on the Company’s 10-year TSR as compared to the relevant indices, with additional focus on the 5-year TSR. The Company does not seek to adjust its business mix in reaction to cyclical effects; rather, it seeks superior competitive performance in each business in which it operates measured over the full length of the appropriate cycle.

➢

During the last four years, the trends affecting the Company’s businesses have included a significant decline in commodity prices and a shift in investor risk preferences in favor of more heavily regulated utilities. These trends continued through the end of 2011. For the one-year period ended December 31, 2011, the Company performed slightly better than its electric utility peers and outperformed the S&P 500 TSR benchmark, while for the three-year period ended December 31, 2011, the Company has outperformed its electric utility peers but underperformed relative to the S&P 500 TSR benchmark. Measured over the longer periods of 5 and 10 years, which encompass both rising and falling commodity prices and periods of changing risk preferences, NextEra Energy has outperformed both its electric utility peers and the S&P 500 TSR benchmarks, as set forth in the chart below.

NextEra Energy Total Shareholder Return Through 12-30-11 vs. S&P 500 Indices

	1-year TSR	3-year TSR	5-year TSR	10-year TSR
NextEra Energy	21.9%	35.7%	32.9%	208.7%
S&P 500 Electric Utilities Index, total return	21.1%	29.5%	18.2%	128.6%
S&P 500, total return	2.1%	48.6%	-1.2%	33.3%

➢

During the five-year period ended December 31, 2011, the chief executive officer’s target total direct compensation grew 16.1%. Over the same period, the Company delivered a TSR of 32.9%, or 14.7 percentage points greater than the S&P 500 Electric Utilities Index total return of 18.2% and 34.1 percentage points greater than the S&P 500 total return of -1.2%.

➢

Consistent with the Compensation Committee’s and the Company’s pay for performance philosophy, 86% of the chief executive officer’s total compensation opportunity is performance-based (comprised of an annual incentive, performance shares, performance-based restricted stock and stock options), and a significant portion of each of the other named executives’ compensation is performance-based.

Selected 2011 Financial and Operational Results

➢	2011 financial and operational performance highlights for NextEra Energy and its principal subsidiaries include:

NextEra Energy:

•	reported Company-record adjusted earnings[1] of $1.84 billion and adjusted earnings per share[1] of $4.39 in 2011, compared with $1.78 billion, or $4.30 per share, in 2010

•	1 year TSR of 21.9%

•	best-ever safety performance

•	raised a Company-record $7.2 billion of capital, including $3.9 billion of project financing, and $400 million of tax equity

•	ranked America’s most admired electric and gas utility by Fortune Magazine for the fifth year in a row in 2011 and the sixth year in a row in 2012

•	named one of the world’s most ethical companies by Ethisphere Magazine for the fifth year in a row in 2011

•	named to Dow Jones Sustainability Index for the third straight year

FPL:

•	earned a return on equity of 11.0% and increased net income by 13% as compared to 2010

•	top decile performance in operations & maintenance expense (on a per customer basis)

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top decile performance in fossil generation equivalent forced outage rate (the hours of unit failure, measured by unplanned outage hours and equivalent unplanned derated hours, given as a percentage of the total hours of availability of an electricity generating unit) and top quartile performance in fossil generation availability

•	best-ever safety performance

•	no significant environmental violations

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top quartile performance in J.D. Power and Associates rankings for overall customer satisfaction, customer service, price, communications and corporate citizenship as judged by residential customers of all large utilities nationally

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only utility to have been recognized for eighth consecutive year by PA Consulting Group with its ServiceOne Award for exceptional customer service, which encompasses nearly all functional areas in customer service, including the contact center, billing, payment, revenue protection, credit and collections, meter reading and safety

[1]	This measure is not a financial measure calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See Appendix A to this proxy statement for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

NextEra Energy Resources:

•	signed power purchase agreements for company-record 1,912 megawatts of wind generation and company-record 545 megawatts of solar generation

•	added 379 megawatts of wind generation assets

•	top decile, best-in-class and best ever fossil and hydro operations, with equivalent forced outage rate of 0.9%

•	top decile overall equivalent forced outage rate of entire fleet of 2.15%

•	continued growth in solar and Canadian wind development, gas infrastructure and transmission businesses

•	successfully completed Point Beach nuclear plant extended power uprates

•	no significant environmental violations

Other Highlights

➢

In connection with the management succession described at the end of this Compensation Discussion & Analysis, and subject to the Company’s compliance with certain conditions, the current chairman and chief executive officer, who will transition to the role of executive chairman on July 1, 2012, has waived his rights under his retention agreement to receive any payments or other benefits as a result of, or in connection with, a change in control or a potential change in control of the Company, including, without limitation, payment of cash severance, accelerated vesting and payout of equity awards, and excise tax gross-up payments. The successor chief executive officer will not have an employment agreement.

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In March 2012, the 2011 LTIP was amended to prohibit all share recycling and to provide that awards of stock options and SARs will, subject to a de minimis exception, have a minimum full vesting period of three years.

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In March 2012, the Company’s Stock Retention Policy was amended to provide that all of the named executive officers (among other officers) must retain all shares of restricted stock which vest after that date for a minimum of 24 months (net of shares used to pay taxes).

➢

In March 2012, the Board adopted an incentive compensation recoupment, or “clawback,” policy which provides for recoupment of incentive compensation granted after policy adoption from current and former executive officers in the event of the occurrence of either of the following triggering events: (1) a decision by the Audit Committee that recoupment is appropriate in connection with an accounting restatement of the Company’s previously published financial statements caused by what the Audit Committee deems to be material non-compliance by the Company with any financial reporting requirement under the federal securities laws; or (2) a decision by the Compensation Committee that one or more performance metrics used for determining previously paid incentive compensation was incorrectly calculated and, if calculated correctly, would have resulted in a lower payment to one or more executive officers.

➢

The Company’s 2011 results, as measured by the financial matrix and operational performance goals established under the Annual Incentive Plan, were generally superior to industry average, though not as good as the Company’s 2010 results. Therefore, the NextEra Energy performance rating under the Annual Incentive Plan, determined as described on page 50, was lower than in 2010, and the annual incentives paid to the named executive officers were lower than those paid in 2010.

➢

In October 2011, the Compensation Committee reviewed and discussed the results of the nonbinding shareholder advisory vote (a “say-on-pay vote”) held during the 2011 annual meeting of shareholders on named executive officer compensation. The Committee noted that 94.7% of those voting (exclusive of abstentions) voted “FOR” the Company’s compensation of its named executive officers. The Committee considered this vote to be supportive of the Company’s executive compensation program, and the Committee adhered to the program in making compensation decisions for 2012.

➢

The Company reported in May 2011 that, taking into account the views of its shareholders as expressed at the 2011 annual meeting of shareholders, it would hold say-on-pay votes every year until it next holds a non-binding shareholder advisory vote on the frequency with which the Company should hold future say-on-pay votes.

➢	The independent Compensation Consultant is retained directly by, and reports to, the Compensation Committee, and does not provide any services to the Company or its management.

➢

In October 2011, the Company’s Securities Trading Policy was amended to prohibit, rather than strongly discourage, the hedging of NextEra Energy stock. The pledging of NextEra Energy securities as collateral is also prohibited, except in very limited circumstances that must be approved by the Company’s General Counsel.

➢

The stock ownership requirement for the chief executive officer is seven times his base salary. As of March 1, 2012, the chief executive officer actually held NextEra Energy common stock valued (as of that date based on the closing price on the NYSE) at approximately 35 times his 2011 base salary. The stock ownership requirement for the other named executives is three times base salary. As of March 1, 2012, the other NEOs actually held NextEra Energy common stock valued (as of that date based on the closing price on the NYSE) at between 6 times and 24 times their respective 2011 base salaries.

➢

In February 2012, the Compensation Committee reviewed management’s analysis of the Company’s compensation program risks and mitigation of those risks, as well as the Company’s ongoing compensation risk management process.

Executive Compensation Objective and Considerations

The fundamental objective of NextEra Energy’s executive compensation program is to motivate and reward actions that the Compensation Committee believes will increase long-term shareholder value. Through program design and operation, the Compensation Committee seeks to encourage prudent risk taking by the NEOs without establishing incentives for “swing for the fences” behavior. The named executives and other executive officers play a critical role in NextEra Energy’s ability to create value, and it is in shareholders’ interests that their compensation be structured to encourage desired behaviors in order to achieve desired outcomes. The Compensation Committee and the Board believe that it is in the best interest of the Company, its shareholders and its important non-shareholder interest groups (such as customers and employees) to have highly talented, able, highly motivated and high-performing leaders who can sustain and improve upon the Company’s strong performance and manage the Company appropriately in all economic circumstances.

In making executive compensation decisions, the Compensation Committee considers the following general and industry-specific factors:

General Considerations

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Executive compensation is material to NextEra Energy insofar as it potentially or actually affects executive behavior. The actions of the executive officers, both individually and as a group, are extremely important in shaping business outcomes in both the short and the long term, and long-term results by definition cannot be precisely determined in the short term. Therefore, it is important to strike a balance between rewarding short-term financial results and rewarding behaviors that are believed to lead to desired results over time.

•

The actions of the NEOs and other executive officers have an effect not only on results that can be readily measured (e.g., performance indicators), but also on other important subjective variables, including cultural values. Consequently, a focus on objective indicators, while important, must be balanced by other, subjective considerations.

•

Proven, capable senior leaders who know the Company, have continuity with recent industry and Company experience, are of high character and have a track record of success are extremely valuable. Those individuals are attractive to competitors and have many other opportunities available to them, both in public companies and in other sectors of the economy. The cost of locating or developing alternative executives, whether internally or through external recruiting, is high.

•	The leadership of a large, complex organization such as NextEra Energy depends critically upon effective teamwork at the executive officer level, as well as on individual capability.

•

Individuals vary in the value they place on specific compensation elements, but the Company believes in general that the highest value is placed on immediately-available, cash compensation. The use of vesting over time and stock ownership requirements, for example, to promote certain behaviors may also reduce the named executive’s perception of the value of the reward. The Company seeks to balance the value of each compensation element to the Company against the named executive’s perceived value of that element.

•

Individuals generally prefer a clear understanding of the factors that will determine their compensation. However, a strictly formulaic approach can lead to undesired behaviors. The Company seeks to provide clarity, to ensure that named executives are focused on the key drivers of success, while also retaining flexibility to recognize particular circumstances.

•	No compensation system can be perfect, and every system, if rigidly applied, can have unintended consequences. Therefore, judgment in application is important.

•

Frequent change in the fundamental structure of compensation programs is undesirable and demotivating to all employees, including executive officers. Therefore, the Company believes that a compensation structure applied fairly, consistently and with the application of judgment over a period of time will be more likely to produce desired long-term results than a compensation structure that often undergoes significant change.

Industry and NextEra Energy-Specific Considerations

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NextEra Energy’s principal businesses are highly capital-intensive, with long-lived assets. Major, largely irreversible decisions affecting the long-term future of the business are a constant part of decision-making. It is difficult in the short term to measure precisely the effect that good and bad decisions in these areas will have on long-term business prospects. The Company seeks to encourage executive officers to make decisions that are designed to support long-term value creation, which often require substantial capital expenditures, the avoidance of which would otherwise result in higher short-term financial results. As a result, the Company’s choice of performance objectives, as well as the specific values chosen as goals, may change from year to year.

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NextEra Energy’s rate-regulated utility subsidiary, FPL, is a high-performing utility operating in a service territory where it must, among other things, manage regulatory, environmental and weather-related challenges. NextEra Energy’s competitive energy subsidiary, NextEra Energy Resources, among other things, must manage growth, intense competition, changing technologies, environmental and market rules and regulations, the complexity of the various types of generation it operates and the use of derivatives for risk management. The complexity of its principal businesses requires NextEra Energy to attract, develop and retain executive officers with strong business acumen and commercial skills, which may not have been necessary to run a “traditional utility” business years ago but are required in light of the Company’s current strategy and circumstances.

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NextEra Energy operates in a highly regulated industry, where current actions and reputation can have long-lasting effects, both positive and negative. The Company believes that it is important that executive officers support and promote the development of cultural values that recognize other non-shareholder interests, including those of customers, regulators and employees, and the potential effect of those interests on shareholder value. It uses the flexibility of the compensation program to support this goal. This may be reflected in a number of ways, including: (1) through the inclusion of non-financial performance indicators, such as customer satisfaction ratings, in assessing performance; (2) through the particular goals established for certain financial indicators; and (3) through the judgment of the Compensation Committee in assessing individual and overall performance relative to a particular set of indicators.

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Each year, NextEra Energy’s management undertakes a number of initiatives designed to support long-term value creation, the success or failure of which cannot be precisely measured at the time. The Company believes it is important to provide appropriate incentives for such activities and frequently reflects more important initiatives through the inclusion of qualitative factors in goal setting. The Compensation Committee applies its business judgment in the inclusion of such factors in the Annual Incentive Plan, which affects multi-year performance programs, and in the qualitative assessment of the degree of achievement of results deemed likely to promote long-term shareholder value.

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NextEra Energy’s strategy is based in part on the belief that long-term superior performance in its industry generally will come from the relatively steady accumulation of moderate gains relative to its competition, rather than by concentrating on one or two large-scale opportunities. The Compensation Committee factors this into the balance it seeks to strike among the elements of compensation, and in particular it seeks to encourage prudent risk taking without establishing incentives for excessively risky behavior.

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NextEra Energy’s approach to communications with investors is based on transparency of expectations—that is, the Company seeks to communicate to investors the material drivers of expected future performance as they are known to management at any given time. To promote this, the Compensation Committee believes it is important to align internal and external expectations, and therefore the key drivers of the Company’s annual financial plan are reflected in the executive compensation program.

Elements of Executive Compensation

Focus on Total Compensation Opportunity

The Compensation Committee used its business judgment to set each NEO’s total compensation opportunity for 2011 and each compensation element based on its integrated assessment of a series of factors, including competitive alternatives, individual and team contribution and performance, corporate performance, complexity and importance of role and responsibilities, position tenure, leadership and growth potential and the relationship of the named executive’s pay to the pay of NextEra Energy’s other executive officers. See page 23 of this proxy statement for a discussion of the Compensation Committee’s processes.

There are no material differences in NextEra Energy’s compensation policies or the way in which total compensation opportunity is determined for any named executive. Since the CEO has substantially greater duties, responsibilities and accountabilities than any other named executive, and the competitive market for chief executive officers is substantially more competitive than the markets for other executive officers, Mr. Hay’s 2011 total compensation opportunity, including all elements of his compensation, was higher than the opportunities available to other named executives. As noted below, a greater proportion of Mr. Hay’s 2011 total compensation opportunity was comprised of elements other than base pay, and was therefore variable.

Pay for Performance

The Company believes that a significant portion of each NEO’s total compensation opportunity should be performance-based, reflecting both upside and downside potential, and that the higher the executive’s level, the greater the proportion of total compensation which should vary based on performance. The following pie charts illustrate how this philosophy was reflected in the 2011 total compensation opportunities set for the NEOs:

Because such a high proportion of total compensation is variable and based on performance for the named executives, and because the Company generally targets top quartile or better performance (as compared to the performance of its peers on the specified goals, based on internal reviews of publicly-available information and information provided by consultants and industry associations), NextEra Energy believes that the named executives’ total compensation opportunity should be higher than it otherwise would be if a lesser proportion were variable and the Company were targeting lower performance.

Resources

The Compensation Committee primarily used the following resources to aid in its determination of 2011 total compensation opportunity for each named executive:

➢

“tally sheets” and “walk-away charts”—The Committee reviewed “tally sheets” which included all elements of NEO compensation. The tally sheets were used both to inform the Compensation Committee’s decisions about 2011 total compensation opportunity and as a check to ensure that the Committee saw the full value of all elements of named executives’ annual compensation, both as opportunity and as actually realized. The Compensation Committee also reviewed “walk-away” charts. These charts set forth the aggregate amount each NEO would “walk away” with upon employment termination. The Committee used this tool to review and discuss the actual results of its compensation decisions.

➢

reviews by the CEO—The Committee reviewed and discussed with the CEO (for all NEOs other than himself) such factors as individual and team contribution and performance (measured against the scope and responsibilities of each named executive’s position), complexity and importance of role and responsibilities, position tenure and leadership and growth potential. The CEO made recommendations to the Compensation Committee with respect to the 2011 total compensation opportunity of the other named executives, based in part on each NEO’s attainment in 2010 of individual performance objectives, as well as on the CEO’s assessment of the executive officer’s professional competency in the areas of analysis and problem solving, commercial and professional skills, communications, integrity and compliance, leadership and process/project management.

➢

consultations with the Compensation Consultant—For the CEO, the Compensation Committee, with the assistance of its Compensation Consultant, performed its own review and assessment of factors such as individual and team contribution and performance, leadership, strategic perspective, integrity and management of key external relationships.

➢	pay for performance assessment—In advance of the Compensation Committee’s initial determinations about 2011 executive compensation, in October 2010, at the direction of the

Compensation Committee, the Compensation Consultant provided a detailed pay-for-performance analysis of the alignment between the chief executive officer’s pay and Company performance, and concluded that the pay of the Company’s chief executive officer was very well aligned to Company performance over both the short and long term. Over the five-year period analyzed, the Company performed in the top quartile relative to its energy services industry peers, while realizable pay was commensurate with NextEra Energy’s relative performance and size. See the discussion beginning on page 23 of this proxy statement for additional information about the role of the Compensation Consultant.

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market comparisons—The Compensation Committee considered the competitive market for comparable executives and compensation opportunities provided by comparable companies. The primary effect of competition for executive talent is on the aggregate level of the total compensation opportunity available to the NEOs. NextEra Energy believes that it is critical to the Company’s long-term performance to offer its executive officers compensation opportunities broadly commensurate with their competitive alternatives, which may vary from individual to individual and which may extend beyond equivalent positions in the Company’s industry or at other publicly traded or similarly-situated companies.

With respect to all NEOs other than Mr. Nazar: The Company obtained market comparison information for all named executive officers other than Mr. Nazar (whose compensation is discussed below) from reviews of available information about a peer group comprised of a set of companies from the energy services industry and a set of companies from general industry. These companies were chosen by the Compensation Committee with input from executive officers (including the CEO) and the assistance of the Compensation Consultant. The Compensation Committee used its business judgment in developing the appropriate peer group, and believes that the use of companies from both the energy services industry and from general industry was appropriate because the Company’s executive officers come from both within and outside of the Company’s industry (all the NEOs other than Messrs. Nazar and Olivera were recruited from outside the Company’s industry), and their opportunities for alternative employment are not limited to other energy or utility companies.

For 2011, the Compensation Committee conducted a review of the companies comprising the Company’s 2010 peer group based on the following criteria:

For energy services industry companies:

•	publicly-traded companies with a strong United States domestic presence;

•	classified with a Standard Industrial Classification (“SIC”) code similar to the Company’s SIC code;

•	annual revenue greater than $1 billion;

•	a potential source of executive talent; and

•	included in an executive compensation survey database provided by a third party.

For general industry companies:

•	publicly-traded companies with a strong United States domestic presence;

•	in the Fortune 500;

•	considered highly reputable and highly regarded for operational excellence, product/service leadership or customer experience;

•	sustained revenues between 50% and 200% of the Company’s revenues;

•	fewer than 150,000 employees;

•	either heavily industrialized, highly regulated or a producer of consumer staples;

•	in industries which may be potential sources of executive talent;

•	no unusual executive pay arrangements;

•	included in an executive compensation survey database provided by a third party; and

•	contribute to diversity of industry representation in this segment of the peer group.

All energy services industry companies and general industry companies included in the Company’s 2010 peer group met these criteria and were retained by the Compensation Committee for the 2011 peer group.

The executive compensation programs of the following companies were reviewed as market comparators for 2011:

Energy Services Industry	General Industry
Allegheny Energy, Inc.	Air Products and Chemicals, Inc.
American Electric Power Company, Inc.	Alcoa Inc.
Consolidated Edison, Inc.	Anadarko Petroleum Corporation
Constellation Energy Group, Inc.	CIGNA Corporation
Dominion Resources, Inc.	Colgate-Palmolive Company
Duke Energy Corporation	Devon Energy Corporation
Edison International	E. I. du Pont de Nemours and Company
Entergy Corporation	Eaton Corporation
Exelon Corporation	Emerson Electric Co.
FirstEnergy Corp.	Fluor Corporation
PG&E Corporation	General Dynamics Corporation
Progress Energy, Inc.	Hess Corporation
Public Service Enterprise Group Incorporated	Kellogg Company
Sempra Energy	Murphy Oil Corporation
The Southern Company	Principal Financial Group, Inc.
Xcel Energy Inc.	Schlumberger Limited
SunTrust Banks, Inc.
Texas Instruments Incorporated
Union Pacific Corporation
Waste Management, Inc.
Xerox Corporation

Although the Compensation Committee did not target specific total compensation levels relative to industry norms (a so-called “percentile” approach), it generally reviewed peer company data at the 50th percentile for the general industry companies and the 75th percentile for the energy services industry companies. The Committee believed these levels were appropriate because:

•	it is the Company’s practice to make a relatively high portion of each NEO’s compensation performance-based (i.e., at risk) as compared to its peers;

•	the Company’s operations are generally more complex and of a greater size than those of its energy services industry peer companies; and

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the Company’s 2010 market capitalization, net income and 3-year and 5-year adjusted earnings per share growth were at or above the 50th percentile of its general industry peer companies and at or above the 75th percentile of its energy services industry peer companies.

With respect to Mr. Nazar: The Compensation Committee believes that the most appropriate comparator group for Mr. Nazar, the Company’s Chief Nuclear Officer, is composed of senior nuclear executives at other public companies with significant nuclear generation operations. Therefore, the compensation programs for the senior nuclear officers of Constellation Energy Group, Inc., Dominion Resources, Inc., Exelon Corporation and Entergy Corporation were reviewed as market comparators for Mr. Nazar for 2011. Although the Compensation Committee did not target a specific total compensation level for Mr. Nazar relative to this comparator group, the Committee reviewed the mean of the available compensation data for the senior nuclear officers at the referenced companies.

When making market comparisons, the Compensation Committee, its advisors and the executive officers also considered other statistics as and when they deemed appropriate, including, for example, median performance, data outliers and individual company data.

Compensation Committee review of results of 2011 say-on-pay vote

In October 2011, prior to making determinations about 2012 named executive officer total compensation opportunities, the Compensation Committee reviewed the results of the say-on-pay vote at the 2011 annual meeting of shareholders. The Compensation Committee noted that 94.7% of those voting (exclusive of abstentions) had voted “FOR” the Company’s compensation of its named executive officers. The Committee considered this vote to be supportive of the Company’s executive compensation program, and the Committee adhered to the program in making compensation decisions for 2012.

Pay Mix

Each named executive’s 2011 total compensation opportunity was primarily comprised of a mix of the following compensation elements:

•	base salary;

•	annual performance-based incentive; and

•	longer-term performance-based equity incentives (a mix of stock options, performance-based restricted stock and performance shares).

The Company also seeks to provide competitive personal and retirement benefits for its named executives. The Compensation Committee periodically reviews the Company’s benefits and retirement programs for executive officers and the effect that the Committee’s compensation decisions have on those programs.

When determining the proportion of total compensation that each compensation element constituted in 2011, the Compensation Committee reviewed current market practices and industry trends, taking into consideration the Company’s preference for emphasizing performance-based compensation and de-emphasizing fixed compensation. Within the performance-based compensation category, the Compensation Committee sought to focus the efforts of the named executives on a balance of short, intermediate and long-term goals. In addition, the Compensation Committee considered the named executives’ perception of the relative values of the various elements of compensation and sought input from the CEO and the Compensation Consultant. See the pie charts on page 41 for illustrations of the 2011 target pay mixes set for the NEOs.

Base Pay

NextEra Energy provides its named executives with base pay because the Company recognizes that a fixed amount of cash is an important component of compensation and is highly valued by executive officers. In general, the Company provides the named executives with base pay at levels consistent with those offered by companies in the Company’s peer group. Base pay is established by the Compensation Committee taking into account the nature and responsibilities of the position, the expertise and performance of the named executive over the prior year, the competitiveness of the market for the named executive’s services, the effect that changes in base pay have on certain other compensation components and the recommendations of the CEO (except in the case of his own compensation). No rigid formula is applied; rather, the Compensation Committee exercises its business judgment. Base pay represented a relatively small proportion of 2011 total compensation opportunity (approximately 14% for the CEO and ranging from approximately 19% to 25% for the other NEOs). In general, base pay as a percentage of total compensation opportunity decreases as an executive officer’s level of responsibility increases.

2011 Base Pay for the Named Executives

In 2010, in recognition of general economic circumstances, the base pay of Messrs. Hay, Dewhurst, Robo and Olivera was not increased. In 2011, Mr. Hay’s base pay was increased by $51,740, or 4%, primarily reflecting general economic circumstances and the Company’s superior operating results in 2010, the nature and responsibilities of Mr. Hay’s position, his expertise and performance, the competitiveness of his current pay in relation to his corresponding peer group and the business judgment of the Compensation Committee. Before approving Mr. Hay’s 2011 base pay increase, the Compensation Committee discussed at length such factors as Mr. Hay’s individual performance, Company performance, competitive pay levels and consistency with other Company executives. The Compensation Committee also took into account the effect that a base salary increase would have on other components of compensation, including annual incentive pay, long-term incentive plan grants and retirement benefits.

Mr. Robo’s base pay in 2011 of $873,180 represented a 5% increase, based primarily on the continuing increase in his responsibilities in connection with his role in the Company’s chief executive officer succession plan and his individual performance. Mr. Dewhurst’s base pay in 2011 of $607,494 represented a 3% increase, Mr. Olivera’s base pay in 2011 of $624,807 represented a 2.5% increase, Mr. Pimentel’s base pay in 2011 of $614,710 represented a 5.2% increase, and Mr. Nazar’s base pay in 2011 of $718,552 represented a 4.5% increase, all of which were based on the nature and responsibilities of their respective positions, their expertise and performance, the competitiveness of each NEO’s current pay in relation to his corresponding peer group and the recommendations of the CEO.

Annual Incentive Compensation

General

The Annual Incentive Plan focuses the named executives’ attention on shorter-term attainment of high levels of operating and financial performance. Named executives are eligible for annual incentive compensation based primarily upon the level of achievement, both by the individual officer and the Company, of performance goals established prior to the beginning of each year, as well as on the Compensation Committee’s assessment of individual performance, following consideration of input from the CEO with respect to the named executives other than himself.

Description of the Annual Incentive Plan

For 2011, the Compensation Committee assigned each named executive a target annual incentive, expressed as a percentage of base pay. The chart on page 51 sets forth the dollar value of these targets for the NEOs in 2011.

The Compensation Committee approved for 2011 for purposes of the Annual Incentive Plan a financial performance matrix for all named executives based on the Company’s adjusted earnings per share growth and adjusted return on equity. Adjusted earnings per share and adjusted return on equity are not financial measurements calculated in accordance with GAAP. Adjusted earnings, as defined by NextEra Energy for purposes of the Annual Incentive Plan, are the Company’s consolidated net income, as reported in the audited annual financial statements as determined in accordance with GAAP, excluding the effects of: (1) changes in the mark-to-market value of non-qualifying hedges, (2) other than temporary impairments on investments, (3) extraordinary items, (4) non-recurring charges or gains (e.g., restructuring charges), (5) discontinued operations, (6) regulatory and/or legislative changes and/or changes in accounting principles, (7) labor union disruptions and (8) acts of God such as hurricanes. The Compensation Committee based objectives and measures on adjusted earnings because it believes that adjusted earnings provide a more meaningful representation of the Company’s fundamental earning power than net income calculated in accordance with GAAP. Therefore, the Committee believes that using adjusted earnings best aligns named executives’ motivations with the Company’s strategy and with shareholders’ long-term interests. NextEra Energy also uses adjusted earnings internally for financial planning, for analysis of performance and for reporting financial results to the Board. In addition, the Company uses earnings expressed in this fashion when communicating its earnings outlook to analysts and investors. Adjusted return on equity, as defined by NextEra Energy, is equal to the Company’s adjusted earnings divided by average common shareholders’ equity, expressed as a percentage. Adjusted earnings per share, as defined by NextEra Energy, are equal to the Company’s adjusted earnings divided by weighted average diluted shares outstanding.

The financial performance matrix, which is illustrated below, compares the Company’s adjusted earnings per share growth and adjusted return on equity with annual earnings per share growth and return on equity measures derived from actual annual results of the Standard & Poor’s 500 Utilities Index. For 2011, the Compensation Committee approved the use of a ten-year average (2002-2011) of the Standard & Poor’s 500 Utilities Index to determine the bottom tricile, median and top tricile levels for both the adjusted return on equity and the adjusted earnings per share growth components of the financial performance matrix. To keep the matrix as current as possible, the Compensation Committee approved the use of approximated 2011 data as one of the ten years in the average, using three quarters of actual data plus analysts’ estimates for the full year. The Compensation Committee approved this methodology because it believed it to be generally representative of historical industry performance absent abnormal conditions, centered at the middle of the deemed historical industry performance. The matrix is designed to provide relatively greater rewards if the Company outperforms the indexed measures and relatively lower rewards if it does not. The Compensation Committee approved the use of triciles in the matrix to lessen the effect of atypical peer company results during the actual years used to establish historical industry performance. The numbers in the following matrix set forth the range of possible ratings for corporate financial performance. A “1” indicates overall corporate financial performance at industry average, while higher ratings indicate corporate financial performance superior to industry average, and lower ratings indicate corporate financial performance which lags industry average.

In addition, for all executive officers other than the chief executive officer, the Compensation Committee, after consultation with the chief executive officer, approved multiple operational performance goals at each of the Company’s principal subsidiaries (see Operational Performance Goals, below). In general, the operational performance goals were set at performance levels equal to or above the top quartile of performance in the Company’s industry in prior years, based on internal reviews of publicly-available information and information provided by consultants and industry associations. The Compensation Committee believes that the financial performance matrix, together with the operational performance goals, provided a balanced scorecard of Company performance in 2011. During the year, regular reports were made to the Board about the Company’s performance as compared to the operational performance goals.

In lieu of subsidiary operational performance goals for the chief executive officer, for 2011 the Compensation Committee assessed the CEO’s performance against strategic performance objectives approved by the Compensation Committee for 2011 following discussion with the CEO:

•	Strategic perspective

•	Leadership

•	Integrity

•	Developing and deploying management talent

•	Role as Chairman of the Board

•	Management of key external relationships

•	Additional key objectives agreed upon by the Compensation Committee and the CEO based upon the Company’s budget and strategic plan

Each NEO’s annual incentive compensation under the Annual Incentive Plan is subject to attainment of an adjusted earnings objective for NextEra Energy and to a cap, each of which was set by the Compensation Committee in late 2010. For 2011 performance, the Compensation Committee determined that adjusted earnings for purposes of the objective would be determined in the same manner as described above with respect to the determination of adjusted earnings in connection with the financial performance matrix. Meeting the adjusted earnings objective is a condition to the payment of any annual incentive compensation under the Annual Incentive Plan. If the adjusted earnings objective is met, the actual amount of annual incentive compensation paid is determined, subject to the cap, with reference to the financial performance matrix, the operational performance goals (or, for the CEO, the strategic performance objectives) and the Compensation Committee’s assessment, following consideration of recommendations by the CEO for all executive officers other than himself, of individual performance. For 2011, the adjusted earnings objective for NextEra Energy was $500 million, which the Company exceeded. Accordingly, each named executive’s payout was limited to a maximum of 200% of the executive’s targeted annual incentive.

Subject to the overall cap, the Annual Incentive Plan is not a strictly formulaic plan which would require the Compensation Committee to look at results determined by formula and then exercise discretion to alter the formula-derived results. Instead, the Compensation Committee reviews the Company’s performance compared to the adjusted earnings objective, the financial performance matrix and the operational performance goals, and then exercises its business judgment and discretion to evaluate the individual performance (and business unit or subsidiary performance) of the named executives. The Company has structured the Annual Incentive Plan to meet applicable Internal Revenue Service (“IRS”) criteria to qualify the amounts paid under the plan as “qualified performance-based compensation” in most circumstances. See Tax Considerations for additional information about the role of tax considerations in the Compensation Committee’s determinations.

Financial Performance Matrix

After the end of 2011, the Compensation Committee reviewed the Company’s 2011 performance against the financial performance matrix. The Company’s 2011 adjusted return on equity of 12.3% and adjusted earnings per share growth of 2.1% placed it in the upper middle tricile in the financial performance matrix, indicating performance generally superior to industry average, though not as good as in 2010, when the Company’s performance placed it in the upper right tricile in the financial performance matrix, indicating performance far superior to industry average.

Operational Performance Goals

As a general principle, the Company seeks to set operational performance goals at levels that represent excellent performance, superior to the results of typical companies in NextEra Energy’s industry, and that require significant effort on the part of the executive team. The Company believes that goals that are set too low may fail to result in the best performance attainable, while goals that are set too high can be demotivating. FPL’s typical performance goals are generally equal to or better than the top quartile performers in its industry and NextEra Energy Resources targets earnings growth and profitability goals that are well above utility industry norms (in both cases based on internal reviews of publicly-available information and information provided by consultants and industry associations).

After the end of 2011, the review board assessed whether the operational performance goals had been achieved, exceeded or missed, the degree of difficulty of achieving each goal, and the Company’s performance with respect to each goal as compared to industry performance on the same measure, and arrived at an aggregate determination for the Company’s 2011 performance as compared to the goals, which was that in general such performance exceeded the goals, although some goals were missed. After reviewing and discussing the specific operational performance goals achieved, exceeded or missed, and, to the extent exceeded or missed, by what margin such goals had been exceeded or missed (as set forth in the charts below), the review board concluded that the Company’s overall achievement of the operational performance goals was not as good as it had been the prior year, and therefore assigned a value to the achievement of those goals that was lower than in 2010. The determination of the review board was then presented to the Compensation Committee for consideration and approval, with the Compensation Committee retaining ultimate authority to accept or modify all or any part of the determination of the review board. For 2011, the Compensation Committee reviewed and discussed the review board’s recommendations and the conclusions on which they were based, and determined to accept the recommendations of the review board.

The following charts set forth, for 2011, the operational performance goals and the actual performance achieved, or an assessment of the difficulty of achievement of those performance goals which the Company has determined to be confidential and whether those operational performance goals were met or exceeded, or instead were missed. Assessments which refer to performance as compared to the performance of the Company’s peers are based on internal reviews of publicly-available information and information provided by consultants and industry associations.

Florida Power & Light Company:
Indicator	Goal	Actual	Weight
Operations & maintenance costs (plan-adjusted)(1)	$1,471 million(1)	$1,452 million(1)	40%
Capital expenditures (plan-adjusted)(1)	$3,377 million(1)(2)	$3,709 million(1)
Fossil generation availability(3)	top quartile performance	beat goal—just shy of top decile performance	30%
Nuclear industry composite performance index(4)	aggressive goal	narrowly missed goal
Service reliability—service unavailability (minutes)	within the top quartile (79 minutes)	missed goal –second quartile performance (85.3 minutes)
Service reliability—average frequency of customer interruptions	1.28 interruptions per customer per year (average)	1.24
Service reliability—average number of momentary interruptions per customer	13.4 momentary interruptions per customer per year	13.8
Employee safety—OSHA recordables(5)/200,000 hours	1.47	.97—FPL’s best performance ever	30%
Significant environmental violations	0	0
Customer satisfaction—residential value surveys	aggressive goal	beat goal
Customer satisfaction—business value surveys	aggressive goal	beat goal
Performance under FERC and NERC reliability standards(6)	no significant violations	no significant violations

NextEra Energy Resources:
Indicator	Goal	Actual	Weight
Earnings (plan-adjusted)(1)	$792 million(1)(7)	$714 million(1)	43%
Return on equity	13.6%(7)	12.9%
Meet budgeted cost goals	$1,429 million	$1,385 million
Employee safety—OSHA recordables(5)/200,000 hours	1.15	.72	29%
Significant environmental violations	0	0
Nuclear industry composite performance index(4)	aggressive goal	missed goal
Equivalent forced outage rate(8)	top decile performance	beat goal—top decile performance
Hedged budgeted gross margin for 2012	≥85%	91.5%
Performance under FERC and NERC reliability standards(6)	no significant violations	no significant violations
New North American wind development / acquisitions	700 MW	379 MW	28%
New growth opportunities in solar, gas infrastructure, transmission, and non-wind M&A	aggressive goal	well above goal
Pre-tax income contribution from all asset optimization, marketing and trading activities	aggressive goal	missed goal
Maintain construction of Spain and Genesis solar projects	on schedule and on budget	on schedule and on budget

(1)

Certain of the financial performance indicators used in the Annual Incentive Plan are calculated in a manner consistent with NextEra Energy’s planning and budgeting process and how management reviews its performance relative to that plan, and are not, or do not relate directly to, financial measures calculated in accordance with GAAP. For information about the Company’s results of operations for 2011, as presented in accordance with GAAP, investors should review the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and should not rely on any adjusted amounts or non-GAAP financial measures set forth above. The following explains how the plan-adjusted amounts are calculated from NextEra Energy’s audited consolidated financial statements: (a) FPL operations & maintenance costs (plan-adjusted) is a measure that includes most but not all operations & maintenance expenses and includes certain expenses not classified as operations & maintenance expenses under GAAP but reported for state regulatory purposes as operations & maintenance expenses (material exclusions in 2011 were expenses recovered through cost recovery clauses); (b) FPL capital expenditures (plan-adjusted) are presented on an accrual basis, and exclude nuclear fuel payments and certain costs not classified as capital expenditures under GAAP in the consolidated statement of cash flows but reported for state regulatory purposes as capital expenditures; and (c) NextEra Energy Resources’ earnings (plan-adjusted) exclude (i) the mark-to-market effect of non-qualifying hedges, (ii) net other than temporary losses on securities held in NextEra Energy Resources’ nuclear decommissioning funds, (iii) the loss on certain gas-fired generation assets sold in 2011 and (iv) impairment charges related to certain wind and fossil generation projects and wind development costs.

(2)	Dollar amount of capital expenditures goal increased in mid-2011 to match Board-approved additional capital expenditures.

(3)	“Fossil generation availability” measures the amount of time during a given period that a power generating unit is available to produce power.

(4)	The “nuclear industry composite index” referenced is the Institute of Nuclear Power Operations, or INPO, index. INPO promotes the highest levels of safety and reliability in the operation of commercial nuclear power plants by establishing performance objectives, criteria and guidelines for the nuclear power industry and conducting regular detailed evaluations of all nuclear power plants in North America. The INPO index is an 18-month rolling average of a nuclear plant’s, and a company’s nuclear fleet’s, performance against operating performance measures.

(5)	“OSHA” is the United States Occupational Safety and Health Administration. An OSHA recordable injury is an occupational injury or illness that requires medical treatment more than simple first aid and must be reported under OSHA regulations.

(6)	“FERC” is the Federal Energy Regulatory Commission and “NERC” is the North American Electric Reliability Corporation.

(7)	Goal increased during 2011 to reflect effect of accounting change that, all else being equal, would have increased plan-adjusted earnings.

(8)	The “equivalent forced outage rate” is computed as the hours of unit failure (unplanned outage hours and equivalent unplanned derated hours) given as a percentage of the total hours of the availability of an electricity generating unit.

2011 Annual Incentive Awards for the Named Executives

Each named executive’s 2011 annual incentive compensation was determined based on a rating (“NextEra Energy performance rating”) derived by combining the Company’s financial performance as measured by the financial performance matrix (weighted 50%) and the Company’s operational performance as compared to the operational performance goals (or the performance scorecard, in the case of the CEO) (weighted an aggregate of 50%, with weights assigned to categories of performance goals, reflecting the relative importance of each of the operational performance goals in any particular year, as indicated in the chart above). The NextEra Energy performance rating for 2011, determined in this manner, was 1.36.

The NextEra Energy performance rating may be adjusted for each named executive by the Compensation Committee based on individual performance. The Compensation Committee uses this aspect of the executive compensation program to reinforce performance expectations with respect to attributes that cannot readily be quantified, such as teamwork, the promotion of appropriate cultural values and leadership development. The individual performance adjustment typically is between 80% and 150%, with 150% being the maximum individual performance factor. The Compensation Committee determines the individual performance factors based on recommendations from the CEO (for all of the named executives other than himself). For the named executives other than the CEO, the 2011 individual performance factor was based primarily upon the intangible factors listed above, as well as each NEO’s performance relative to a set of objectives agreed upon with the CEO at the beginning of the year. For the CEO, the Compensation Committee determines the individual performance factor. The Compensation Committee determined Mr. Hay’s 2011 individual performance factor based on the Committee’s assessment of Mr. Hay’s performance against the strategic performance objectives set for him at the beginning of the year (as described on page 47) and the Company’s overall 2011 performance, including, among other considerations:

•	total shareholder return of 21.9%, as compared to 21.1% for the S&P 500 Electric Utilities and 2.1% for the S&P 500;

•	reported Company-record adjusted earnings[2] of $1.84 billion and adjusted earnings per share[2] of $4.39 in 2011;

•	raised a Company-record $7.2 billion of capital, including $3.9 billion of project financing, and $400 million of tax equity;

•	achieved best-ever safety performance;

•	executed power purchase agreements for company-record 1,912 megawatts of wind generation and company-record 545 megawatts of solar generation;

•	continued to position the Company as a leader in the U.S. clean energy debate;

•	added 379 megawatts of wind generation assets;

•	delivered top decile and Company best-ever fossil and hydro generation operations;

•	FPL frequency of interruptions per customer was the second lowest in company history;

•	FPL customer service continued to have strong performance, earning the ServiceOne Award for the eighth consecutive year;

•	ranked America’s most admired electric and gas utility by Fortune Magazine for the fifth consecutive year in 2011, and achieved the same ranking in 2012;

•	named one of the world’s most ethical companies by Ethisphere Magazine for the fifth consecutive year in 2011; and

•	named to Dow Jones Sustainability Index for the 3rd straight year.

The following illustrates the determination of the 2011 annual incentive for each NEO:

annual incentive =	(NextEra Energy performance rating x individual performance factor) x target annual incentive

The NextEra Energy performance rating multiplied by the individual performance factor is the “Total Performance Factor,” which is a term used in the discussion of performance share awards on page 54.

In years where the Company’s performance is above or substantially above the performance of its peers as evidenced by industry benchmarks, as it was in 2011, the Company expects that annual incentive awards will be paid to the NEOs at a rate exceeding the target rate. For 2011, the NEOs’ annual incentive awards were as follows:

Named Executive Officer	2011 Target Annual Incentive	2011 Annual Incentive Award
Lewis Hay, III	$1,345,240	$2,018,000
Armando Pimentel, Jr.	$430,297	$615,325
Moray P. Dewhurst	$425,246	$578,334
James L. Robo	$698,544	$1,005,903
Armando J. Olivera	$437,365	$625,432
Manoochehr K. Nazar	$502,986	$684,062

The amounts set forth above for the NEOs’ 2011 annual incentive awards are also set forth in the “Non-Equity Incentive Plan Compensation” column (column (g)) in Table 1a: Summary Compensation Table.

[2]	This measure is not a financial measure calculated in accordance with GAAP. See Appendix A to this proxy statement for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

Equity-Based Compensation

General

Equity-based compensation is designed to reward longer-term performance, to retain executives and to more closely align the interests of the Company’s executives with the interests of its shareholders, all of which are intended to support the creation of long-term shareholder value. In general, and consistent with its performance-based compensation philosophy, NextEra Energy’s named executives have a higher proportion of their total compensation comprised of equity-based elements than of cash elements. All equity awards are subject to vesting restrictions, so they are not immediately payable and are at risk of forfeiture until all vesting requirements are met. While all NextEra Energy equity awards are inherently performance-based, the Compensation Committee structures equity grants to named executives to meet IRS criteria for “qualified performance-based compensation.” See Tax Considerations for additional information about the role of tax considerations in the Compensation Committee’s determinations. Under the Company’s Stock Ownership Policy and Stock Retention Policy, NEOs must retain equity valued at a specified multiple of their annual base salaries by the third anniversary of their appointment as NEOs and, until such requirement is met, must retain at least two-thirds of their vested (and, in the case of stock options, exercised) equity compensation, net of shares withheld for taxes (and, in the case of stock options, net of shares tendered to pay all or a portion of the exercise price). All NEOs are in compliance with this requirement. Effective March 16, 2012, all named executive officers must also retain all vested restricted stock (net of shares used to pay taxes) for a period of 24 months after vesting. See Stock Ownership and Retention Policies.

Amendment of 2011 LTIP

On March 16, 2012, the 2011 LTIP was amended to provide that:

•

consistent with the existing 2011 LTIP provision applicable to stock options and other equity grants, if stock appreciation rights (“SARs”) are settled in shares of the Company’s common stock, the gross number of shares subject to such SARs will be deducted from the shares available for issuance under the 2011 LTIP, and will not thereafter be available for grant; and

•	awards of stock options and SARs will, subject to a de minimis exception, have a minimum full vesting period of three years.

Equity Compensation Mix

In 2011, the Compensation Committee awarded a mix of performance shares, non-qualified stock options and performance-based restricted stock to the named executives as a part of their total compensation opportunity. The Compensation Committee awarded each of these types of equity compensation because the Committee believes each rewards shareholder value creation in a different way. Although the value of all forms of equity-based compensation is directly affected by both increases and decreases in the price of NextEra Energy’s common stock, performance shares most directly focus named executives on the multi-year sustained achievement of challenging financial and operational goals, as the number of shares ultimately earned depends upon the level of performance of the Company and the named executive over a three-year performance period. Stock options reward the named executives only if NextEra Energy’s stock price increases and remains above the stock price on the date on which the options were granted. Performance-based restricted stock includes a performance component and is affected by all stock price changes, so its value to named executives is affected by both increases and decreases in the Company’s stock price. Stock options and performance-based restricted stock granted to the NEOs in 2011 vest ratably over three years (subject, in the case of the performance-based restricted stock, to the attainment of performance objectives).

In determining the appropriate mix of equity compensation components, the Compensation Committee primarily considers the following factors:

•	the mix of these components at competitor and peer companies;

•	the perceived value to the NEO of each element;

•	the retention value of each element and other values important to the Company, including, for example, the tax and accounting consequences of each type of award; and

•	the advice of the Compensation Consultant.

After the Compensation Committee uses its business judgment to determine the appropriate mix of equity compensation components, the target award level for each equity-based element is expressed as a percentage of each NEO’s target direct compensation opportunity, which percentage has remained generally stable over the past several years. The target dollar value for each component is converted to a number of shares of equivalent value (estimated present value for stock options). All other things being equal, a higher NextEra Energy common stock price on the date of grant results in the award of fewer shares, and a lower NextEra Energy common stock price results in the award of more shares.

2011 Equity-Based Compensation Awards Mix for the Named Executives

In 2011, the Compensation Committee granted the following mix of equity-based compensation to NextEra Energy’s named executive officers:

	Mix of Equity-Based Compensation Awards(1)
Named Executive Officer	Performance- Based Restricted Stock	Options	Performance Shares
Lewis Hay, III	45%	13%	42%
Armando Pimentel, Jr.	46%	20%	34%
Moray P. Dewhurst	44%	23%	33%
James L. Robo	41%	23%	35%
Armando J. Olivera	42%	22%	36%
Manoochehr K. Nazar	55%	8%	37%

(1)	Calculation of mix percentages based on the grant date present value of each grant as a percentage of each NEO’s total equity-based compensation.

Equity Grant Practices

Equity awards are granted by the Compensation Committee to the named executives each year effective on the date of the Board meeting in mid-February, which is a date that is normally set more than a year in advance of the meeting. The Compensation Committee believes that granting equity in this way is appropriate because the Company typically releases year-end earnings in late January or early February, so all relevant news generally should be available to the market on the grant date.

Equity awards may also be made to new executive officers upon hire or promotion, generally coincident with the date of hire or promotion or the Compensation Committee meeting next following the date of hire or promotion. The Compensation Committee does not seek to time equity grants to take advantage of information, either positive or negative, about the Company which has not been publicly disseminated. The exercise price of options granted is equal to the closing market price of NextEra Energy’s common stock on the effective date of grant.

Performance-Based Restricted Stock

Performance-based restricted stock awards that are granted to NextEra Energy’s named executives are subject to time- and performance-based vesting conditions. Shares of performance-based restricted stock which would otherwise vest in any year strictly upon the passage of time do not vest unless and until the Compensation

Committee certifies that NextEra Energy’s adjusted earnings for the prior year equal or exceed the adjusted earnings objective under the Annual Incentive Plan designated in advance by the Compensation Committee. NextEra Energy’s adjusted earnings exceeded the designated level in 2010, resulting in the vesting of performance-based restricted stock as set forth in the aggregate in Table 4: 2011 Option Exercises and Stock Vested, and in 2011.

In addition, because the Compensation Committee intends for the grant date present value of performance-based restricted stock awards to equal the fair market value of an equivalent number of shares of the Company’s common stock absent the performance and vesting conditions, dividends are paid on performance-based restricted stock awards as and when dividends are paid on the common stock. However, any dividends paid to the named executives on performance-based restricted stock awards granted after January 2007 that do not vest must be repaid by the executive within 30 days following a forfeiture of the award.

See Table 2: 2011 Grants of Plan-Based Awards for information about the performance-based restricted stock awarded to the NEOs in 2011 and the description following that table for information about the material terms and conditions applicable to those performance-based restricted stock awards.

Non-Qualified Stock Option Awards

The Compensation Committee grants non-qualified stock options, rather than incentive stock options, primarily because the tax treatment of non-qualified stock options is more favorable to the Company than the treatment of incentive stock options. The LTIP and the 2011 LTIP both expressly prohibit repricing of awarded options without shareholder approval. See Table 2: 2011 Grants of Plan-Based Awards for information about the stock options granted to the NEOs in 2011 and the description following that table for further information about the material terms and conditions applicable to stock options.

Performance Share Awards

Each named executive is granted a target number of performance shares each year, with the performance period over which the shares may be earned beginning on January 1 in the year of grant and ending three years later (e.g., January 1, 2011 through December 31, 2013). At the end of the performance period, the average of the named executive’s Total Performance Factor (NextEra Energy performance rating times individual performance factor) under the Annual Incentive Plan for the three years in the performance period (with a maximum of 160%) is multiplied by the NEO’s target number of shares to determine the number of shares of NextEra Energy common stock to be issued. The Compensation Committee believes that this is an appropriate way to measure the Company’s long-term performance because it motivates a sustained focus by the NEOs on the operational performance goals that the Committee believes most appropriately correlate with long-term shareholder value creation.

During the performance period shares are not issued, the named executive may not sell or transfer his contingent right to receive performance shares and dividends are not paid. As a consequence, the value of the performance shares on the date of grant is less than the fair market value of the target number of shares. See Table 2: 2011 Grants of Plan-Based Awards for information about the performance shares awarded to the NEOs in 2011, and Table 4: 2011 Option Exercises and Stock Vested for information about the performance shares issued for the three-year performance period which began on January 1, 2009 and ended on December 31, 2011. See also the description following Table 2 for further information about the material terms and conditions applicable to performance shares.

Stock Ownership and Retention Policies

The Company believes it is important for executive officers to accumulate a significant amount of NextEra Energy common stock to align those officers’ interests with those of the Company’s shareholders. NextEra Energy’s named executives (and all other executives) are subject to a stock ownership policy and a stock retention policy. The Company believes these policies strongly reinforce NextEra Energy’s executive compensation philosophy and objectives. At the same time, the Company recognizes that the accumulation of a large, undiversified position in NextEra Energy common stock can at some point create undesired incentives, and it permits its officers some degree of diversification once the target level of holdings is reached.

Under the stock ownership policy, officers are expected, within three years after appointment to office, to own NextEra Energy common stock with a value of a multiple of their base salaries. Shares of NextEra Energy common stock or share units held in NextEra Energy’s employee benefit plans and deferred compensation plan are credited toward meeting this requirement. Shares subject to unexercised options do not count toward the calculation of required holdings. In 2008, the Compensation Committee significantly increased the number of shares which must be owned under the stock ownership policy for the CEO (increased from three to seven times base salary rate) and for senior executive officers (increased from two to three times base salary rate). The current multiples are as follows:

Chief Executive Officer	seven times base salary rate
Senior executive officers	three times base salary rate
Other officers	one times base salary rate

As of December 31, 2011, all named executives owned common stock in excess of the requirement under the stock ownership policy, as shown in the following table:

Named Executive Officer	Required Number of Shares Under Stock Ownership Policy(1)	Shares Owned(2)
Lewis Hay, III	154,677	702,621
Armando Pimentel, Jr.	30,292	51,061
Moray P. Dewhurst	29,936	238,363
James L. Robo	43,028	189,277
Armando J. Olivera	30,789	85,545
Manoochehr K. Nazar	35,409	97,290

(1)	Determined based on the closing price of NextEra Energy common stock of $60.88 on December 30, 2011 (the last business day of 2011), as reported on the NYSE.

(2)	As of December 30, 2011, computed as required under the stock ownership policy, including shares deferred under the Deferred Compensation Plan, phantom shares in the SERP and, for Messrs. Dewhurst and Robo, shares underlying a deferred retirement award under the LTIP.

Under the stock retention policy, until such time as the requirements of the stock ownership policy are met, NextEra Energy expects executive officers to own a number of shares equal to at least two-thirds of shares acquired through equity compensation awards (cumulatively, from date of appointment as an executive officer), determined by dividing the number of shares and share units owned by the number of shares so acquired. Shares subject to options do not count toward the calculation of required retention until the options are exercised.

In addition, in accordance with an amendment to the stock retention policy effective March 16, 2012, all of the named executive officers (among other executive officers) must retain all shares of restricted stock which vest after that date for a minimum of 24 months (net of shares used to pay taxes).

Officers who fail to comply with the retention policy may not be eligible for future equity-based compensation awards for a two-year period. The chief executive officer may approve the modification or reduction of the minimum retention requirements (other than for himself) to address the special needs of a particular officer. No NEO was subject to the Company’s stock retention requirements as of December 31, 2011. Effective as of March 16, 2012, all of the NEOs are subject to the minimum 24 month retention period for vested restricted stock described above.

Benefits

General

NextEra Energy provides its executive officers with a comprehensive benefits program which includes health and welfare, life insurance and other personal benefits. For programs to which employees contribute premiums, executive officers pay the same premiums as other exempt employees. Retirement and other post-employment benefits are discussed below under Post-Employment Compensation. These benefits are an integral part of the total compensation package for named executives, and the aggregate value is included in the information reviewed by the Compensation Committee annually to ensure reasonableness and appropriateness of total rewards. In addition, NextEra Energy believes that the intrinsic value placed on personal benefits by the named executives is generally greater than the incremental cost of those benefits to the Company.

Personal Benefits

NextEra Energy provides its executive officers with personal benefits not generally available to all other employees. In many cases, these personal benefits improve efficiency by allowing the executive officers to focus on their critical job responsibilities and/or increasing the hours they can devote to work. Some of these benefits also serve to better secure the safety of the executive officers and their families. The Compensation Committee and its Compensation Consultant periodically review the personal benefits offered by the Company to ensure that the program is competitive and producing the desired results. The Compensation Committee believes the benefits the Company and the individual derive from these personal benefits more than offset their incremental cost to the Company.

Policy on Tax Reimbursements on Executive Perquisites

In February 2010, the Compensation Committee adopted the NextEra Energy, Inc. Policy on Tax Reimbursements on Executive Perquisites (the “Perquisite Gross-up Policy”). Under the Perquisite Gross-up Policy, the Company does not provide tax reimbursements on perquisites to the named executives. The Company may, in circumstances where the Compensation Committee deems it appropriate, provide tax reimbursements as part of a plan, policy or arrangement applicable to a broad base of management employees of the Company, such as a relocation or expatriate tax equalization policy.

See footnote 2 to Table 1b: 2011 Supplemental All Other Compensation for a description of the personal benefits provided to the named executives for 2011.

Use of Company-Owned Aircraft

Company aircraft are available to the named executives, as well as other employees and directors, for business travel, which includes, in the judgment of the Company’s Governance & Nominating Committee, travel by NEOs to Company-approved outside board meetings and travel in connection with physical examinations. Among other things, business use of the aircraft by executives maximizes time efficiencies, provides a confidential environment for business discussions and enhances security.

NextEra Energy permits limited non-business use of Company aircraft by named executives when that use does not interfere with the use of Company aircraft for business purposes. Non-business use is generally discouraged, however, and must be approved in advance by the chief executive officer. Named executives must pay the Company for their non-business use based on the rate prescribed by the IRS for valuing non-commercial flights (which is not the same as the incremental cost to the Company of the flight used for valuation of personal benefits in Table 1a: Summary Compensation Table and Table 1b: 2011 Supplemental All Other Compensation). A named executive traveling on Company aircraft for business purposes may, with the approval of the chief executive officer, be accompanied by his guests, spouse and/or other family members. In this circumstance, there is essentially no incremental cost to the Company associated with transporting the additional passengers. Unless their travel is important to carrying out the business responsibilities of the NEO, however, the Company requires payment by the NEO for these passengers based on the rates described above. All non-business use of Company aircraft is reported to and reviewed by the Governance & Nominating Committee annually. In 2011, the named executives’ use of Company aircraft for non-business purposes represented approximately 236 passenger flight hours and for travel to Company-approved outside board meetings and annual physical examinations represented approximately 53 passenger flight hours. Company aircraft were used for a total of approximately 4,163 passenger flight hours in the aggregate in 2011.

Post-Employment Compensation

General

NextEra Energy expects continued and consistent high levels of individual performance from all executive officers as a condition of continued employment. The Company has in the past terminated the employment of executive officers who were unable to sustain the expected levels of performance, and it would do so in the future should that become necessary.

All of the named executives, with the exception of Mr. Hay, are “employees at will.” NextEra Energy does not have in place agreements or arrangements which require the Company to provide post-termination compensation for terminations unrelated to a change in control or potential change in control of the Company, retirement, death or disability to any of the named executives except for Mr. Hay. However, NextEra Energy has a long-standing practice of providing reasonable severance compensation to executive officers terminated other than for cause, and the Compensation Committee makes such determinations on a case-by-case basis, taking into account all relevant circumstances, including the executive officer’s past accomplishments, term of employment, reasons for separation, potential risks and the executive’s agreement not to compete with the Company or solicit the Company’s employees or customers. No such severance was provided to any named executive in 2011.

Change in Control

Each of the named executives is a party to an executive retention employment agreement (“Retention Agreement”) with the Company. The Compensation Committee has concluded that the Retention Agreements are desirable in order to align NEO and shareholder interests under some unusual conditions, as well as useful and, in some cases, necessary to attract and retain senior executive talent.

In connection with a change in control of the Company, it can be important to secure the dedicated attention of executive officers whose personal positions are at risk and who have other opportunities readily available to them. By establishing compensation and benefits payable under various merger and acquisition scenarios, change in control agreements enable the named executives to set aside personal financial and career objectives and focus on maximizing shareholder value. These agreements also help to keep the officer objective and neutral in analyzing opportunities that may arise. Furthermore, they ensure continuity of the leadership team at a time when business continuity is of paramount concern. Without the Retention Agreements, the Company would have a greater risk of losing key executives in times of uncertainty.

Policy on Excise Tax Gross-ups in Retention Agreements

In December 2009, the Compensation Committee adopted the NextEra Energy, Inc. Policy on Excise Tax Gross-ups in Executive Retention Employment Agreements (the “Excise Tax Gross-up Policy”). The Excise Tax Gross-up Policy provides that:

•

It is the Compensation Committee’s policy not to approve the inclusion of excise tax gross-up provisions in retention agreements initially entered into, or materially modified, on or after the date the Excise Tax Gross-Up Policy was adopted.

•

In unusual circumstances where the Compensation Committee believes that accommodations are appropriate in order to facilitate the recruitment of a new executive, an excise tax gross-up provision may be included in the executive’s retention agreement, but, in such circumstance, the excise tax gross-up would be limited to payments triggered by both a change in control and termination of employment and would be subject to a two-year sunset provision.

Although the Excise Tax Gross-up Policy was formally adopted in December 2009, the Compensation Committee actually ceased to approve the inclusion of excise tax gross-up provisions in Retention Agreements beginning in January 2009. Therefore, the Retention Agreements for Messrs. Dewhurst and Nazar and two other executive officers do not include excise tax gross-up provisions. In addition, on March 16, 2012 in connection with the transition by Mr. Hay from his position as chief executive officer of the Company effective on July 1, 2012 and the action by the Board to appoint Mr. Hay to serve as executive chairman of the board effective on that date, Mr. Hay waived his right to an excise tax gross-up, and to accelerated vesting of equity, under his Retention Agreement. For more information about this waiver, see Subsequent Events at the end of this Compensation Discussion & Analysis, and the description under Employment Agreement with CEO following Table 2: 2011 Grants of Plan-Based Awards.

The material terms of the Retention Agreements are described under Potential Payments Upon Termination or Change in Control. When Retention Agreements were initially entered into with the Company’s executive officers in 2002, the Compensation Committee believed that the payment and benefit levels were generally consistent with similar existing agreements entered into by comparable companies and approved the following terms for the following reasons:

Term	Reason
Agreement becomes effective on, among other things, the date a merger agreement is signed or the incumbent directors cease to constitute a majority of the Board	Taking into account the relatively long period of time it takes to obtain all approvals required in a business combination involving a utility, this is the appropriate time to begin a retention/protection period
Three year employment period (two for Mr. Nazar)	Not considered a long period of time in the business environment
Severance amount/benefit continuation	Considered typical for senior executives
Accelerated vesting of equity	Considered a retention incentive and typical for senior executives

Employment Agreement with Chief Executive Officer

The Company is a party to an agreement with Mr. Hay (the “Hay Agreement”) that provides for his continued employment and for certain payments and benefits in the case of termination of his employment other than for cause or upon a change in control of the Company. Obligations in the event of a change in control are governed by Mr. Hay’s Retention Agreement, which supersedes the Hay Agreement in the event of a change in control. The Compensation Committee approved the Hay Agreement because the Committee believed that it was in the Company’s interest to more formally secure the services of a high-performing and valuable leader and to lessen the risk that Mr. Hay’s services would be successfully sought by another company. In addition, the Hay Agreement binds Mr. Hay to non-solicitation and confidentiality agreements which are valuable to the Company.

In connection with Mr. Hay’s transition from his position as chief executive officer of the Company, effective on July 1, 2012, and the action by the Board to appoint Mr. Hay to serve as executive chairman of the board effective on such date, on March 16, 2012 Mr. Hay waived certain of his rights under the Hay Agreement. For more information about this waiver, see Subsequent Events at the end of this Compensation Discussion & Analysis, and the description under Employment Agreement with CEO following Table 2: 2011 Grants of Plan-Based Awards.

The Compensation Committee believes that the terms of the Hay Agreement, which were negotiated with Mr. Hay, are, on the whole, comparable to similar agreements at competitor and peer companies, and comparable to what Mr. Hay would likely be offered should he choose to seek employment elsewhere. At the time that the Hay Agreement was originally entered into in 2005, the Compensation Committee reviewed the estimated value of the termination benefits set forth in the agreement, and was advised by its outside counsel that the severance formula and overall design of the agreement were in the middle of the range of practices for severance for chief executive officers of U.S. public companies.

Retirement Programs

Employee Pension Plan and 401(k) Plan

NextEra Energy maintains two retirement plans which qualify for favorable tax treatment under the Internal Revenue Code: a non-contributory defined benefit pension plan and a defined contribution 401(k) plan. These plans are available to substantially all NextEra Energy employees. Each of the named executives participates in both plans. The 401(k) plan is more fully described following Table 2: 2011 Grants of Plan-Based Awards and the pension plan is more fully described following Table 5: Pension Benefits.

Supplemental Executive Retirement Plan (“SERP”)

Current tax laws place various limits on the benefits payable under tax-qualified retirement plans, such as NextEra Energy’s defined benefit pension plan and 401(k) plan, including a limit on the amount of annual compensation that can be taken into account when applying the plans’ benefit formulas. Therefore, the retirement incomes provided to the named executives by the qualified plans generally constitute a smaller percentage of final pay than is typically the case for other Company employees. In order to make up for this shortfall and maintain the market-competitiveness of NextEra Energy’s executive retirement benefits, NextEra Energy maintains an unfunded, non-qualified SERP for its executive officers, including the named executives. For the named executives, compensation included under the SERP is annual base salary plus the annual cash incentive award, unlike the qualified plans, which include base salary only. NextEra Energy believes it is appropriate to include annual cash incentive awards for purposes of determining retirement plan benefits (both defined benefit pension and 401(k)) for the named executives in order to ensure that the named executives can replace in retirement a proportion of total compensation similar to that replaced by other employees participating in the Company’s defined benefit pension and 401(k) plans, bearing in mind that base pay alone comprises a relatively smaller percentage of a named executive’s total compensation.

In connection with the hiring of Mr. Pimentel in February 2008, the Compensation Committee approved a supplement to the SERP which provided Mr. Pimentel with an opening SERP cash balance account balance of $150,000, and in addition provided that $150,000 would be added to his SERP cash account balance on each of the first and second anniversaries of his hiring. In connection with the hiring of Mr. Nazar in November 2007, the Compensation Committee in December 2007 approved a supplement to the SERP which provided Mr. Nazar with an opening SERP cash balance account balance of $300,000. The Compensation Committee approved these actions in order to partially offset the significant benefits that each of Mr. Pimentel and Mr. Nazar forfeited from their respective prior employers in order to accept the Company’s offer of employment. Mr. Pimentel’s and Mr. Nazar’s respective SERP balances will not vest until the completion of five years of service with the Company.

For additional information about the defined benefit plan benefit formulas under the SERP, see Table 5: Pension Benefits and accompanying descriptions.

Individual SERP arrangement for Mr. Hay

In 2002, NextEra Energy entered into an agreement to provide Mr. Hay with a defined benefit retirement benefit that is competitive with those of other CEOs in order to encourage Mr. Hay to remain with the Company until a mutually agreed-upon retirement date. The Compensation Committee concluded that it was desirable to provide separate supplemental retirement benefits for Mr. Hay which provide a targeted final retirement benefit at normal retirement age at a higher percentage of covered pre-retirement earnings than the SERP would otherwise provide. For additional information, see Table 5: Pension Benefits and the accompanying discussion.

In 2005, Watson Wyatt Worldwide, which was then serving as the Compensation Committee’s compensation consultant, reviewed Mr. Hay’s individual SERP agreement and advised the Compensation Committee that his target retirement benefits are consistent with those provided other CEOs in the energy services industry, and are within competitive ranges for general industry. Furthermore, the compensation consultant concluded that the definitions in the individual SERP agreement for final average pay, income replacement percentages and early retirement reduction factors are within normal ranges of competitive practice.

Deferred Compensation Plan

NextEra Energy sponsors a non-qualified, unfunded Deferred Compensation Plan, which allows eligible highly compensated employees, including the named executives, to voluntarily and at their own risk elect to defer certain forms of compensation prior to the compensation being earned and vested. NextEra Energy makes this opportunity available to its highly compensated employees as a financial planning tool and an additional method to save for retirement. Deferrals by executive officers generally result in the Company deferring its obligation to make cash payments or issue shares of its common stock to those executive officers.

The Compensation Committee does not view the Deferred Compensation Plan as providing executives with additional compensation. Deferred cash compensation is credited to a recordkeeping account that provides investment opportunities which mirror the Company’s 401(k) plan investment choices. As with the 401(k) plan, Deferred Compensation Plan participants bear the investment risk. Deferred vested performance shares are credited to a second form of recordkeeping account, and an amount equal to the value of ordinary dividends, plus interest thereon, is credited quarterly. Participants in the Deferred Compensation Plan are general creditors of the Company and the deferral of the payment obligation provides a financial advantage to the Company.

Clawback Provisions

The Company’s chief executive officer and chief financial officer are subject to Section 304 of the Sarbanes-Oxley Act of 2002, which would require them to disgorge bonuses, other incentive- or equity-based compensation and profits on sales of company stock that they receive within the 12-month period following the public release of financial information by the Company if there is a restatement because of material non-compliance, due to misconduct, with financial reporting requirements under the federal securities laws.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that, following the issuance of implementing regulations by the SEC and the adoption of listing standards by the national securities exchanges, companies must implement and disclose a clawback policy that provides that, in the case of an accounting restatement due to the company’s material noncompliance with any financial reporting requirement, the company will recover from all present and former executive officers any incentive-based compensation (including stock options) received during the 3-year period preceding the date on which the company is required to prepare the restatement, to the extent that the compensation exceeds the amount that would have been paid based on the company’s restated results.

Implementing regulations and listing standards have not yet been issued. However, on March 16, 2012, the Board adopted an incentive compensation recoupment, or “clawback,” policy which provides for recoupment of incentive compensation granted after that date from current and former executive officers in the event of the occurrence of either of the following triggering events: (1) a decision by the Audit Committee that recoupment is appropriate in connection with an accounting restatement of the Company’s previously published financial statements caused by what the Audit Committee deems to be material non-compliance by the Company with any financial reporting requirement under the federal securities laws (“Financial Statement Triggering Event”); or (2) a decision by the Compensation Committee that one or more performance metrics used for determining previously paid incentive compensation was incorrectly calculated and, if calculated correctly, would have resulted in a lower payment to one or more executive officers (“Performance Triggering Event”). If a triggering event occurs, the Company will (to the extent permitted by applicable law) recoup from any executive officer any incentive compensation paid or granted during the 3-year period preceding the triggering event that was in excess of the amount that would have been paid or granted after giving effect, as applicable, to the accounting restatement that resulted from the Financial Statement Triggering Event or to what would have been the correct calculation of the performance metric(s) used in determining that a Performance Triggering Event had occurred. The incentive compensation to be recouped will be in an amount and form determined in the judgment of the Board. The Compensation Committee and Board intend to modify this policy as may be required upon the issuance of implementing regulations and the adoption of listing standards in accordance with the Dodd-Frank Act.

The 2011 LTIP provides that any award granted under the 2011 LTIP shall be subject to mandatory repayment by the grantee to the Company to the extent the grantee is, or in the future becomes, subject to (a) any Company “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable law, rule or regulation, or otherwise (such as the policy described above), or (b) any law, rule or regulation which imposes mandatory recoupment under circumstances set forth in such law, rule or regulation.

As noted above under Equity-Based Compensation – Performance-Based Restricted Stock, any dividends paid to the named executives on restricted stock awards granted after January 2007 that do not vest must be repaid by the executive within 30 days following the forfeiture of the award.

Tax Considerations

The Compensation Committee carefully considers the tax impact of the Company’s compensation programs on NextEra Energy as well as on the named executives. However, the Compensation Committee believes that decisions regarding executive compensation should be primarily based on whether they result in positive long-term value for the Company’s shareholders and other important stakeholders. For example, the Compensation Committee has considered the impact of tax provisions such as section 162(m) in structuring NextEra Energy’s executive compensation program and, to the extent reasonably possible in light of its compensation goals and objectives, the compensation paid to the NEOs has been structured so as to qualify as qualified performance-based compensation deductible by the Company for federal income tax purposes under section 162(m). However, in light of the competitive nature of the market for executive talent, the Compensation Committee believes that it is more important to ensure that the named executives remain focused on building shareholder value than to use a particular compensation practice or structure solely to ensure tax deductibility. Therefore, in some cases the compensation paid to named executives is nondeductible, including in 2011, for example, a portion of Mr. Hay’s base salary, the value of certain of Mr. Hay’s personal benefits and the dividends accruing on Mr. Hay’s unvested performance-based restricted stock, which the Committee believes is appropriate and immaterial to the Company.

Subsequent Events

In March 2012, the Company reported that it had commenced the implementation of its chief executive officer succession plan, pursuant to which, effective on July 1, 2012, Mr. Hay will transition to executive chairman of the board and Mr. Robo will succeed Mr. Hay as chief executive officer. The Compensation Committee reviewed and discussed the appropriate compensation changes for Messrs. Hay and Robo in connection with these events, received the advice of its independent compensation consultant, and agreed to the following:

(1)

In a waiver letter executed by Mr. Hay and the Company on March 16, 2012 (the “waiver letter”), Mr. Hay waived his right, subject to the conditions set forth below, under the Hay Agreement to assert that any of the following matters will constitute the basis for a termination by Mr. Hay of his employment for “good reason” under the Hay Agreement: (1) Mr. Hay ceasing to serve as chief executive officer of the Company effective on July 1, 2012; (2) the appointment by the Board of Mr. Hay as executive chairman of the board effective on July 1, 2012; (3) the assignment to Mr. Hay by the Board effective on July 1, 2012 or thereafter of duties and responsibilities as executive chairman of the board which are materially inconsistent with the duties and responsibilities previously assigned to Mr. Hay by the Board as chief executive officer of the Company; (4) the appointment by the Board of any other individual as chief executive officer of the

Company effective on July 1, 2012 or from time to time thereafter; and (5) any reduction in Mr. Hay’s target equity compensation for 2013 from the target equity compensation for 2013 to which Mr. Hay would otherwise be entitled under the Hay Agreement. In addition, in the waiver letter, Mr. Hay agreed to retire from his position as executive chairman of the board effective on December 31, 2013, or on such other date as the Board and Mr. Hay may otherwise agree. The Hay Agreement will terminate upon Mr. Hay’s retirement.

In the waiver letter, Mr. Hay also waived his right to receive, and/or to assert that he is, or will be, entitled to receive, any payments or other benefits under or pursuant to his Retention Agreement as a result of, or in connection with, a change in control or potential change in control of the Company, including, without limitation, any cash payments of (or based on) his base salary, annual incentive, pension benefits or other elements of compensation, accelerated vesting and payout of equity awards outstanding under his equity award agreements issued pursuant to the LTIP and the 2011 LTIP and under those plans, and gross-up payments for any excise taxes imposed by section 4999 of the Internal Revenue Code. Mr. Hay also has waived his right under such equity award agreements and plans to receive accelerated vesting and payout of his outstanding equity awards upon any such change in control event.

The waiver and other agreements by Mr. Hay described above are conditioned upon fulfillment by the Company of the following undertakings, among others, to which it has agreed with Mr. Hay in the waiver letter:

•

not to diminish materially Mr. Hay’s duties and responsibilities as executive chairman of the board from time to time during the term of Mr. Hay’s employment under the Hay Agreement from the duties and responsibilities set forth in the waiver letter without Mr. Hay’s prior written consent;

•	not to set or maintain Mr. Hay’s target equity compensation for 2013 at an amount that is less than 63% of Mr. Hay’s target equity compensation for 2012; and

•

upon Mr. Hay’s retirement from his position as executive chairman of the board as described above, that such retirement will be deemed to be an “approved early retirement” for all purposes under the Hay Agreement and under Mr. Hay’s equity award agreements.

(2)	In order to appropriately reflect his new responsibilities as chief executive officer and ensure his retention, the Compensation Committee granted to Mr. Robo (a) performance shares with a grant date fair value of $2.3 million for the three-year performance period beginning on January 1, 2012 and ending on December 31, 2014 and a vesting date of July 1, 2015, and (b) a deferred retirement award with a grant date fair value of $2.3 million, vesting 50% in 2017 and 50% in 2022, with mandatory deferral of all vested shares and shares obtained with reinvested dividends, and otherwise on terms substantially similar to those applicable to Mr. Robo’s existing deferred retirement award. Mr. Robo will not have an employment agreement.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management and its compensation consultants the Compensation Discussion & Analysis required by applicable SEC rules which precedes this Report, and, based on its review and those discussions, the Committee recommended to the Board that the Compensation Discussion & Analysis set forth above be included in the Company’s proxy statement for the 2012 Annual Meeting of Shareholders.

Respectfully submitted,

J. Brian Ferguson, Chair

Robert M. Beall, II

Kenneth B. Dunn

Toni Jennings

Rudy E. Schupp

When reviewing the narrative, tables and footnotes which follow, note that, in order to meet the goals and objectives of NextEra Energy’s executive compensation program as described in Compensation Discussion & Analysis, the Compensation Committee primarily focuses on, and values, each named executive’s total compensation opportunity at the beginning of the relevant performance periods. Since many elements of total compensation are variable based on performance and are not paid to the named executive for one, two or three years (and in some instances longer) after the compensation opportunity is first determined, the amounts reported in some of the tables in this proxy statement may reflect compensation decisions made prior to 2011 and in some cases reflect amounts different from the amounts that may ultimately be paid.

Table 1a: Summary Compensation Table

The table below provides certain information about the compensation paid to, or accrued on behalf of, the named executives. It is important to keep in mind the following when reviewing the table:

(1) The “Salary” column includes the base salary for each NEO in 2011, and for each NEO other than Mr. Nazar for 2010 and 2009.

(2) The “Bonus” column contains zeroes for all NEOs, because no discretionary bonuses were paid with respect to 2011, 2010 or 2009 to any NEO.

(3) The amounts shown in the “Stock Awards” and the “Option Awards” columns are based on the aggregate grant date fair value of awards computed under applicable accounting rules for all equity compensation awards granted to each NEO in 2011, and to each NEO other than Mr. Nazar in 2010 and 2009, respectively.

(4) The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflects the actuarially-determined change in the present value of the pension benefit payable to each NEO in the applicable year.

Table 1a: Summary Compensation Table

Name and Principal Position(a)	Year (b)	Salary ($)(c)		Bonus ($)(d)	Stock Awards (4)(5) ($)(e)		Option Awards (4)(12) ($)(f)		Non-Equity Incentive Plan Compensation (19)($)(g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(20) (21)($)(h)	All Other Compensation (20)(22) ($)(i)	Total ($)(j)
Lewis Hay, III Chairman and CEO of NextEra Energy and Chairman of FPL	2011 2010 2009	$1,345,240 1,293,500 1,293,500		$0 0 0	$7,517,967 6,666,532 6,743,843	(6)	$928,613 892,894 724,310	(13)	$2,018,000 2,328,300 1,746,225	$2,632,624 2,061,641 3,877,089	$380,931 317,350 375,961	$14,823,375 13,560,217 14,760,928

Armando Pimentel, Jr. Former Executive VP, Finance and CFO of NextEra Energy and FPL (1)	2011	614,710		0	1,297,911	(7)	275,000	(14)	615,325	147,698	96,543	3,047,187
	2010	584,325		0	1,106,684		249,995		703,527	269,433	78,322	2,992,286
	2009	556,500		0	993,994		178,849		518,102	269,342	99,810	2,616,597

Moray P. Dewhurst Vice Chairman and CFO, and Executive VP- Finance of NextEra Energy and Executive Vice President, Finance and CFO of FPL (1)	2011	607,494		0	1,820,935	(8)	463,494	(15)	578,334	169,247	78,044	3,717,548
	2010	589,800		0	1,643,541		449,999		677,090	122,683	62,012	3,545,125
	2009	204,162	(3)	0	3,735,801		519,398		199,904	109,320	27,932	4,796,517

James L. Robo President and COO of NextEra Energy	2011	873,180		0	2,681,671	(9)	692,996	(16)	1,005,903	287,879	155,057	5,696,686
	2010	831,600		0	2,364,430		659,998		1,144,282	235,782	138,688	5,374,780
	2009	831,600		0	2,389,323		535,383		798,336	257,814	141,563	4,954,019

Armando J. Olivera CEO of FPL (1)	2011	624,807		0	1,760,370	(10)	420,244	(17)	625,432	853,872	150,381	4,435,106
	2010	609,568		0	1,589,926		409,997		733,921	769,858	137,870	4,251,140
	2009	609,568		0	1,599,314		332,587		482,169	1,490,135	132,446	4,646,219

Manoochehr K. Nazar Executive VP, Nuclear Division and Chief Nuclear Officer of NextEra Energy(2)	2011	718,552		0	1,731,931	(11)	122,846	(18)	684,062	167,357	126,232	3,550,980

(1)	Effective on October 5, 2011, Mr. Pimentel was appointed President and Chief Executive Officer of NextEra Energy Resources, and concurrently resigned from his positions as Executive Vice President, Finance and Chief Financial Officer of NextEra Energy and FPL. Effective on the same date, Mr. Dewhurst was appointed Vice Chairman and Chief Financial Officer, and Executive Vice President – Finance, of NextEra Energy, and Executive Vice President, Finance and Chief Financial Officer of FPL. On December 16, 2011, in connection with Mr. Olivera’s notification to the Board of his decision to retire from FPL effective May 2, 2012, Mr. Olivera transitioned from his role as president and chief executive officer of FPL to chief executive officer of FPL.

(2)	Mr. Nazar first became an NEO in 2011. Therefore, in accordance with SEC rules, only 2011 compensation is presented for Mr. Nazar.

(3)	Mr. Dewhurst retired from the Company in May 2008 and returned to the Company as Vice Chairman and Chief of Staff in August 2009. The salary shown for 2009 is the amount earned by Mr. Dewhurst in 2009, when his annual base salary rate was $589,800.

(4)	The amounts shown represent the aggregate grant date fair value of equity-based compensation awards granted during the relevant year valued in accordance with applicable accounting rules. These amounts were not realized by the NEOs during such year, and the realized value of awards which vest at a later date is likely to be different from the amount listed, based on, among other factors, the performance of the Company and the price of the Company’s common stock. See Table 4: 2011 Option Exercises and Stock Vested for the value of the NEOs’ equity awards which vested in 2011. Under applicable accounting rules, the Company determines the grant date fair value of equity-based compensation and recognizes it over the vesting period (using the straight-line basis for awards with graded vesting schedules as well as for awards with cliff vesting schedules). See Note 11—Common and Preferred Stock— Stock-Based Compensation to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the years ended December 31, 2011, December 31, 2010 and December 31, 2009 for the assumptions used in this valuation. In accordance with SEC rules, the amounts in these columns reflect the grant date estimate of compensation cost to be recognized over the service period, without reduction for estimated forfeitures.

(5)

Includes performance-based restricted stock awards and performance share awards. As described in footnote (4) above, performance share awards are valued in accordance with applicable accounting rules. The performance rating assumption of 1.40 (i.e. target shares multiplied by

1.40) used (in accordance with applicable accounting guidance) to value the performance share awards is based on an assessment of the probable outcome of the performance conditions as of the grant date; although the accounting valuation assumes a certain level of future performance, the actual realized value of the shares at payout could be different based on actual performance and the actual price of the Company’s common stock. An amount equal to the value of the difference between the assumed and actual performance rating, if any, is expensed (or credited) in the year in which the performance shares are issued (which is the year after the year in which the applicable performance period ends).

(6)	Stock awards for Mr. Hay include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2011: 59,367 shares of performance-based restricted stock granted on 2/18/2011 and 63,994 performance shares at target (before multiplying by 1.40 as set forth in footnote (5)) granted on 2/18/2011; (b) 2010: 68,382 shares of performance-based restricted stock granted on 2/12/2010 and 64,463 performance shares at target (before multiplying by 1.40 as set forth in footnote (5)) granted on 2/12/2010; and (c) 2009: 60,908 shares of performance-based restricted stock granted on 2/13/2009 and 58,032 performance shares at target (before multiplying by 1.40 as set forth in footnote (5)) granted on 2/13/2009. The maximum payout of performance shares granted in 2011, 2010 and 2009 is 1.60; therefore, the maximum aggregate grant date fair value of these awards granted in 2011 is 102,390 shares or $4,888,099; in 2010 is 103,141 shares or $4,057,567; and in 2009 is 92,851 shares or $4,163,448. Vesting of these shares is subject to the attainment of performance goals.

(7)	Stock awards for Mr. Pimentel include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2011: 11,723 shares of performance-based restricted stock granted on 2/18/2011 and 9,844 performance shares at target (before multiplying by 1.40 as set forth in footnote (5)) granted on 2/18/2011; (b) 2010: 12,881 shares of performance-based restricted stock granted on 2/12/2010 and 9,436 performance shares at target (before multiplying by 1.40 as set forth in footnote (5)) granted on 2/12/2010; and (c) 2009: 10,126 shares of performance-based restricted stock granted on 2/13/2009 and 7,622 performance shares at target (before multiplying by 1.40 as set forth in footnote (5)) granted on 2/13/2009. The maximum payout of performance shares granted in 2011, 2010 and 2009 is 1.60; therefore, the maximum aggregate grant date fair value of these awards granted in 2011 is 15,750 shares or $751,905; in 2010 is 15,098 shares or $593,955; and in 2009 is 12,195 shares or $546,833. Vesting of these shares is subject to the attainment of performance goals.

(8)	Stock awards for Mr. Dewhurst include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2011: 16,188 shares of performance-based restricted stock granted on 2/18/2011 and 14,023 performance shares at target (before multiplying by 1.40 as set forth in footnote (5)) granted on 2/18/2011; (b) 2010: 18,828 shares of performance-based restricted stock granted on 2/12/2010 and 14,263 performance shares at target (before multiplying by 1.40 as set forth in footnote (5)) granted on 2/12/2010; and (c) 2009: 22,905 shares of performance-based restricted stock granted on 8/17/2009, 25,219 shares under a deferred retirement award granted on 8/17/2009 and two performance share grants-one for 8,804 shares and one for 5,188 shares-at target (before multiplying by 1.40 as set forth in footnote (5)) granted on 8/17/2009. The maximum payout of performance shares granted in 2011, 2010 and 2009 is 1.60; therefore, the maximum aggregate grant date fair value of these awards granted in 2011 is 22,437 shares or $1,071,142; in 2010 is 22,821 shares or $897,778; and in 2009 is 14,086 shares or $722,773 and 8,301 shares or $443,678. With the exception of the deferred retirement award, vesting of these shares is subject to the attainment of performance goals.

(9)	Stock awards for Mr. Robo include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2011: 22,465 shares of performance-based restricted stock granted on 2/18/2011 and 21,774 performance shares at target (before multiplying by 1.40 as set forth in footnote (5)) granted on 2/18/2011; (b) 2010: 25,630 shares of performance-based restricted stock granted on 2/12/2010 and 21,724 performance shares at target (before multiplying by 1.40 as set forth in footnote (5)) granted on 2/12/2010; and (c) 2009: 22,817 shares of performance-based restricted stock granted on 2/13/2009 and 19,557 performance shares at target (before multiplying by 1.40 as set forth in footnote (5)) granted on 2/13/2009. The maximum payout of performance shares granted in 2011, 2010 and 2009 is 1.60; therefore, the maximum aggregate grant date fair value of these awards granted in 2011 is 34,838 shares or $1,663,166; in 2010 is 34,758 shares or $1,367,380; and in 2009 is 31,291 shares or $1,403,097. Vesting of these shares is subject to the attainment of performance goals.

(10)	Stock awards for Mr. Olivera include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2011: 14,734 shares of performance-based restricted stock granted on 2/18/2011 and 14,304 performance shares at target (before multiplying by 1.40 as set forth in footnote (5)) granted on 2/18/2011; (b) 2010: 17,220 shares of performance-based restricted stock granted on 2/12/2010 and 14,620 performance shares at target (before multiplying by 1.40 as set forth in footnote (5)) granted on 2/12/2010; and (c) 2009: 15,186 shares of performance-based restricted stock granted on 2/13/2009 and 13,161 performance shares at target (before multiplying by 1.40 as set forth in footnote (5)) granted on 2/13/2009. The maximum payout of performance shares granted in 2011, 2010 and 2009 is 1.60; therefore, the maximum aggregate grant date fair value of these awards granted in 2011 is 22,886 shares or $1,092,578; in 2010 is 23,392 shares or $920,241; and in 2009 is 21,058 shares or $944,223. Vesting of these shares is subject to the attainment of performance goals.

(11)	Stock awards for Mr. Nazar include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for 2011 of 16,339 shares of performance-based restricted stock granted on 2/18/2011 and 12,568 performance shares at target (before multiplying by 1.40 as set forth in footnote (5)) granted on 2/18/2011. The maximum payout of performance shares granted in 2011 is 1.60; therefore, the maximum aggregate grant date fair value of these awards granted in 2011 is 20,109 shares or $960,004. Vesting of these shares is subject to the attainment of performance goals.

(12)	Includes non-qualified stock options valued on the dates of grant using the Black-Scholes option pricing model with the following variables:

Description	Market	Strike	Volatility	Yield	Interest Rate	Expected Life	Black- Scholes
For the 2/18/2011 grant:	$54.59	$54.59	21.54%	4.03%	2.80%	6 yr.	$7.78
For the 2/12/2010 grant:	$45.57	$45.57	20.74%	4.39%	2.91%	6 yr.	$5.90
For the 2/13/2009 grant:	$50.91	$50.91	19.02%	3.71%	2.68%	6 yr.	$6.57
For the 8/17/2009 grant to Mr. Dewhurst:	$56.42	$56.42	20.23%	3.35%	2.97%	6 yr.	$8.65

Stock option compensation expense varies based upon the grant date fair value of the stock, expected life of the option, dividend yield, risk-free interest rate and volatility of the stock price.

(13)	Option awards for Mr. Hay include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2011: 119,359 non-qualified stock options granted on 2/18/2011; (b) 2010: 151,338 non-qualified stock options granted on 2/12/2010; and (c) 2009: 110,245 non-qualified stock options granted on 2/13/2009.

(14)	Option awards for Mr. Pimentel include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2011: 35,347 non-qualified stock options granted on 2/18/2011; (b) 2010: 42,372 non-qualified stock options granted on 2/12/2010; and (c) 2009: 27,222 non-qualified stock options granted on 2/13/2009.

(15)	Option awards for Mr. Dewhurst include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2011: 59,575 non-qualified stock options granted on 2/18/2011; (b) 2010: 76,271 non-qualified stock options granted on 2/12/2010; and (c) 2009: 60,046 non-qualified stock options granted on 8/17/2009.

(16)	Option awards for Mr. Robo include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2011: 89,074 non-qualified stock options granted on 2/18/2011; (b) 2010: 111,864 non-qualified stock options granted on 2/12/2010; and (c) 2009: 81,489 non-qualified stock options granted on 2/13/2009.

(17)	Option awards for Mr. Olivera include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2011: 54,016 non-qualified stock options granted on 2/18/2011; (b) 2010: 69,491 non-qualified stock options granted on 2/12/2010; and (c) 2009: 50,622 non-qualified stock options granted on 2/13/2009.

(18)	Option awards for Mr. Nazar include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for 2011: 15,790 non-qualified stock options granted on 2/18/2011.

(19)	Includes the amount earned by each named executive in 2011, 2010 and 2009 under the Annual Incentive Plan. In 2009, the amount earned by Mr. Dewhurst was adjusted for actual service. For additional information about these awards, see Table 2: 2011 Grants of Plan-Based Awards and Compensation Discussion & Analysis.

(20)	NextEra Energy maintains both defined benefit and defined contribution retirement plans (as described in Compensation Discussion & Analysis—Post-Employment Compensation—Retirement Programs). Company contributions to defined benefit and defined contribution retirement plans (both qualified and nonqualified) are allocated between columns (h) and (i), respectively.

(21)	All amounts in this column reflect the one-year change in the actuarial present value of each named executive’s accumulated benefit under the tax-qualified defined benefit employee pension plan and the SERP.

a) For Mr. Hay, the amounts were calculated by subtracting an estimate of his accrued benefit (payable at age 65) in the defined benefit plan at December 31 of the prior year from such an estimate of his accrued benefit at December 31 of the relevant year. These accrued benefit estimates are based on the number of years of credited service shown in Table 5: Pension Benefits as of the current and prior December 31 and Mr. Hay’s current covered compensation as of the current and prior December 31. After the accrued benefits are determined in the form of annuities payable at age 65, the annuities are converted to lump sum amounts payable at age 65. The lump sum amounts at age 65 for Mr. Hay were calculated using assumptions consistent with those used for accounting purposes. For each of 2011, 2010 and 2009, Mr. Hay’s change in present values was reported based on applicable accounting guidance for an individual SERP contract. For 2009, this change caused a $795,690 increase in his present value as of the prior measurement date. The specific interest rates and other assumptions used to estimate these values are:

For 2011: (i) the discount rate on December 31, 2010 was 4.50%; (ii) the discount rate on December 31, 2011 was 4.25%; (iii) the age 65 lump sum amount as of December 31, 2010 was calculated using the 2011 Pension Protection Act (“PPA”) lump sum IRC 417(e) 3-segment rates (based on an August 2010 lookback) of 2.21%, 4.61% and 5.46% and the PPA 2011 IRC Section 417(e) mortality table (Revenue Ruling 2007-67 mortality); (iv) the age 65 lump sum amount as of December 31, 2011 was calculated using the 2012 PPA lump sum IRC 417(e) non-averaged 3-segment rates (based on an August 2011 lookback) of 1.85%, 4.62% and 6.02% and the PPA 2012 IRC Section 417(e) mortality table (Revenue Ruling 2007-67 mortality); and (v) assumed retirement age is 65 and no pre-retirement decrements are assumed. The decrease in the discount rates for the period January 1, 2011 through December 31, 2011 resulted in a greater change in the present value of Mr. Hay’s benefits as of December 31, 2011, as compared to the prior year. There were no changes in the underlying benefit plans.

For 2010: (i) the discount rate on December 31, 2009 was 5.00%; (ii) the discount rate on December 31, 2010 was 4.50%; (iii) the age 65 lump sum amount as of December 31, 2009 was calculated using the 2010 PPA lump sum IRC 417(e) 3-segment rates (based on an August 2009 lookback) of 3.60%, 5.31% and 5.47% and the PPA 2010 IRC Section 417(e) mortality table (Revenue Ruling 2007-67 mortality); (iv) the age 65 lump sum amount as of December 31, 2010 was calculated using the 2011 PPA lump sum IRC 417(e) 3-segment rates (based on an August 2010 lookback) of 2.21%, 4.61% and 5.46% and the PPA 2011 IRC Section 417(e) mortality table (Revenue Ruling 2007-67 mortality); and (v) assumed retirement age is 65 and no pre-retirement decrements are assumed. The slight decreases in both the discount rate and the lump sum interest rates for the period January 1, 2010 through December 31, 2010, as compared to the decreases in the discount rate and lump sum interest rate for the prior year, resulted in a lesser effect on the change in the present value of Mr. Hay’s benefits as of December 31, 2010, as compared to the prior year. There were no changes in the underlying benefit plans.

For 2009: (i) the discount rate on December 31, 2008 was 6.90%; (ii) the discount rate on December 31, 2009 was 5.00%; (iii) the age 65 lump sum amount as of December 31, 2008 was calculated using the 2009 PPA lump sum IRC 417(e) 3-segment rates (based on an August 2008 lookback) of 4.78%, 5.45% and 5.46% and the PPA 2009 IRC Section 417(e) mortality table (Revenue Ruling 2007-67 mortality); (iv) the age 65 lump sum amount as of December 31, 2009 was calculated using the 2010 PPA lump sum IRC 417(e) 3-segment rates (based on an August 2009 lookback) of 3.60%, 5.31% and 5.47% and the PPA 2010 IRC Section 417(e) mortality table (Revenue Ruling 2007-67 mortality); and (v) assumed retirement age is 65 and no pre-retirement decrements are assumed. The change in the discount rate from December 31, 2008 to December 31, 2009, as described above, was the primary cause of the increase in the present value of Mr. Hay’s benefits as of December 31, 2009. There were no changes in the underlying benefit plans.

b) For Messrs. Pimentel, Robo and Nazar, the amounts are calculated by subtracting from their respective accrued pension benefits (which are equal to their respective cash balance account balances in the employee pension plan and in the SERP) at December 31 of each year (the pension plan measurement date used for financial statement reporting purposes) their respective accrued pension benefits at December 31 of the prior year. For Mr. Pimentel, lower 2011 amount reflects absence of supplemental SERP contributions made in each of 2010 and 2009 in connection with his hiring, as described on page 59.

c) For Mr. Dewhurst, the amounts are calculated by subtracting from his accrued pension benefit (which is equal to his cash balance account balance in the employee pension plan plus his SERP benefit) at December 31 of the relevant year his accrued pension benefit at December 31 of the prior year. In 2011, 2010 and 2009, the SERP present value as of 12/31/2011, 12/31/2010 and 12/31/2009, respectively, includes the benefit earned subsequent to his return to the Company and his monthly life annuity benefit of $2,605 that commenced 12/1/2008 and continued upon his return, converted to a present value at 12/31/2011 using a 4.25% discount rate and the 2012 PPA annuitant mortality table, for males with generational improvements assumed, 12/31/2010 using a 4.50% discount rate and the 2011 PPA annuitant mortality table, for males with generational improvements assumed and at 12/31/2009 using a 5.00% discount rate and the 2010 PPA annuitant mortality table, for males with generational improvements assumed.

d) For Mr. Olivera, the amounts were calculated by subtracting an estimate of his accrued benefit (payable at age 65) in the defined benefit plan at December 31 of the prior year from such an estimate of his accrued benefit at December 31 of the relevant year. These accrued benefit estimates are based on the number of years of credited service shown in Table 5: Pension Benefits as of the current and prior December 31 and Mr. Olivera’s current covered compensation as of the current and prior December 31. After the accrued benefits are determined in the form of annuities payable at age 65, the annuities are converted to lump sum amounts payable at age 65. The lump sum amounts at age 65 for Mr. Olivera were calculated using assumptions consistent with those used by NextEra Energy’s actuaries for accounting purposes. The specific interest rates and other assumptions used to estimate these values are:

For 2011: (i) the discount rate on December 31, 2010 was 4.50%, (ii) the discount rate on December 31, 2011 was 4.25%; (iii) the age 65 lump sum amount as of December 31, 2010 was calculated using a 5.00% discount rate and the PPA 2011 IRC Section 417(e) mortality table (Revenue Ruling 2007-67 mortality); (iv) the age 65 lump sum amount as of December 31, 2011 was calculated using a 4.50% discount rate and the PPA 2012 IRC Section 417(e) mortality table (Revenue Ruling 2007-67 mortality); and (v) assumed retirement age is 65 and no pre-retirement decrements are assumed. The decrease in the discount rates for the period January 1, 2011 through December 31, 2011 resulted in a slightly higher change in the present value of Mr. Olivera’s benefits as of December 31, 2011, as compared to the prior year. There were no changes in the underlying benefit plans.

For 2010: (i) the discount rate on December 31, 2009 was 5.00%, (ii) the discount rate on December 31, 2010 was 4.50%; (iii) the age 65 lump sum amount as of December 31, 2009 was calculated using a 5.50% discount rate and the PPA 2010 IRC Section 417(e) mortality table (Revenue Ruling 2007-67 mortality); (iv) the age 65 lump sum amount as of December 31, 2010 was calculated using a 5.00% discount rate and the PPA 2011 IRC Section 417(e) mortality table (Revenue Ruling 2007-67 mortality); and (v) assumed retirement age is 65 and no pre-retirement decrements are assumed. The slight decrease in the discount rates for the period January 1, 2010 through December 31, 2010 as compared to the large decrease in the discount rates for the prior year resulted in a lesser effect on the change in the present value of Mr. Olivera’s benefits as of December 31, 2010, as compared to the prior year. There were no changes in the underlying benefit plans.

For 2009: (i) the discount rate on December 31, 2008 was 6.90%, (ii) the discount rate on December 31, 2009 was 5.00%; (iii) the age 65 lump sum amount as of December 31, 2008 was calculated using a 6.50% discount rate and the PPA 2009 IRC Section 417(e) mortality table (Revenue Ruling 2007-67 mortality); (iv) the age 65 lump sum amount as of December 31, 2009 was calculated using a 5.50% discount rate and the PPA 2010 IRC Section 417(e) mortality table (Revenue Ruling 2007-67 mortality); and (v) assumed retirement age is 65 and no pre-retirement decrements are assumed. The decreases in both the discount rate and the lump sum interest rate from the prior year were the primary causes of the increase in the present value of Mr. Olivera’s benefits as of December 31, 2009. There were no changes in the underlying benefit plans.

The Deferred Compensation Plan permits deferral of salary (up to 100%), annual incentive (up to 100%), and performance shares (up to 100%). Deferred cash compensation (salary and annual incentive) is “invested” in phantom investments which mirror the investment vehicles offered to the participants in the Company’s 401(k) plan and are not guaranteed by the Company. Under applicable SEC rules, these earnings are not included in this table.

The Deferred Compensation Plan does not permit above-market interest to be credited and, therefore, no above-market interest was credited in 2011, 2010 or 2009. Earnings on deferred performance shares are included in Table 6: Nonqualified Deferred Compensation.

(22)	Additional information about the amounts for 2011 set forth in the “All Other Compensation” column may be found in Table 1b: 2011 Supplemental All Other Compensation, which immediately follows.

The table below (Table 1b) provides additional information for 2011 regarding column (i) of Table 1a: Summary Compensation Table.

Table 1b: 2011 Supplemental All Other Compensation

Name	Total From Summary Compensation Table ($)	Contributions to Defined Contribution Plans(1) ($)	Perquisites and Other Personal Benefits(2) ($)
Lewis Hay, III	$380,931	$174,399	$206,532
Armando Pimentel, Jr.	96,543	62,562	33,981
Moray P. Dewhurst	78,044	60,538	17,506
James L. Robo	155,057	95,754	59,303
Armando J. Olivera	150,381	64,513	85,868
Manoochehr K. Nazar	126,232	69,819	56,413

(1)	NextEra Energy maintains both defined benefit and defined contribution retirement plans. Amounts attributable to the defined benefit plans are reported in Table 1a: Summary Compensation Table under column (h), “Change in Pension Value and Nonqualified Deferred Compensation Earnings.” Amounts attributable to the defined contribution plans are reported under “All Other Compensation” and are further described below under Additional Disclosure Related to Summary Compensation Table and 2011 Grants of Plan-Based Awards Table. This column includes employer matching contributions to the Company’s qualified 401(k) plan of $11,638 for each NEO, except for Messrs. Dewhurst and Nazar, for whom employer matching contributions of $11,190 and $8,057 were made, respectively, plus the Company’s contribution to the nonqualified defined contribution portion of the SERP.

(2)

This column includes the aggregate incremental cost to NextEra Energy of providing personal benefits to the NEOs. For each NEO, the personal benefits reported for 2011 in this column include: annual premiums for $5 million in umbrella coverage under a group personal excess liability insurance policy; reimbursement for professional financial planning and legal services; the cost of the officer’s participation in an executive vehicle program which includes use of a Company-leased passenger vehicle, fuel and other ancillary costs (the incremental cost incurred was $31,779 for Mr. Hay); fees paid for travel programs such as airline memberships and hospitality room memberships (except for Mr. Hay), and any transactional fees associated with personal travel booked through the Company’s travel agents (except for Mr. Nazar); costs for maintenance of a residential home security system and central station monitoring (except for Messrs. Pimentel and Nazar); and, for Messrs. Hay and Nazar, costs for club memberships used primarily for business but also available for personal and family use. For Messrs. Hay and Olivera, the personal benefits reported in this column also include the incremental cost to the Company of indemnity medical insurance, which covers 100% of eligible medical expenses for the officers and, for Mr. Hay, his eligible dependents. The incremental cost to the Company of the indemnity medical insurance for Mr. Hay ($39,311) and Mr. Olivera is equal to the total annual premiums, less (i) annual contributions made by each of Mr. Hay and Mr. Olivera, and (ii) an amount equal to an equivalent Company contribution assuming each of Mr. Hay and Mr. Olivera would otherwise participate in the broad-based employee medical plan with the highest participation rate. For Mr. Pimentel the personal benefits reported in this column also include the costs of participation in a voluntary annual executive physical examination, including lodging costs and related expenses. For all NEOs except Mr. Dewhurst, the personal benefits reported in this column also include premiums for a life insurance benefit in an amount equal to 2.5 times salary, which is higher than the benefit available to all employees (which is one times salary, with a maximum of $150,000), in each case without cost, under the Company’s broad-based employee life insurance plan. For all NEOs, except for Messrs. Dewhurst and Nazar, the personal benefits reported in this column also include the incremental cost to the Company for personal use of Company-owned aircraft, which is the variable operating costs of such use, net of payments to the Company by or on behalf of the NEOs, as is generally required by Company policy for such personal use. Variable operating costs include fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs, excise taxes and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of statute miles the Company aircraft flew to derive an average variable cost per mile. The incremental cost incurred was $67,054 for Mr. Hay and $30,929 for Mr. Olivera. Under SEC rules, personal use of aircraft includes travel undertaken to participate in certain outside board meetings, which the Company views as having a useful business purpose. In addition, for Mr. Pimentel personal use of the aircraft included travel undertaken to participate in a voluntary annual executive physical examination, which was his only personal use of the aircraft. An NEO’s family members may accompany the NEO on flights on Company aircraft, although the aggregate incremental cost to the Company for such accompanying travel is de minimis.

Table 2: 2011 Grants of Plan-Based Awards

The following table provides information about the cash and equity incentive compensation awarded to the named executives in 2011. It is important to keep in mind the following when reviewing the table:

(1) Columns (c), (d) and (e) below set forth the range of possible payouts established under the Annual Incentive Plan for 2011, and are not amounts actually paid to the NEOs. The actual amounts paid with respect to 2011 under the Annual Incentive Plan, which is a Non-Equity Incentive Plan, as that term is used in the heading for columns (c), (d) and (e) of this table, are set forth in Table 1a: Summary Compensation Table in column (g), entitled “Non-Equity Incentive Plan Compensation.”

(2) The number of shares listed under “Estimated Future Payouts Under Equity Incentive Plan Awards” (columns (g) and (h)) represent grants of performance shares and performance-based restricted stock, the material terms of which are described below this table.

(3) The number of shares listed under “All Other Option Awards: Number of Securities Underlying Options” (column (j)) and the exercise price set forth under “Exercise or Base Price of Option Awards” (column (k)) represent the number and exercise price of non-qualified stock option grants, the material terms of which are described below this table.

(4) In the column headed “Grant Date Fair Value of Stock and Option Awards” (column (l)), the top number is the grant date fair value of the performance share award, the middle number is the grant date fair value of the performance-based restricted stock award and the last number is the grant date fair value of the stock options granted.

Table 2: 2011 Grants of Plan-Based Awards

Name(a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options(3) (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(4) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Lewis Hay, III	—	$0	$1,345,240	$2,690,480	—	—	—	—	—	—	—
	2/18/2011				0	63,994	102,390				$4,277,122(5)
	2/18/2011				0	59,367	59,367				3,240,845(6)
	2/18/2011								119,359	54.59	928,613(7)
Armando Pimentel, Jr.	—	0	430,297	860,594	—	—	—	—	—	—	—
	2/18/2011				0	9,844	15,750				657,953(5)
	2/18/2011				0	11,723	11,723				639,958(6)
	2/18/2011								35,347	54.59	275,000(7)
Moray P. Dewhurst	—	0	425,246	850,492	—	—	—	—	—	—	—
	2/18/2011				0	14,023	22,437				937,232(5)
	2/18/2011				0	16,188	16,188				883,703(6)
	2/18/2011								59,575	54.59	463,494(7)
James L. Robo	—	0	698,544	1,397,088	—	—	—	—	—	—	—
	2/18/2011				0	21,774	34,838				1,455,306(5)
	2/18/2011				0	22,465	22,465				1,226,365(6)
	2/18/2011								89,074	54.59	692,996(7)
Armando J. Olivera	—	0	437,365	874,730	—	—	—	—	—	—	—
	2/18/2011				0	14,304	22,886				956,041(5)
	2/18/2011				0	14,734	14,734				804,329(6)
	2/18/2011								54,016	54.59	420,244(7)
Manoochehr K. Nazar	—	0	502,986	1,005,972	—	—	—	—	—	—	—
	2/18/2011				0	12,568	20,109				839,985(5)
	2/18/2011				0	16,339	16,339				891,946(6)
	2/18/2011								15,790	54.59	122,846(7)

(1)	Non-Equity Incentive Plan awards are paid under the Annual Incentive Plan, the material terms of which are described in Compensation Discussion & Analysis. For 2011, amounts payable were paid in cash in February 2012. See column (g) of Table 1a: Summary Compensation Table.

(2)	Each named executive was granted awards of performance shares and performance-based restricted stock under the LTIP in 2011. Performance shares were granted in 2011 for a three-year performance period ending December 31, 2013. The number of shares which will ultimately be paid to each named executive at the end of the performance period will be determined by multiplying the NEO’s target number of performance shares by a three-year average of the NEO’s Total Performance Factor under the Annual Incentive Plan, expressed as a percentage, which may not exceed 160% of the target award. Performance-based restricted stock awards granted in 2011 vest at the rate of one-third per year beginning approximately one year from the date of grant, subject to certification by the Compensation Committee each year of the attainment of the NextEra Energy corporate performance objective under the Annual Incentive Plan for the previous year. If the objective is not achieved, the performance-based restricted stock which was scheduled to vest is forfeited. See footnotes (5) through (10) to Table 3: 2011 Outstanding Equity Awards at Fiscal Year End for further information about the vesting of performance-based restricted stock.

(3)	Non-qualified stock options granted under the LTIP in 2011. The stock options generally vest and become exercisable at the rate of one-third per year beginning approximately one year from date of grant and are fully exercisable after three years. See footnote (1) to Table 3: 2011 Outstanding Equity Awards at Fiscal Year End for further information about the vesting of stock options. All stock options were granted at an exercise price of 100% of the closing price of NextEra Energy common stock on the date of grant.

(4)

The amounts shown are the value of the equity-based compensation grants as of the 2011 grant dates under applicable accounting rules. These amounts were not realized by the NEOs during 2011, and the realized value of awards which vest at a later date is likely to be different from the amount listed, based on, among other factors, the performance of the Company and the price of the Company’s common stock. See Table 4: 2011 Option Exercises and Stock Vested for the value of the NEOs’ equity awards which vested in 2011. Under applicable accounting rules, the Company determines the grant date fair value of equity-based compensation and recognizes it over the vesting period (using the straight-line basis for awards with graded vesting schedules as well as for awards with cliff vesting schedules). See Note 11—Common and Preferred Stock— Stock-Based Compensation to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for the assumptions used in this valuation. In accordance with SEC rules, the amounts in this column reflect the grant date estimate of compensation cost to be recognized over the service period, without reduction for estimated forfeitures.

(5)	As described in footnote (4) above, the grant date fair value of performance share awards was determined under applicable accounting rules. This valuation reflects a discount of $6.85 per share for the 2011 grants because dividends are not paid on performance shares during the three-year performance period. The performance rating assumption used to value the performance share awards, based on the probable outcome of the performance conditions as of the grant date, is 1.40 (i.e. target shares multiplied by 1.40); although the accounting valuation assumes a certain level of future performance, the actual realized value of the shares at payout could be different based on actual performance and the actual price of the Company’s common stock.

(6)	As described in footnote (4) above, the grant date fair value of performance-based restricted stock awards was determined under applicable accounting rules.

(7)	As described in footnote (4) above, the grant date fair value of stock option awards was determined under applicable accounting rules. The estimated values shown for stock option grants were determined using the Black-Scholes option pricing model, based on the following assumptions: for all options, the volatility is equal to 21.54% and the dividend yield (which represents the per-share annualized dividends as of the grant date divided by the annualized fair market value of the common stock) is equal to 4.03%. The risk-free interest rate is equal to 2.80%, based on the interest rate on a U.S. Treasury zero-coupon bond on the date of grant with a maturity corresponding to the estimated time until exercise of six years. The values do not take into account risk factors such as non-transferability or risk of forfeiture.

Additional Disclosure Related to Summary Compensation Table and 2011 Grants  of Plan-Based Awards Table

Material Terms of Performance Shares Granted to NEOs in 2011

•	three year performance period;

•

paid in shares of NextEra Energy common stock, based primarily on the average of the NEO’s Total Performance Factor under the Annual Incentive Plan for each year in the performance period, capped at 160%;

•	dividends are not paid or accrued during the performance period;

•	may vest in full or in part in the event of the occurrence of certain events, such as a change in control, death, disability or some retirements;

•	forfeited if employment terminates prior to end of performance period in all other instances (subject to terms of Retention Agreements and the Hay Agreement); and

•	award agreement includes non-solicitation and non-competition provisions.

Material Terms of Performance-Based Restricted Stock Granted to NEOs in 2011

•

if corporate performance objective (as established under the Annual Incentive Plan) is met as of end of preceding year, performance-based restricted stock vests one-third per year for three years beginning approximately one year from date of grant;

•	if corporate performance objective (as established under the Annual Incentive Plan) is not met in any year, performance-based restricted stock scheduled to vest in that year is forfeited;

•	corporate performance objective is attainment of NextEra Energy adjusted earnings goal under the Annual Incentive Plan for the previous year (or similar measure chosen by the Compensation Committee);

•	dividends are paid on performance-based restricted stock as and when declared by the Company but are subject to repayment by NEO if awards are forfeited prior to vesting;

•	NEOs have the right to vote their shares of performance-based restricted stock;

•

may vest in full or in part prior to or on normal vesting date and, in some circumstances, without regard to satisfaction of performance condition, in the event of the occurrence of certain events, such as a change in control, death, disability or some retirements;

•	forfeited if employment terminated prior to vesting in all other instances (subject to terms of Retention Agreements and the Hay Agreement); and

•	award agreement includes non-solicitation and non-competition provisions.

Material Terms of Stock Options Granted to NEOs in 2011

•	vest and become exercisable one-third per year for three years beginning approximately one year from date of grant;

•	exercise price equal to closing price of NextEra Energy common stock on date of grant (February 18, 2011);

•	generally expire ten years from date of grant;

•	may vest in full or in part prior to normal vesting date in the event of the occurrence of some events, such as a change in control, death, disability or some retirements;

•	forfeited if employment terminated prior to vesting in all other instances (subject to terms of Retention Agreements and the Hay Agreement); and

•	award agreement includes non-solicitation and non-competition provisions.

Material Terms of Deferred Retirement Awards Granted to Messrs. Robo (in 2006) and Dewhurst (in 2009)

•	shares representing Company’s obligation to Mr. Robo are held in a grantor (rabbi) trust;

•	dividends are reinvested (or deemed reinvested) in shares of the Company’s common stock;

•

vested 50% in 2011 and will vest 50% in 2016 for Mr. Robo; will vest 50% in 2012 and 50% in 2017 for Mr. Dewhurst; may vest in part prior to normal vesting date upon termination following a change in control or by reason of death or disability;

•

mandatory deferral of all vested shares and shares obtained with reinvested dividends until retirement or termination of employment (with certain exceptions for death, disability or change in control); and

•	award agreement includes non-solicitation and non-competition provisions.

Determination of Amount Payable Under Annual Incentive Plan to NEOs

See Compensation Discussion & Analysis for a description of the criteria used to determine the amount payable to each NEO under the Annual Incentive Plan (Non-Equity Incentive Plan Compensation).

Salary and Bonus as a Proportion of 2011 Total Compensation

Using only the amounts set forth in column (c), “Salary,” for all NEOs (as no discretionary bonuses were paid to the NEOs in 2011) in Table 1a: Summary Compensation Table , the salaries of each of the NEOs as a proportion of 2011 total compensation were as follows:

Mr. Hay—14%

Mr. Pimentel—25%

Mr. Dewhurst—20%

Mr. Robo—19%

Mr. Olivera—21%

Mr. Nazar—25%

These proportions are consistent with the Company’s philosophy of paying NEOs a higher percentage of performance-based compensation and a lower percentage of fixed compensation.

Employment Agreement with CEO

The Hay Agreement provides for Mr. Hay to be employed as the chief executive officer of NextEra Energy and to serve as a director and chairman of NextEra Energy’s Board for an initial term of three years which began on January 1, 2005. Under the Hay Agreement, the term of Mr. Hay’s employment is extended an additional year each January 1 beginning in 2006 unless either party gives a notice of non-extension no later than 90 days prior to January 1. No such notice had been given as of December 31, 2011. The Hay Agreement does not establish Mr. Hay’s compensation; however, any reduction of Mr. Hay’s then current base salary, target annual incentive bonus, target long term incentive compensation or aggregate employee benefits (with certain exceptions), failure to re-elect Mr. Hay as chairman (with certain exceptions) and chief executive officer, or the assignment to Mr. Hay of duties materially inconsistent with his position constitute “good reason” for Mr. Hay to terminate his employment and receive the termination benefits set forth in the Hay Agreement. The Hay Agreement also provides certain benefits upon the termination of Mr. Hay’s employment due to death, disability, retirement on or after age 65, retirement prior to, on or after age 65 with the consent of the Board, or without cause. Such termination benefits are described in Potential Payments Upon Termination or Change in Control, below.

In the event that Mr. Hay’s Retention Agreement (described in Potential Payments Upon Termination or Change in Control, below) becomes effective and Mr. Hay’s employment is terminated under the circumstances specified in the Retention Agreement, he will be entitled to the compensation and benefits provided under the Retention Agreement instead of any compensation or benefits payable or provided to him under the Hay Agreement.

In connection with the previously reported decision by Mr. Hay to transition from his position as chief executive officer of the Company effective on July 1, 2012 and the action taken by the Board to appoint Mr. Hay to serve as executive chairman of the board effective on that date, Mr. Hay has waived, subject to the conditions described below, his right under the Hay Agreement to assert that any of the following matters will constitute the basis for a termination by Mr. Hay of his employment for “good reason” under the Hay Agreement: (1) Mr. Hay ceasing to serve as chief executive officer of the Company effective on July 1, 2012; (2) the appointment by the Board of Mr. Hay as executive chairman of the board effective on July 1, 2012; (3) the assignment to Mr. Hay by the Board effective on July 1, 2012 or thereafter of duties and responsibilities as executive chairman of the board which are materially inconsistent with the duties and responsibilities previously assigned to Mr. Hay by the Board as chief executive officer of the Company; (4) the appointment by the Board of any other individual as chief executive officer of the Company effective on July 1, 2012 or from time to time thereafter; and (5) any reduction in Mr. Hay’s target equity compensation for 2013 from the target equity compensation for 2013 to which Mr. Hay would otherwise be entitled under the Hay Agreement. In addition, Mr. Hay has agreed to retire from his position as executive chairman of the board effective on December 31, 2013, or on such other date as the Board and Mr. Hay may otherwise agree. The Hay Agreement will terminate upon Mr. Hay’s retirement.

Mr. Hay also has waived his right to receive, and/or to assert that he is, or will be, entitled to receive, any payments or other benefits under or pursuant to his Retention Agreement as a result of, or in connection with, a change in control or potential change in control of the Company, including, without limitation, any cash payments of (or based on) his base salary, annual incentive, pension benefits or other elements of compensation, accelerated vesting and payout of equity awards outstanding under his equity award agreements issued pursuant to the LTIP and the 2011 LTIP and under those plans, and gross-up payments for any excise taxes imposed by section 4999 of the Internal Revenue Code. Mr. Hay also has waived his right under such equity award agreements and plans to receive accelerated vesting and payout of his outstanding equity awards upon any such change in control event. Consistent with his current rights under such equity award agreements and plans, Mr. Hay will become vested in the then-unvested portion of the equity awards outstanding thereunder if, upon any such event, such awards are not replaced, assumed or continued pursuant to such agreements and plans.

The foregoing waivers are conditioned upon fulfillment by the Company of the following undertakings, among others, to which it has agreed with Mr. Hay:

•

not to diminish materially Mr. Hay’s duties and responsibilities as executive chairman of the board from time to time during the term of Mr. Hay’s employment under the Hay Agreement from the duties and responsibilities agreed to with the Board at the time Mr. Hay agreed to the above-described waivers, without Mr. Hay’s prior written consent;

•	not to set or maintain Mr. Hay’s target equity compensation for 2013 at an amount that is less than 63% of Mr. Hay’s target equity compensation for 2012; and

•

upon Mr. Hay’s retirement from his position as executive chairman of the board effective on December 31, 2013 or on such other date as the Board and Mr. Hay may otherwise agree, that such retirement will be deemed to be an “approved early retirement” for all purposes under the Hay Agreement and under Mr. Hay’s equity award agreements, as described in Potential Payments Upon Termination or Change in Control, below.

Defined Contribution Retirement Benefits

NextEra Energy maintains a tax-qualified defined contribution 401(k) plan in which an employee may elect to defer some portion of his or her covered earnings (which excludes annual incentive compensation), and in which NextEra Energy matches the employee contributions in accordance with a specified formula. In a 401(k) plan, the employee bears the investment risk. Employees who choose to enroll in the 401(k) plan may contribute between 1% and 50% of covered earnings, subject to certain limits contained in the Internal Revenue Code, and the Company provides matching contributions, in the form of NextEra Energy common stock, up to 4.75% of covered earnings to the specified IRS limit. In 2011, each of the NEOs participated in the 401(k) plan and received the maximum Company matching contribution allowable under IRS rules, which for 2011 was $11,638, except for Mr. Dewhurst and Mr. Nazar, who received Company matching contributions of $11,190 and $8,057, respectively.

The nonqualified SERP provides a defined contribution benefit to each NEO which is designed to (1) make up for the lost Company matching contributions on the 401(k) plan due to IRS limits, and (2) provide Company matching contributions on annual incentive compensation (which is a significant percentage of named executive cash compensation). Therefore, under the SERP, each NEO’s defined contribution account is credited annually with phantom NextEra Energy common stock with a value equal to 4.75% of base earnings above IRS limits plus annual incentive compensation. Each such account is also credited annually with additional phantom NextEra Energy common stock with a value based on phantom dividend income on the phantom shares in the account.

For each NEO, the defined contribution benefits described here are included under column (i), “All Other Compensation,” of Table 1a: Summary Compensation Table and described in footnote (1) to Table 1b: 2011 Supplemental All Other Compensation.

Table 3: 2011 Outstanding Equity Awards at Fiscal Year End

The following table provides information about equity incentive awards awarded to the named executives in 2011 and in prior years. It is important to keep in mind the following when reviewing the table:

(1) With respect to Option Awards, the options listed in column (b), “Number of Securities Underlying Unexercised Options (#) Exercisable,” are fully vested and exercisable as of December 31, 2011 by the NEO. If the NEO had exercised all or a part of these options in 2011, the value realized upon exercise would be listed in Table 4: 2011 Option Exercises and Stock Vested. The Compensation Committee deems the value of unexercised fully-vested options to be a current asset of the NEO and attributable to compensation earned in prior years, and does not consider this amount, or the current value of unvested options (which are listed in column (c)), when making compensation determinations.

(2) The number of shares listed in column (i), “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested,” includes both performance shares, at maximum payout level (in accordance with applicable SEC rules), prior to the expiration of the performance period, and performance-based restricted stock prior to the satisfaction of the performance and time criteria required for vesting. The number of shares listed in column (g), “Number of Shares or Units of Stock That Have Not Vested,” includes deferred retirement awards for Messrs. Dewhurst and Robo.

(3) As required by SEC rules, the amounts listed in column (j), “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represent the value of performance-based restricted stock and performance share awards at maximum payout levels. These amounts were not realized by the NEOs during 2011, and the value of awards which vest at a later date is likely to be different from the amount listed, based on, among other things, the performance of the Company and the price of the Company’s common stock.

Table 3: 2011 Outstanding Equity Awards at Fiscal Year End

Name (a)	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options(#) Exercisable(1) (b)	Number of Securities Underlying Unexercised Options(#) Unexer- cisable(1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#) (d)	Option Exercise Price($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (2)(#) (g)	Market Value of Shares or Units of Stock That Have Not Vested(3) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(11) (j)
Lewis Hay, III	150,000	0	0	27.56	2/13/2013
	150,000	0	0	32.46	2/12/2014
	100,000	0	0	36.95	1/03/2015
	90,000	0	0	41.76	2/16/2016
	62,531	0	0	59.05	2/15/2017
	75,596	0	0	64.69	2/15/2018
	73,497	36,748	0	50.91	2/13/2019
	50,446	100,892	0	45.57	2/12/2020
	0	119,359	0	54.59	2/18/2021
								330,789	(5)	$20,138,434	(5)
Armando Pimentel, Jr.	17,440	0	0	64.69	2/15/2018
	18,148	9,074	0	50.91	2/13/2019
	14,124	28,248	0	45.57	2/12/2020
	0	35,347	0	54.59	2/18/2021
								54,534	(6)	$3,320,030	(6)
Moray P. Dewhurst	100,000	0	0	27.56	2/13/2013
	100,000	0	0	32.46	2/12/2014
	60,000	0	0	36.95	1/03/2015
	46,028	0	0	41.76	2/16/2016
	24,762	0	0	59.05	2/15/2017
	6,898	0	0	64.69	2/15/2018
	44,434	15,612	0	56.42	8/17/2019
	25,423	50,848	0	45.57	2/12/2020
	0	59,575	0	54.59	2/18/2021
						27,813	$1,693,255	92,531	(7)	$5,633,287	(7)
James L. Robo	100,000	0	0	27.56	2/13/2013
	100,000	0	0	32.46	2/12/2014
	60,000	0	0	36.95	1/03/2015
	50,000	0	0	41.76	2/16/2016
	43,773	0	0	59.05	2/15/2017
	52,320	0	0	64.69	2/15/2018
	54,326	27,163	0	50.91	2/13/2019
	37,288	74,576	0	45.57	2/12/2020
	0	89,074	0	54.59	2/18/2021
						29,308	$1,784,241	116,753	(8)	$7,107,923	(8)
Armando J. Olivera	100,000	0	0	32.46	2/12/2014
	60,000	0	0	36.95	1/03/2015
	50,000	0	0	41.76	2/16/2016
	35,834	0	0	59.05	2/15/2017
	34,880	0	0	64.69	2/15/2018
	33,748	16,874	0	50.91	2/13/2019
	23,163	46,328	0	45.57	2/12/2020
	0	54,016	0	54.59	2/18/2021
								77,554	(9)	$4,721,488	(9)
Manoochehr K. Nazar	9,260	4,630	0	50.91	2/13/2019
	6,641	13,284	0	45.57	2/12/2020
	0	15,790	0	54.59	2/18/2021
								73,580	(10)	$4,479,550	(10)

(1)	All stock options are non-qualified. All options listed as exercisable at December 31, 2011 were fully vested at that date. Options listed as unexercisable at December 31, 2011 vest as follows:

Name	Grant Date	Vest Date	No. Options
Lewis Hay, III	2/18/2011	2/15/2012	39,787
		2/15/2013	39,786
		2/15/2014	39,786
	2/12/2010	2/15/2012	50,446
		2/15/2013	50,446
	2/13/2009	2/15/2012	36,748
Armando Pimentel, Jr.	2/18/2011	2/15/2012	11,783
		2/15/2013	11,782
		2/15/2014	11,782
	2/12/2010	2/15/2012	14,124
		2/15/2013	14,124
	2/13/2009	2/15/2012	9,074
Moray P. Dewhurst	2/18/2011	2/15/2012	19,859
		2/15/2013	19,858
		2/15/2014	19,858
	2/12/2010	2/15/2012	25,424
		2/15/2013	25,424
	8/17/2009	5/15/2012	15,612
James L. Robo	2/18/2011	2/15/2012	29,692
		2/15/2013	29,691
		2/15/2014	29,691
	2/12/2010	2/15/2012	37,288
		2/15/2013	37,288
	2/13/2009	2/15/2012	27,163
Armando J. Olivera	2/18/2011	2/15/2012	18,006
		2/15/2013	18,005
		2/15/2014	18,005
	2/12/2010	2/15/2012	23,164
		2/15/2013	23,164
	2/13/2009	2/15/2012	16,874
Manoochehr K. Nazar	2/18/2011	2/15/2012	5,264
		2/15/2013	5,263
		2/15/2014	5,263
	2/12/2010	2/15/2012	6,642
		2/15/2013	6,642
	2/13/2009	2/15/2012	4,630

(2)	Mr. Robo was granted 47,893 shares in 2006 and Mr. Dewhurst was granted 25,219 shares in 2009 as deferred retirement awards. Of such grants, 50% of Mr. Robo’s shares (28,181 shares, including reinvested dividends) vested on 3/15/2011, and the remainder will vest on 3/15/2016. Mr. Dewhurst’s shares will vest in equal installments on 6/15/2012 and 6/15/2017. Receipt of the shares will continue to be deferred following vesting in most circumstances. Shares representing the Company’s obligation to Mr. Robo are held in a grantor (rabbi) trust. Dividends are reinvested. In 2011, the trustee of the grantor trust acquired 2,244 shares (50% of which are vested) in respect of Mr. Robo’s award; 1,079 deferred shares were added with respect to Mr. Dewhurst’s award in 2011 upon the reinvestment of dividend equivalents.

(3)	Market value of the unvested deferred retirement awards is based on the closing price of NextEra Energy common stock of $60.88 on December 30, 2011 (the last business day of 2011).

(4)	Performance shares generally vest on the last day of the applicable performance period, with payouts determined by the Compensation Committee at its first meeting after the end of the year. Because the end of the performance period for the performance shares granted to each of the NEOs in 2009 was December 31, 2011, these performance shares (other than those awarded to Mr. Dewhurst, which vest in May 2012) are not included in Table 3: 2011 Outstanding Equity Awards at Fiscal Year End and are included in Table 4: 2011 Option Exercises and Stock Vested under columns (d) and (e), “Stock Awards—Number of Shares Acquired on Vesting” and “Stock Awards—Value Realized on Vesting,” and discussed in footnotes (3) and (4) to that table.

(5)	Mr. Hay’s outstanding performance shares at maximum payout level aggregated 205,531 shares with a market value on December 30, 2011 of $12,512,727. Of such shares, 64,463 performance shares at target were granted on February 12, 2010 (performance period beginning 1/1/2010 and ending 12/31/2012) and 63,994 performance shares at target were granted on February 18, 2011 (performance period beginning 1/1/2011 and ending 12/31/2013). The amount shown also includes 125,258 shares of performance-based restricted stock with a market value of $7,625,707 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
performance-based restricted stock	2/18/2011	2/15/2012	19,789
		2/15/2013	19,789
		2/15/2014	19,789
performance-based restricted stock	2/12/2010	2/15/2012	22,794
		2/15/2013	22,794
performance-based restricted stock	2/13/2009	2/15/2012	20,303

(6)	Mr. Pimentel’s outstanding performance shares at maximum payout level aggregated 30,848 shares with a market value on December 30, 2011 of $1,878,026. Of such shares, 9,436 performance shares at target were granted on February 12, 2010 (performance period beginning 1/1/2010 and ending 12/31/2012) and 9,844 performance shares at target were granted on February 18, 2011 (performance period beginning 1/1/2011 and ending 12/31/2013). The amount shown also includes 23,686 shares of performance-based restricted stock with a market value of $1,442,004 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
performance-based restricted stock	2/18/2011	2/15/2012	3,907
		2/15/2013	3,908
		2/15/2014	3,908
performance-based restricted stock	2/12/2010	2/15/2012	4,294
		2/15/2013	4,294
performance-based restricted stock	2/13/2009	2/15/2012	3,375

(7)	Mr. Dewhurst’s outstanding performance shares at maximum payout level were 59,344 shares with a market value on December 30, 2011 of $3,612,863. Of such shares, 8,804 performance shares at target were granted on August 17, 2009 (performance period beginning 1/1/2010 and ending 12/31/2011, with vesting on 5/15/2012), 14,263 performance shares at target were granted on February 12, 2010 (performance period beginning 1/1/2010 and ending 12/31/2012) and 14,023 performance shares at target were granted on February 18, 2011 (performance period beginning 1/1/2011 and ending 12/31/2013). The amount shown also includes 33,187 shares of performance-based restricted stock with a market value of $2,020,424 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
performance-based restricted stock	2/18/2011	2/15/2012	5,396
		2/15/2013	5,396
		2/15/2014	5,396
performance-based restricted stock	2/12/2010	2/15/2012	6,276
		2/15/2013	6,276
performance-based restricted stock	8/17/2009	5/15/2012	4,447

(8)	Mr. Robo’s outstanding performance shares at maximum payout level aggregated 69,596 shares with a market value on December 30, 2011 of $4,237,005. Of such shares, 21,724 performance shares at target were granted on February 12, 2010 (performance period beginning 1/1/2010 and ending 12/31/2012) and 21,774 performance shares at target were granted on February 18, 2011 (performance period beginning 1/1/2011 and ending 12/31/2013). The amount shown also includes 47,157 shares of performance-based restricted stock with a market value of $2,870,918 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
performance-based restricted stock	2/18/2011	2/15/2012	7,489
		2/15/2013	7,488
		2/15/2014	7,488
performance-based restricted stock	2/12/2010	2/15/2012	8,543
		2/15/2013	8,543
performance-based restricted stock	2/13/2009	2/15/2012	7,606

(9)	Mr. Olivera’s outstanding performance shares at maximum payout level were 46,278 shares with a market value on December 30, 2011 of $2,817,405. Of such shares, 14,620 performance shares at target were granted on February 12, 2010 (performance period beginning 1/1/2010 and ending 12/31/2012) and 14,304 performance shares at target were granted on February 18, 2011 (performance period beginning 1/1/2011 and ending 12/31/2013). The amount shown also includes 31,276 shares of performance-based restricted stock with a market value of $1,904,083 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
performance-based restricted stock	2/18/2011	2/15/2012	4,912
		2/15/2013	4,911
		2/15/2014	4,911
performance-based restricted stock	2/12/2010	2/15/2012	5,740
		2/15/2013	5,740
performance-based restricted stock	2/13/2009	2/15/2012	5,062

(10)	Mr. Nazar’s outstanding performance shares at maximum payout level were 39,553 shares with a market value on December 30, 2011 of $2,407,987. Of such shares, 12,153 performance shares at target were granted on February 12, 2010 (performance period beginning 1/1/2010 and ending 12/31/2012) and 12,568 performance shares at target were granted on February 18, 2011 (performance period beginning 1/1/2011 and ending 12/31/2013). The amount shown also includes 34,027 shares of performance-based restricted stock with a market value of $2,071,563 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
performance-based restricted stock	2/18/2011	2/15/2012	5,447
		2/15/2013	5,446
		2/15/2014	5,446
performance-based restricted stock	2/12/2010	2/15/2012	6,243
		2/15/2013	6,243
performance-based restricted stock	2/13/2009	2/15/2012	5,202

(11)	Market value is based on the closing price of NextEra Energy common stock of $60.88 on December 30, 2011 (the last business day of 2011).

Table 4: 2011 Option Exercises and Stock Vested

The following table provides information about the NEOs’ stock awards which vested in 2011. It is important to keep in mind the following when reviewing the table:

(1) The “Number of Shares Acquired on Vesting” (column (d)) represents performance shares granted in prior years for performance periods which ended in 2011, as well as performance-based restricted stock vesting in 2011 from grants made in prior years. The Compensation Committee looks at the value of these grants as of the date of grant, rather than as of the date of vesting, when making compensation determinations. For Mr. Robo, also represents the vesting of 50% of a deferred retirement award granted in 2006.

(2) The “Value Realized on Vesting” (column (e)) represents the aggregate payout value of the vested performance shares, vested performance-based restricted stock and, for Mr. Robo, vested shares underlying the deferred retirement award described above.

Table 4: 2011 Option Exercises and Stock Vested

Name(a)	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)		Number of Shares Acquired on Vesting(3) (#) (d)	Value Realized on Vesting(4)($) (e)
Lewis Hay, III	250,000	$7,512,370	(1)	150,277	$8,688,920
Armando Pimentel, Jr.	0	0		21,456	1,231,682
Moray P. Dewhurst	100,000	2,926,996	(1)	21,873	1,255,018
James L. Robo(2)	0	0		78,181	4,396,867
Armando J. Olivera	83,333	2,329,620	(1)	33,546	1,932,079
Manoochehr K. Nazar	0	0		30,582	1,751,074

(1)	The aggregate dollar amount realized upon the exercise of stock options is calculated based on the difference between the market price of the Company’s common stock upon exercise and the exercise price of the stock options. Stock options were exercised, in accordance with plans adopted in accordance with SEC Rule 10b5-1, by Mr. Hay on April 28, 2011, May 2, 2011, and September 1, 2011; Mr. Dewhurst on November 9, 2011, November 16, 2011, November 21, 2011, November 30, 2011 and December 7, 2011; and Mr. Olivera on February 10, 2011.

(2)	Mr. Robo was granted a deferred retirement award on February 17, 2006 under the LTIP. The shares underlying the award (including shares acquired through the reinvestment of dividends) vest in equal installments on March 15, 2011 and March 15, 2016. Mr. Robo’s receipt of the shares following vesting is deferred until retirement or termination of employment (with certain exceptions for death, disability, or change in control of the Company). On March 15, 2011, 28,181 deferred shares vested, with a realized value on vesting of $1,515,292; these amounts are included in the totals listed in columns d and e, respectively. The receipt of such shares (and reinvested dividends) continues to be deferred under the terms of the award.

(3)	Includes for Mr. Hay, 60,328 shares of performance-based restricted stock and 89,949 performance shares; for Mr. Pimentel 10,100 shares of performance-based restricted stock and 11,356 performance shares; for Mr. Dewhurst 13,573 shares of performance-based restricted stock and 8,300 performance shares; for Mr. Robo 21,643 shares of performance-based restricted stock, 28,357 performance shares and 28,181 shares underlying the vested portion of a deferred retirement award, as described in footnote (2); for Mr. Olivera 14,726 shares of performance-based restricted stock and 18,820 performance shares; and for Mr. Nazar 15,506 shares of performance-based restricted stock and 15,076 performance shares.

(4)	The aggregate dollar amount realized upon vesting of stock awards is calculated based on the number of shares of stock vested multiplied by the market price of the Company’s common stock on the vesting date. For Mr. Hay, $3,272,191 is attributable to vested performance-based restricted stock and $5,416,729 is attributable to performance shares. For Mr. Pimentel, $547,824 is attributable to vested performance-based restricted stock and $683,858 is attributable to performance shares. For Mr. Dewhurst, $768,306 is attributable to vested performance-based restricted stock and $486,712 is attributable to performance shares. For Mr. Robo, $1,173,916 is attributable to vested performance-based restricted stock, $1,707,659 is attributable to performance shares and $1,515,292 is attributable to the vested portion of the deferred retirement award described in footnote (2). For Mr. Olivera, $798,738 is attributable to vested performance-based restricted stock and $1,133,341 is attributable to performance shares. For Mr. Nazar, $843,197 is attributable to vested performance-based restricted stock and $907,877 is attributable to performance shares.

Table 5: Pension Benefits

The table and description below provide information about the NEOs’ pension benefits. It is important to keep in mind that the “Present Value of Accumulated Benefit” (column (d)) listed for the SERP includes the present value of such benefits in the defined benefit portion of the SERP only, and that disclosure of information related to the defined contribution portion of the SERP can be found in the next table, Table 6: Nonqualified Deferred Compensation.

Table 5: Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Lewis Hay, III(2)	NextEra Energy, Inc. Employee Pension Plan	12	$208,230	$0
	SERP(1)	12	17,147,526	0
Armando Pimentel, Jr.(3)	NextEra Energy, Inc. Employee Pension Plan	4	46,058	0
	SERP(1)	4	828,044	0
Moray P. Dewhurst(4)	NextEra Energy, Inc. Employee Pension Plan	9	148,566	0
	SERP(1)	9	737,696	31,263
James L. Robo(3)	NextEra Energy, Inc. Employee Pension Plan	10	137,706	0
	SERP(1)	10	1,294,751	0
Armando J. Olivera(5)	NextEra Energy, Inc. Employee Pension Plan	40	1,038,515	0
	SERP(1)	40	5,945,616	0
Manoochehr K. Nazar(3)	NextEra Energy, Inc. Employee Pension Plan	4	50,401	0
	SERP(1)	4	821,387	0

(1)	NextEra Energy’s nonqualified SERP provides both defined benefit and defined contribution benefits. See Additional Disclosure Related to Pension Benefits Table, below. The defined benefit portion of the SERP is shown in this table, while amounts attributable to the defined contribution portion of the SERP are included in Table 1a: Summary Compensation Table under column (i), “All Other Compensation” (amounts for which are detailed in Table 1b: 2011 Supplemental All Other Compensation), and are also reported in Table 6: Nonqualified Deferred Compensation under columns (c), (d) and (f).

(2)	For Mr. Hay, the amounts shown are based on estimates of his accrued benefit in the specified plans as of December 31, 2011 that are payable at normal retirement age as defined in the employee pension plan and in his individual SERP, which is age 65. These estimates are based on the number of years of credited service shown in the table and on Mr. Hay’s current covered compensation. After calculating the accrued benefit at December 31, 2011 in the form of an annuity payable at age 65, the annuity value is converted to a lump sum value payable at age 65. These calculations were performed using assumptions consistent with those used by NextEra Energy to calculate the expense under applicable accounting guidance for Mr. Hay’s individual SERP. The specific interest rates and other assumptions used to estimate these amounts are as follows: (1) the discount rate on December 31, 2011 was 4.25%; (2) lump sum amount was calculated using the 2012 PPA lump sum IRC 417(e) non-averaged 3-segment rates (based on an August 2011 lookback) of 1.85%, 4.62% and 6.02% and the PPA 2012 IRC Section 417(e) mortality table (Revenue Ruling 2007-67 mortality); and (3) assumed retirement age is 65 and no pre-retirement decrements are assumed. Mr. Hay is fully vested in these benefits.

(3)	For Messrs. Pimentel, Robo and Nazar, the amounts shown are their accrued pension benefits as of December 31, 2011, which are equal to their cash balance account values in the tax qualified employee pension plan and in the SERP at December 31, 2011. Messrs. Pimentel and Nazar are fully vested in the employee pension plan, but not in the SERP. Mr. Robo is fully vested in both plans. Each NEO is entitled to his fully vested accrued account values upon termination of employment.

(4)	For Mr. Dewhurst, the amounts shown are his accrued pension benefits as of December 31, 2011, which are equal to his cash balance account value in the tax qualified employee pension plan, the cash balance account value earned in the SERP subsequent to his resumption of employment with the Company in 2009, and the present value at December 31, 2011 of the $2,605 monthly single life annuity benefit that Mr. Dewhurst commenced on December 1, 2008 from the SERP. (This monthly life annuity benefit continued upon Mr. Dewhurst’s resumption of employment in 2009.) The following assumptions were used for determining the present value as of December 31, 2011 of these SERP annuity payments: discount rate of 4.25% and the 2012 PPA annuitant mortality table for males with generational improvements assumed. Mr. Dewhurst is fully vested in these benefits. As of August 17, 2009, the date on which he resumed employment, Mr. Dewhurst had not commenced distributions from the tax qualified employee pension plan.

(5)	For Mr. Olivera, the amounts shown are based on estimates of his accrued benefit in the specified plans as of December 31, 2011 that are payable at normal retirement age as defined in the employee pension plan and in the SERP, which is age 65. No participant is eligible for unreduced benefits prior to age 65. These estimates are based on the number of years of credited service shown in the table and on Mr. Olivera’s current covered compensation. After calculating the accrued benefit at December 31, 2011 in the form of an annuity payable at age 65, the annuity value is converted to a lump sum value payable at age 65. These calculations were performed using assumptions consistent with those used by NextEra Energy’s actuaries for accounting purposes. The specific interest rates and other assumptions used to estimate these values are as follows: (1) the discount rate on December 31, 2011 was 4.25%; (2) lump sum amounts were calculated using a 4.50% discount rate and Revenue Ruling 2007-67 mortality rates; and (3) assumed retirement age is 65 and no pre-retirement decrements are assumed. Mr. Olivera is fully vested in both benefits.

Additional Disclosure Related to Pension Benefits Table

NextEra Energy maintains two non-contributory defined benefit retirement plans: a tax-qualified employee pension plan and a non-qualified SERP.

Employee Pension Plan

NextEra Energy’s tax-qualified employee pension plan is a cash balance plan in which credits to each active, full-time employee’s account are determined as a percentage of his or her monthly covered earnings, with “basic crediting” of 4.5% until the fifth anniversary of employment, and 6% thereafter. Covered earnings for each NEO are limited to base salary and do not include annual incentive compensation, long term incentive compensation or any other compensation included in Table 1a: Summary Compensation Table . Each employee’s cash balance account is also credited quarterly with interest at an annual rate that is equal to the average yield on one-year Treasury Constant Maturities for the 12 months ending September 30 of the preceding calendar year. The interest crediting rate is subject to a 4% minimum and 14% maximum. For 2011, the interest crediting rate was 4%. Benefits under the cash balance formula are not reduced for employer contributions to Social Security or other offset amounts.

Under the qualified employee pension plan, benefits are cliff-vested after three full years of service and employees may become fully vested if they are participants in the qualified plan at a time when the Company decides to transfer a portion of pension plan assets to fund retiree medical benefits. All named executives are fully vested. All vested participants are eligible for lump sum payment of benefits following termination of employment, and certain annuity forms of payment are also available to most employees, including the NEOs.

SERP

For the reasons described in Compensation Discussion & Analysis, NextEra Energy maintains an unfunded SERP for its executive officers, including the NEOs. For NEOs who became SERP participants on or after April 1, 1997 (when the qualified employee pension plan was converted to a cash balance plan), except for Mr. Hay, the SERP’s defined benefit formula provides two times the normal cash balance crediting rate of the qualified employee pension plan (“double basic credits”). The normal cash balance crediting rate is 4.5% prior to five years of service, and 6% thereafter. Double the basic crediting rate is therefore 9% and 12%, respectively. Benefits for Messrs. Pimentel, Dewhurst, Robo and Nazar are calculated in this manner. In order to offset the significant benefits that Mr. Pimentel forfeited from his prior employer in order to accept the Company’s offer of employment, Mr. Pimentel also received an opening SERP cash balance account balance of $150,000, and an additional $150,000 on each of his first and second anniversaries with the Company. Similarly, in order to offset the benefits that Mr. Nazar forfeited from his prior employer in order to accept the Company’s offer of employment, Mr. Nazar received an opening SERP cash balance account balance of $300,000.

For NEOs who were SERP participants on March 31, 1997, a final-average-pay defined benefit formula in place prior to the cash balance change is applied to covered earnings. This formula is based on years of service and average monthly pay (defined as the average of the highest five consecutive years out of the last ten years of service), with an offset for employer contributions to Social Security. Currently, no SERP participants receive any additional credits to years of service; actual years of participating service are used to determine benefits. The target benefit for 40 or more years of service, prior to any reductions for the Social Security offset or retirement before the normal retirement age of 65, is 52.50% of final average pay. Benefits for Mr. Olivera are calculated in this manner. No participant is eligible for unreduced benefits prior to age 65. However, reduced benefits are payable for early retirement prior to age 65 if a participant is at least age 55 with at least ten years of participating service. As of December 31, 2011, Mr. Olivera was eligible for early retirement. If Mr. Olivera had retired on December 31, 2011, the reduction to his age 65 benefit, calculated in the manner described above, would have been 5.33% (based on an early retirement age of 62.33 years). The early retirement benefit reduction between the ages of 62 and 65 is 2% per year. The benefit calculated in this manner would be offset by the benefit payable under the employee pension plan described above.

As described in Compensation Discussion & Analysis, in 2002 NextEra Energy entered into an agreement with Mr. Hay to provide a supplemental defined benefit retirement benefit. Under this agreement, the Company will provide a benefit equal to 65% of Mr. Hay’s “final average pay,” which is his highest average annual compensation (annual salary plus annual incentive award) for either (1) his final three years of employment or (2) the three years preceding his final year of employment. This supplemental benefit will be reduced by the actuarial equivalent of the benefits to which he is entitled under the qualified employee pension plan and the defined benefit portion of the SERP. If Mr. Hay terminates his employment prior to age 65, the benefit will be reduced on a pro rata basis if he fails to complete at least fifteen years of service with NextEra Energy or its subsidiaries, and it will be further reduced on an actuarial basis as a result of its early distribution after attainment of age 55 with at least ten years of service. The agreement provides a minimum annual benefit, in the form of a joint and 50% survivor annuity (equal to 50% of final average pay) payable to Mr. Hay and his surviving spouse upon his termination of employment with NextEra Energy and its subsidiaries. If Mr. Hay’s termination of employment occurs prior to his normal retirement age (age 65), this minimum benefit will be reduced on an actuarial basis.

SERP benefits are cliff-vested after five full years of service and all named executives, except Messrs. Pimentel and Nazar, are fully vested. All vested participants are eligible for lump sum payment of benefits following termination of employment (subject to timing restrictions imposed by section 409A of the Internal Revenue Code), or may elect certain annuity forms of payment.

Table 6: Nonqualified Deferred Compensation

The table and description below provide information about the NEOs’ nonqualified deferred compensation. It is important to keep in mind the following when reviewing the table:

(1) The amounts shown under the heading “Aggregate Earnings in Last FY” (column (d)) represent earnings in the Deferred Compensation Plan, in the defined contribution portion of the SERP and, for Mr. Robo, on the vested portion of a deferred retirement award under the LTIP.

(2) The amounts shown under the heading “Aggregate Withdrawals/Distributions” (column (e)) represent withdrawals/distributions from the Deferred Compensation Plan.

(3) The amounts shown under the heading “Aggregate Balance at Last FYE” (column (f)) represent balances in the Deferred Compensation Plan and in the defined contribution portion of the SERP and the vested balance of Mr. Robo’s deferred retirement award.

Table 6: Nonqualified Deferred Compensation

Name(a)	Executive Contributions in Last FY(1)($) (b)	Registrant Contributions in Last FY(2)($) (c)	Aggregate Earnings in Last FY(3)($) (d)	Aggregate Withdrawals/ Distributions(4)($) (e)	Aggregate Balance at Last FYE(5)($) (f)
Lewis Hay, III	$0	$162,761	$2,823,542	$0	$25,148,263
Armando Pimentel, Jr.	0	50,924	26,908	0	179,393
Moray P. Dewhurst	0	49,348	15,422	57,907	211,936
James L. Robo	1,515,292	84,116	408,901	0	2,625,432
Armando J. Olivera	0	52,875	412,056	0	2,785,163
Manoochehr K. Nazar	0	61,762	54,251	0	1,222,819

(1)	The Deferred Compensation Plan permits deferral of salary (up to 100%), annual incentive (up to 100%), and performance shares (up to 100%). None of the NEOs elected to defer 2011 compensation. For Mr. Robo, amount represents the value of the vested portion of his deferred retirement award, which, under the terms of the award, continue to be deferred following vesting until retirement or termination of employment.

(2)	The SERP includes a defined contribution component which provides a match on executives’ base and annual incentive earnings above the IRS limit, which was $245,000 for 2011. The 4.75% match is the same as the match opportunity provided to participants in the Company’s 401(k) plan. As with the 401(k) Plan, crediting of matching contributions under the defined contribution component of the SERP is in the form of stock (specifically, phantom NextEra Energy common stock). All amounts shown in this column are also included in Table 1a: Summary Compensation Table in column (i), “All Other Compensation” (values for which are detailed in Table 1b: 2011 Supplemental All Other Compensation).

(3)	Earnings include the sum of each participant’s annual earnings in the Deferred Compensation Plan and in the defined contribution portion of the SERP and, for Mr. Robo, earnings on a deferred retirement award under the LTIP. Deferred Compensation Plan earnings were as follows: Mr. Hay $2,434,303; Mr. Dewhurst $3,625; Mr. Olivera $276,429; and Mr. Nazar $16,187. Messrs. Pimentel and Robo have not deferred any compensation under this plan. Earnings for the defined contribution component of the SERP were as follows: Mr. Hay $389,239; Mr. Pimentel $26,908; Mr. Dewhurst $11,797; Mr. Robo $140,348; Mr. Olivera $135,627; and Mr. Nazar $38,064. Earnings for the deferred retirement award for Mr. Robo were $268,553, comprised of reinvested dividends and the increase in value of the underlying stock. None of these amounts are included in Table 1a: Summary Compensation Table, since no above-market interest was credited in 2011.

(4)	As a result of his May 2008 retirement, during 2011 Mr. Dewhurst received distributions totaling $57,907 from the Deferred Compensation Plan.

(5)	Deferred Compensation Plan accounts include fully vested and earned compensation, plus earnings. The Company views deferred compensation as a vehicle for retirement planning, rather than as a means of providing additional compensation. As of December 31, 2011, Deferred Compensation Plan balances were as follows: Mr. Hay $22,850,671 (of which $14,261,237 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2011); Mr. Dewhurst $119,440 (all of which was previously reported as compensation in prior Summary Compensation Tables for years prior to 2011); Mr. Olivera $1,986,442 (of which $4,540 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2011); and Mr. Nazar $974,567. Messrs. Pimentel and Robo have not deferred any cash compensation or performance shares and therefore they have no balances in the Deferred Compensation Plan. Balances for the defined contribution component of the SERP were as follows: Mr. Hay $2,297,592 (of which $1,299,527 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2011); Mr. Pimentel $179,393 (of which $98,213 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2011); Mr. Dewhurst $92,496 (of which $31,544 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2011); Mr. Robo $841,587 (of which $534,265 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2011); Mr. Olivera $798,721 (of which $499,051 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2011); and Mr. Nazar $248,252. The balance of the vested portion of Mr. Robo’s deferred retirement award under the LTIP was $1,783,845.

Additional Disclosure Related to Nonqualified Deferred Compensation Table

Cash deferral elections under the Deferred Compensation Plan must be made prior to the period in which the cash is earned and can range, in whole percentages, from 1% to 100% of a participant’s base salary and/or annual incentive award. Equity deferral elections must be made by December 31 of the year preceding the beginning of the applicable performance period, and participants electing to defer performance shares may defer all or a portion of the payout amount. Deferred Compensation Plan earnings are not guaranteed by the Company.

The Company’s contributions to the SERP for each named executive are also considered deferred compensation. The contributions and earnings in Table 6: Nonqualified Deferred Compensation include those from the nonqualified defined contribution portion of the SERP. Distributions are in the form of lump sum payments, which may be subject to a six month delay following termination of employment in accordance with Internal Revenue Code section 409A.

Earnings in 2011 from previous deferrals of cash compensation came from phantom investments in the following investment vehicles, which mirror the funds available to participants in the Company’s 401(k) plan:

Fund	2011 Return
BlackRock All Country World Ex-U.S Index Fund—Class V (1)	3.70%
BlackRock MSCI All Country World Ex-U.S Index Fund – Class C (2)	-13.54%
BlackRock Equity Index Fund – Class V (1)	5.94%
BlackRock Equity Index Fund – Class C (2)	2.16%
BlackRock Russell 2000 Value Index Fund (1)	5.00%
BlackRock Russell 3000 Value Index Fund – Class C (8)	-4.30%
BlackRock U.S. Debt Index Fund – Class V (1)	0.37%
BlackRock U.S. Debt Index Fund – Class C (8)	7.60%
BlackRock U.S. Equity Market Index Fund – Class V (1)	5.86%
Brandywine Fund (managed by Friess Associates) (1)	6.85%
Cohen & Steers Institutional Realty Shares (3)	6.25%
Equity Income Fund by T. Rowe Price (4)	-5.50%
Fidelity Diversified International Fund (5)	3.18%
Fidelity Low-Priced Stock Fund (1)	4.95%
Fidelity Low-Priced Stock Fund – Class K (2)	0.06%
Fidelity Real Estate Investment Portfolio (6)	13.78%
Fidelity Retirement Government Money Market Portfolio (7)	0.01%
JP Morgan U.S. Government Money Market Fund – Capital Shares (2)	0.02%
Large Cap Growth Fund managed by T. Rowe Price	-1.80%
Legg Mason Value Trust – FI Class (1)	6.42%
Legg Mason Value Equity Collective Trust (8)	-8.19%
Mid-Cap Growth Fund by Friess Associates (4)	-21.00%
NextEra Energy Stock Fund	21.56%
NextEra Managed Income Fund	2.14%
PIMCO Diversified Real Asset Trust	1.83%
PIMCO Total Return Fund – Administrative Class (1)	0.78%
PIMCO Total Return Bond Strategy (4)	3.90%
Royce Premier Fund – Investor Class (1)	6.73%
Royce Premier Fund – Institutional Class (2)	-0.73%
T. Rowe Price Equity Income Fund (1)	5.87%
Thornburg International Equity Fund (9)	-12.69%
Vanguard PRIMECAP Core Fund – Investor Shares	-0.86%
Vanguard Target Retirement 2005 Trust II	5.14%
Vanguard Target Retirement 2015 Trust II	1.69%
Vanguard Target Retirement 2025 Trust II	-0.38%
Vanguard Target Retirement 2035 Trust II	-2.29%
Vanguard Target Retirement 2045 Trust II	-2.45%
Vanguard Target Retirement Income Trust II	5.36%

(1)	Investment option was discontinued on March 4, 2011; returns are for the period January 1, 2011 through February 28, 2011.

(2)	Investment option became available on March 5, 2011; returns are for the full year 2011.

(3)	Investment option became available on June 10, 2011; returns are for the full year 2011.

(4)	Investment option became available on March 5, 2011; returns are life-to-date.

(5)	Investment option was discontinued on April 7, 2011; returns are for the period January 1, 2011 through March 31, 2011.

(6)	Investment option was discontinued on June 9, 2011; returns are for the period January 1, 2011 through May 31, 2011.

(7)	Investment option was discontinued on March 4, 2011; returns are for the full year 2011.

(8)	Investment option became available on March 5, 2011; returns are for the period March 4, 2011 through December 31, 2011.

(9)	Investment option became available on April 8, 2011; returns are for the full year 2011.

Interest at 120% of the long-term applicable federal rate, which is based on the average market yield on outstanding marketable obligations of the United States with remaining periods to maturity of 3 years or less, was credited quarterly in 2011 (at 4.18% on March 31, 2011, 5.07% on June 30, 2011, 4.78% on September 30, 2011 and 4.23% on December 31, 2011) on dividends accrued in deferred performance share accounts.

Potential Payments Upon Termination or Change in Control

For the reasons discussed in Compensation Discussion & Analysis, NextEra Energy has entered into the Retention Agreements and the Hay Agreement, which commit the Company to make payments to NEOs under special circumstances. Generally, these are changes in corporate control of the Company and termination of the NEO’s employment.

This section describes the circumstances that would trigger such payments and quantifies the estimated amount of such payments in those circumstances. In accordance with SEC instructions, the quantitative disclosures in this section assume that the triggering event took place on December 31, 2011. In fact, no change in control of the Company occurred on that date, and no NEO’s employment terminated on that date. If a triggering event were to occur in the future, actual payments would likely be different from those presented here based on various factors, including the NextEra Energy common stock price at such time. In addition, certain employment termination events and termination payments relating to Mr. Hay would be different in specified circumstances from those described below under the terms of Mr. Hay’s waivers that became effective on March 16, 2012 under the Hay Agreement, Mr. Hay’s Retention Agreement, Mr. Hay’s equity award agreements issued pursuant to the LTIP and the 2011 LTIP, and those plans. Mr. Hay agreed to the waivers in connection with his decision to transition from his position as chief executive officer effective on July 1, 2012 and the action by the Board to appoint Mr. Hay to serve as executive chairman of the board effective on that date. The waivers are described under Employment Agreement with CEO following Table 2: 2011 Grants of Plan-Based Awards, above, and in this section, below.

Consistent with SEC instructions, the amounts shown in the tables exclude obligations due from the Company to the NEO following a triggering event for (1) any earned but unpaid base salary, annual incentive compensation and long term incentive compensation through the date of termination; (2) vested benefits under the employee pension and 401(k) plan and all other benefit plans in accordance with their terms and conditions; (3) accrued vacation pay; (4) reimbursement of reasonable business expenses incurred prior to the date of termination; and (5) any other compensation or benefits to which the NEO may be entitled under and in accordance with the Company’s generally applicable non-discriminatory plans or employee benefit programs, including the retiree medical plan. Furthermore, all payments shown in the tables exclude the obligations of the Company to the NEO for vested benefits under the SERP, the Deferred Compensation Plan and the vested portion of Mr. Robo’s deferred retirement award. See Table 5: Pension Benefits and Table 6: Nonqualified Deferred Compensation for the values of accumulated SERP and Deferred Compensation Plan benefits, and Mr. Robo’s vested deferred retirement award, at December 31, 2011.

Potential Payments Under Retention Agreements

Each NEO has entered into a Retention Agreement with the Company. These agreements are all substantially equivalent and generally provide for certain protections and benefits to the NEO in the event of a change in control of the Company, in exchange for the NEO’s continued full-time commitment to the interests of the Company during a transition period of three years following a change in control (two years in the case of Mr. Nazar). The NEOs also undertake confidentiality commitments requiring them to hold in a fiduciary capacity all secret or confidential information relating to the Company and, under most circumstances, not to divulge any such information either during or after the period of employment.

These agreements are complex legal documents with terms and conditions having precise meanings, which are designed to address a multitude of possible but currently hypothetical situations. It is not possible to reduce them to simple explanations without some loss of precision. The following discussion covers only some of the more likely circumstances which could cause them to become effective, and the possible consequences. The full texts of the forms of Retention Agreement applicable to the NEOs are filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Each Retention Agreement provides for a mutual commitment to the NEO’s continued employment for a period of three years (two years in the case of Mr. Nazar) following a change in control of the Company. In this situation, the NEO generally will receive the accelerated payout or vesting of previously granted equity-based awards that the NEO would otherwise have received in the normal course of business had the change in control not occurred, assuming continued employment. This acceleration of equity awards is not limited to the NEOs, but generally will also occur for all officers and employees who hold such equity awards.

Tables 7a and 7b set forth the details of the estimated payments that would have been made to the NEOs (on December 31, 2011 and December 31, 2012, respectively) had a change in control actually occurred at the close of business on December 31, 2011, assuming each of the NEOs continued in employment throughout 2012.

Table 7a: Potential Compensation to Named Executives

Upon Change in Control(1)

	Lewis Hay, III	Armando Pimentel, Jr.	Moray P. Dewhurst	James L. Robo	Armando J. Olivera	Manoochehr K. Nazar
Long-Term Incentive Awards:
1st 50% of Performance Share Awards(2)	$6,256,420	$939,010	$1,637,170	$2,092,050	$1,285,450	$1,091,180
Restricted Stock Awards(3)	7,625,710	1,442,000	2,020,430	2,870,920	1,904,080	2,071,560
Stock Option Awards(4)	2,661,800	745,280	1,222,840	1,972,850	1,217,280	348,860
Total:	16,543,930	3,126,290	4,880,440	6,935,820	4,406,810	3,511,600

(1)	All amounts in the table assume change in control triggering event occurred at the close of business on December 31, 2011. On March 16, 2012, Mr. Hay waived his right under his Retention Agreement to receive any payments or other benefits as a result of, or in connection with, a change in control or a potential change in control, including, without limitation, his right to receive, and/or to assert that he is, or will be, entitled to receive, accelerated vesting or payout of equity awards. Therefore, if a change in control occurs after March 16, 2012, the total amount shown above for Mr. Hay would be zero.

(2)	Upon a change in control, 50% of all outstanding performance share awards vest and are payable at the greater of target or the average of the actual performance factors used to determine payout of performance share awards which vested over the three years prior to the year in which the change in control occurred. Amounts shown are based on a closing NextEra Energy common stock price on December 30, 2011 (the last business day of 2011) of $60.88 and, for all NEOs other than Messrs. Pimentel and Nazar, performance factors are calculated based on actual performance for the three completed years preceding the year in which the change in control occurred. For Messrs. Pimentel and Nazar, who began employment in 2008 and 2007, respectively the performance factor is calculated based on actual performance for the completed years preceding the year in which the change in control occurred (two years in the case of Mr. Nazar and one year in the case of Mr. Pimentel). Amounts shown include the value of the acceleration of 50% of the performance shares awarded for the three-year performance periods ending December 31, 2012 and December 31, 2013. At the assumed change in control date, no performance shares had been awarded for the performance period ending December 31, 2014.

(3)	Upon a change in control, all outstanding restricted stock awards vest. Amounts shown are based on a closing NextEra Energy common stock price on December 30, 2011 of $60.88. The award agreements pursuant to which Messrs. Robo and Dewhurst were awarded deferred retirement awards (see the discussion following Table 2: 2011 Grants of Plan-Based Awards for the material terms of such awards) contain change in control provisions which supersede the provisions of the Retention Agreement for that award only. Upon a change in control, absent termination of employment, the deferred retirement awards do not vest.

(4)	Upon a change in control, all outstanding stock option awards vest. Amounts shown reflect the in-the-money values of accelerated stock options based on the difference between the option exercise price and the closing NextEra Energy common stock price on December 30, 2011 of $60.88.

Table 7b: Potential Compensation to Named Executives

                           at One-Year Anniversary of Change in Control(1)

	Lewis Hay, III	Armando Pimentel, Jr.	Moray P. Dewhurst	James L. Robo	Armando J. Olivera	Manoochehr K. Nazar
2nd 50% of Performance Share Awards(2)	$6,256,320	$939,010	$1,636,990	$2,092,050	$1,285,450	$1,091,090

(1)	All amounts in the table assume change in control triggering event occurred at the close of business on December 30, 2011 (the last business day of 2011) and the same $60.88 stock price on the one-year anniversary of the change in control. On March 16, 2012, Mr. Hay waived his right under his Retention Agreement to receive any payments or other benefits as a result of, or in connection with, a change in control or a potential change in control, including, without limitation, his right to receive, and/or to assert that he is, or will be, entitled to receive, accelerated vesting or payout of equity awards. Therefore, if a change in control occurs after March 16, 2012, the total amount shown above for Mr. Hay would be zero.

(2)	Each NEO is entitled to receive the remaining 50% of his outstanding performance share awards on the first anniversary of the change in control if he has remained employed by the Company or an affiliate through such date, or upon an earlier termination of employment by the Company (except for death, disability or cause (which generally means repeated willful violations of the NEO’s duties under his Retention Agreement or a felony conviction involving an act at the Company’s expense)) or by the named executive for “good reason” (which generally includes the assignment of duties and responsibilities that are materially inconsistent with those in effect during the 90-day period immediately preceding the change in control, material decreases in compensation or benefits after the change in control, or change in job location of more than 20 miles). Amounts shown are based on a closing NextEra Energy common stock price on December 30, 2011 of $60.88 and, for all NEOs other than Messrs. Pimentel and Nazar, performance factors calculated based on actual performance for the three completed years preceding the year in which the change in control occurred. For Messrs. Pimentel and Nazar, who began employment in 2008 and 2007, respectively, the performance factor is calculated based on actual performance for the completed years preceding the year in which the change in control occurred (two years in the case of Mr. Nazar and one year in the case of Mr. Pimentel). Amounts shown include the value of the acceleration of 50% of the performance shares awarded for the three-year performance periods ending December 31, 2012 and December 31, 2013. At the assumed change in control date, no performance shares had been awarded for the performance period ending December 31, 2014. Amounts shown in the table are due to the NEO under such circumstances in addition to the amounts shown in Table 7a: Potential Compensation to Named Executives Upon Change in Control.

Under the Retention Agreements, the Company commits to continuing to employ the NEO with employment terms and compensation opportunity broadly consistent with his situation prior to the triggering of the terms of the agreement. The Company also provides certain protections in the event of termination of the NEO’s employment during the three-year transition period (two-year period in the case of Mr. Nazar) following the change in control. The amounts shown in Tables 7a and 7b simply represent the accelerated payment of compensation that the NEOs would otherwise have received over time absent a change in control, assuming continued employment. The employment protection amounts represent additional payments and are intended both to compensate the NEO for the lost opportunity of continued employment and to encourage the new leadership of the post-change-in-control entity to evaluate carefully the desirability of terminating the NEO’s employment as opposed to seeking an appropriate role for the NEO in the new entity.

Materially, the Retention Agreements are designed to provide the NEOs with economic value in the event of termination equivalent to three years’ (two years in the case of Mr. Nazar) worth of foregone base salary, annual incentive compensation and incremental retirement contributions. In addition, if termination by the Company for reasons other than death, disability or cause, or by the named executive for good reason, were to occur prior to the first anniversary of the change in control, the acceleration of the then-outstanding performance shares, as shown in Table 7b, would also occur. Because of this intent, the agreements in effect as of December 31, 2011, except for Messrs. Dewhurst’s and Nazar’s, provide for the additional payment by the Company of any excise tax imposed by section 4999 of the Internal Revenue Code. However, if the total value of all payments due (calculated as required under section 280G of the Internal Revenue Code) does not exceed 110% of the “safe harbor amount” under section 280G, or 2.99 times the NEO’s five-year average W-2 earnings, then no gross-up payment will be made to the NEO and the amounts payable under the Retention Agreement will be reduced to the “safe harbor amount.” In accordance with the Excise Tax Gross-Up Policy described in Compensation Discussion & Analysis, Messrs. Dewhurst’s and Nazar’s Retention Agreements do not include excise tax gross-up provisions. The NEO remains responsible for normal federal, state and local tax liability on the underlying economic value transferred.

On March 16, 2012, Mr. Hay waived his right under his Retention Agreement to receive, and/or to assert that he is, or will be, entitled to receive, any of the foregoing gross-up payments or accelerated vesting or payout of his equity awards. For additional information about this waiver, see Employment Agreement with CEO following Table 2: 2011 Grants of Plan-Based Awards, above.

If a change in control had occurred on December 31, 2011 and if any or all of the NEOs’ employment had been terminated on that date, the Company estimates that the amounts shown in Table 8 would have become payable, in addition to the payments set forth above in Table 7a: Potential Compensation to Named Executives Upon Change in Control and in Table 7b: Potential Compensation to Named Executives at One-Year Anniversary of Change in Control.

Table 8:	Potential Post-Employment Compensation
to Named Executives Upon
Termination Without Cause or for Good
Reason Following Change in Control(1)

	Lewis Hay, III	Armando Pimentel, Jr.	Moray P. Dewhurst	James L. Robo	Armando J. Olivera	Manoochehr K. Nazar
Cash Severance(2)	$10,856,090	$3,928,000	$3,736,090	$5,920,160	$3,786,330	$2,929,430
Deferred Retirement Awards(3)	0	0	1,015,910	1,070,640	0	0
Incremental Increase in Nonqualified SERP(4)	8,309,900	1,740,940	738,250	1,324,320	1,288,420	1,627,150
Continued Participation in Active Employee Welfare Benefits(5)	352,650	96,490	126,450	126,140	116,670	81,310
Continued Participation in Certain Perquisites Programs(6)	265,260	140,610	111,840	124,290	149,340	130,180
Certain Limited Outplacement and Relocation Allowances(7)	53,500	53,500	53,500	53,500	53,500	53,500
IRC Section 280G Gross-up (Cutback)(8)	0	2,900,080	0	0	0	(765,120)
Total:	19,837,400	8,859,620	5,782,040	8,619,050	5,394,260	4,056,450

(1)	All amounts in the table assume change in control triggering event and termination of employment occurred simultaneously at the close of business on December 31, 2011. Amounts shown in the table are due to the NEO under such circumstances in addition to the amounts shown in Table 7a: Potential Compensation to Named Executives Upon Change in Control and Table 7b: Potential Compensation to Named Executives at One-Year Anniversary of Change in Control. Cause and good reason are defined in footnote 2 to Table 7b. On March 16, 2012, Mr. Hay waived his right under his Retention Agreement to receive any payments or other benefits as a result of, or in connection with, a change in control or a potential change in control, including, without limitation, his right to receive, and/or to assert that he is, or will be, entitled to receive, (a) accelerated vesting or payout of equity awards or (b) gross-up payments for any excise taxes imposed by section 4999 of the Internal Revenue Code. Therefore, if a change in control occurs after March 16, 2012, the total amount shown for Mr. Hay would be zero.

(2)	The amount shown for each NEO represents the value of a cash lump sum payment due within 45 days of termination (subject to the requirements of section 409A of the Internal Revenue Code) equal to three times (two in the case of Mr. Nazar) the sum of the NEO’s annual base salary plus his annual incentive. The annual incentive is equal to the higher of target annual incentive in the year of termination or the average percentage of the NEO’s annual incentive divided by his base salary for each of the three years prior to the year in which the change in control occurred. Since all annual incentive compensation for 2011 was earned on December 31, 2011, no prorated amounts of 2011 annual incentive compensation are included.

(3)	Under Messrs. Robo’s and Dewhurst’s deferred retirement awards (see the discussion below Table 2: 2011 Grants of Plan-Based Awards for the material terms of such awards), if Messrs. Robo and Dewhurst were discharged without cause or resigned for good reason upon or after a change in control, then a portion of their outstanding unvested deferred retirement awards (including reinvested dividends) would vest according to schedules contained in the award agreements. If such termination had occurred on December 31, 2011 under these circumstances, the vesting percentage would have been 80% for Mr. Robo (including the portion which had already vested, the value of which is excluded from the table) and 60% for Mr. Dewhurst. Amounts shown are based on a closing NextEra Energy common stock price on December 30, 2011 (the last business day of 2011) of $60.88.

(4)	The amount shown for each NEO represents the value of a cash lump sum payment due within 45 days of termination (subject to the requirements of section 409A) equal to the incremental increase in value of his nonqualified SERP benefits under the defined benefit and defined contribution formulas if the NEO had continued employment for three years (or, for Mr. Nazar, two years) from the date of termination, and assuming he received the annual compensation increases required under the Retention Agreement for the three or two year employment period. For Messrs. Pimentel and Nazar, who have not vested in their SERP benefits as of December 31, 2011, the amount shown also includes the value of accelerated vesting upon a change in control. These amounts are equal to the present values of Messrs. Pimentel’s and Nazar’s nonqualified SERP benefits as of December 31, 2011, which are included in Table 5: Pension Benefits and Table 6: Nonqualified Deferred Compensation, and are discussed in footnotes and narratives following those tables.

(5)

The Retention Agreements provide for continued coverage under all employee benefit plans for three years (two in the case of Mr. Nazar). Welfare plans include the indemnity medical plan (for Messrs. Hay and Olivera only), the broad-based employee medical plan (for Messrs.

Pimentel, Robo, Dewhurst, and Nazar only), the broad-based employee dental plan, short and long-term disability insurance, and the broad-based employee life insurance plan. Values shown represent three-year employer costs (two years in the case of Mr. Nazar), based on December 31, 2011 rates (plus, for indemnity medical, employee medical and dental coverage, projected annual cost increases of 6%, 8% and 5%, respectively). For long-term disability, the estimated total actuarial liability is equal to the approximate cost of insuring the liability for the severance period. These values assume no offsets for benefits provided by a subsequent employer. The amount set forth on this line is also payable to the NEO or his beneficiaries if the NEO dies or becomes disabled during his employment period following a change in control.

(6)	The Retention Agreements provide for continued participation in certain other benefits and perquisites for three years (two in the case of Mr. Nazar). Amounts shown include: social club memberships; participation in the executive vehicle program; personal financial planning, accounting and legal services; personal communication and computer equipment; home security including monitoring and maintenance; and personal excess liability insurance. The Retention Agreements do not provide for use of Company-owned aircraft. The amount shown for each NEO represents the Company’s approximate three-year costs (two-year costs in the case of Mr. Nazar) for providing such perquisites to the named executive, based on 2011 and prior years’ actual costs.

(7)	Includes the aggregate cost to the Company of $28,500 for providing outplacement services; fees for legal or accounting advice related to tax treatment of certain payments under the Retention Agreements; and reimbursement for miscellaneous relocation expenses incurred by the named executive in pursuing other business opportunities which are not reimbursed by another employer. Such reimbursements are required under the Retention Agreements.

(8)	The amount shown for Mr. Pimentel is the aggregate estimated gross-up payment due under his Retention Agreement for the excise taxes imposed on amounts shown in Table 7a: Potential Compensation to Named Executives Upon Change in Control and in Table 7b: Potential Compensation to Named Executives at One-Year Anniversary of Change in Control, as well as for the excise taxes imposed on amounts shown in this table in the rows above. Messrs. Dewhurst’s and Nazar’s Retention Agreements do not provide for excise tax gross-ups. The aggregate payment due to Mr. Nazar exceeds the “safe harbor amount” under section 280G of the Internal Revenue Code, and, in accordance with Mr. Nazar’s Retention Agreement, the amounts shown as payable to Mr. Nazar would be reduced by the indicated amount to the “safe harbor amount.” The aggregate payment due to each of Messrs. Hay, Robo and Olivera does not exceed such NEO’s “safe harbor amount.” Effective on March 16, 2012, Mr. Hay waived his right under the Retention Agreement to receive, and/or to assert that he is, or will be, entitled to receive, any gross-up payments. For additional information about this waiver, see Employment Agreement with CEO following Table 2: 2011 Grants of Plan-Based Awards. The amount shown for each NEO other than Messrs. Pimentel and Nazar assumes that his “base amount” is the average of his W-2 earnings for the five complete years immediately preceding the year in which the change in control occurred. For Mr. Pimentel, the “base amount” is the average of his annualized 2008, 2009 and 2010 W-2 earnings, and Mr. Nazar’s “base amount” is the average of his annualized 2007, 2008, 2009 and 2010 W-2 earnings. With the exception of a portion of accelerated stock option awards, the aggregate change in control-related compensation and benefit amount in excess of the NEO’s “base amount” is considered an “excess parachute payment” and is subject to an excise tax under section 4999 of the Internal Revenue Code. In circumstances where the NEO is entitled to receive from the Company a lump sum cash gross-up payment, the payment would be in an amount such that the net gross-up payment (after federal, state, and local income and excise taxes, and any penalties and interest are paid) is equal to the section 4999 excise tax. The 2011 annual incentive award and the performance share award for the performance period ended December 31, 2011 (payout values for which are included in Table 1a: Summary Compensation Table and in Table 4: 2011 Option Exercises and Stock Vested, respectively) are fully earned as of that date and are therefore not part of the “excess parachute payment” amount or the estimated gross-up amount.

On March 16, 2012, Mr. Hay waived his right under his Retention Agreement to receive any payments or other benefits as a result of, or in connection with, a change in control or a potential change in control, including, without limitation, his right to receive, and/or to assert that he is, or will be, entitled to receive, (a) accelerated vesting or payout of equity awards or (b) gross-up payments for any excise taxes imposed by section 4999 of the Internal Revenue Code. Therefore, if a change in control occurs after March 16, 2012, the amount shown in Table 8 for Mr. Hay would be zero. For additional information about this waiver, see Employment Agreement with CEO following Table 2: 2011 Grants of Plan-Based Awards, above.

Each Retention Agreement provides that a change in control occurs upon any of the following events:

(1)	the acquisition by any individual, entity, or group of 20% or more of either NextEra Energy’s common stock or the combined voting power of NextEra Energy other than directly from NextEra Energy or pursuant to a merger or other business combination which does not itself constitute a change in control; or

(2)	the incumbent directors of NextEra Energy ceasing, for any reason, to constitute a majority of the Board, unless each director who was not an incumbent director was elected, or nominated for election, by a majority of the incumbent directors and directors subsequently so elected or appointed (excluding those elected as a result of an actual or threatened election contest or other solicitation of proxies); or

(3)	there is consummated a merger, sale of assets, reorganization or other business combination of NextEra Energy or any subsidiary with respect to which (a) the voting securities of NextEra Energy outstanding immediately prior to the transaction do not, immediately following the transaction, represent more than 60% (55% for Messrs. Pimentel, Dewhurst, and Nazar) of the common stock and the voting power of all voting securities of the resulting ultimate parent entity or (b) members of the Board constitute less than a majority of the members of the board of directors of the resulting ultimate parent entity; or

(4)	the shareholders approve the liquidation or dissolution of NextEra Energy.

In addition, the Retention Agreements extend the NEOs’ protection to certain potential change in control situations, which are:

(1)	the announcement of an intention to take or consider taking actions which, if consummated or approved by shareholders, would constitute a change in control; or

(2)	the acquisition by any individual, entity, or group of 15% or more of either NextEra Energy common stock or the combined voting power of NextEra Energy other than directly from NextEra Energy or pursuant to a merger or other business combination which does not itself constitute a change in control.

No accelerated or incremental payments are triggered by a potential change in control, but the NEO is protected for a three-year (two-year in the case of Mr. Nazar) employment period. In addition, if an agreement is entered into providing for the merger, sale of assets, reorganization or other business combination of NextEra Energy as set forth above, and such merger, sale of assets, reorganization or other business combination is approved by the shareholders of NextEra Energy but thereafter does not become effective, Mr. Robo shall be entitled to a cash retention payment in an amount equal to one-half of the sum of his then-current annual base salary plus his annual incentive compensation under the Annual Incentive Plan, payable within 30 days after termination of the transaction.

Potential Payments Under the Hay Agreement

The Hay Agreement, among other things, commits the Company to certain payments to Mr. Hay following his termination of employment under particular circumstances. The material terms of the Hay Agreement in effect as of December 31, 2011 and applicable to Mr. Hay’s service as chairman and chief executive officer of the Company are described above under Employment Agreement with CEO following Table 2: 2011 Grants of Plan-Based Awards. The complete text of the Hay Agreement is filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. This section describes the circumstances that would trigger payments under the Hay Agreement as in effect as of December 31, 2011 following termination of Mr. Hay’s employment, other than in connection with a change in control. As described above in Potential Payments Under Retention Agreements, in the event of a termination of Mr. Hay’s employment following a change in control as of December 31, 2011, severance benefits for Mr. Hay would have been payable under his Retention Agreement in lieu of the severance benefits provided under the Hay Agreement.

The Hay Agreement provides that no severance benefits are payable if Mr. Hay’s employment is terminated for “Cause,” which is Mr. Hay’s willful and unremedied failure to meet his obligations to the Company or conviction of a felony involving an act of dishonesty against the Company, moral turpitude or an act that causes or could be expected to cause material harm to the Company’s financial status or reputation. The severance benefits which would have been payable had Mr. Hay’s employment terminated on December 31, 2011 by reason of death, disability or retirement, or without Cause or for “Good Reason” (which includes, under most circumstances, (1) a material reduction in base pay, target incentive compensation opportunities or aggregate employee benefits, (2) the failure to reelect Mr. Hay as chief executive officer or chairman, (3) the assignment of duties or responsibilities to Mr. Hay which are materially inconsistent with his position, (4) the Company’s unilateral amendment or termination of the Hay Agreement, or (5) any material violation by the Company of the provisions of the Hay Agreement), are set forth in Table 9: Potential Post-Employment Compensation to Lewis Hay, III Following Termination Under the Hay Agreement.

In connection with the previously reported decision by Mr. Hay to transition from his position as chief executive officer of the Company effective on July 1, 2012 and the action taken by the Board to appoint Mr. Hay to serve as executive chairman of the board effective on that date, Mr. Hay has waived, subject to the conditions described above under Employment Agreement with CEO following Table 2: 2011 Grants of Plan-Based Awards, his right under the Hay Agreement to assert that any of the following matters will constitute the basis for a termination by Mr. Hay of his employment for “Good Reason” under the Hay Agreement: (1) Mr. Hay ceasing to serve as chief executive officer of the Company effective on July 1, 2012; (2) the appointment by the Board of Mr. Hay as executive chairman of the board effective on July 1, 2012; (3) the assignment to Mr. Hay by the Board effective on July 1, 2012 or thereafter of duties and responsibilities as executive chairman of the board which are materially inconsistent with the duties and responsibilities previously assigned to Mr. Hay by the Board as chief executive officer of the Company; (4) the appointment by the Board of any other individual as chief executive officer of the Company effective on July 1, 2012 or from time to time thereafter; and (5) any reduction in Mr. Hay’s target equity compensation for 2013 from the target equity compensation for 2013 to which Mr. Hay would otherwise be entitled under the Hay Agreement. For additional information about this waiver, see Employment Agreement with CEO following Table 2: 2011 Grants of Plan-Based Awards, above.

Termination Upon Retirement, Death or Disability

If Mr. Hay retires, dies or becomes disabled, under the Hay Agreement he (or his estate) will receive an amount in place of his annual incentive compensation for the year in which that event occurs. The amount payable is calculated pro rata for the portion of the year for which services were performed based upon Mr. Hay’s target annual incentive for the year of termination multiplied by his average annual achievement level for the two years prior to the year in which termination occurs. If Mr. Hay retires at or after age 65, or dies or becomes disabled, a portion of his outstanding and unvested equity incentive awards will vest and become payable, calculated pro rata based upon the number of days served, with respect to stock options and performance share awards, or years served, with respect to performance-based restricted stock awards. In calculating the vesting of performance shares, the prorated portion of each outstanding award is multiplied by an assumed performance factor, which is equal to actual performance for completed years within the performance period and target performance for uncompleted years in the performance period. If Mr. Hay retires with the consent of the Board under an “approved early retirement,” all of his outstanding and unvested equity incentive awards will fully vest, in accordance with the terms and conditions set forth in each award agreement. Performance shares will be issued to Mr. Hay after the performance period ends. Such potential payments are set forth in columns (a) and (b) in Table 9: Potential Post-Employment Compensation to Lewis Hay, III Following Termination Under the Hay Agreement. The annual incentive payment and equity vesting (other than options) described above are subject, in the event of retirement, to the attainment of applicable performance conditions.

Mr. Hay has agreed to retire from the position of executive chairman of the board, which he will assume effective on July 1, 2012, effective on December 31, 2013 or on such other date as the Board and Mr. Hay may otherwise agree, so long as Mr. Hay’s retirement from that position is deemed by the Company to constitute an “approved early retirement” for all purposes under the Hay Agreement and Mr. Hay’s equity award agreements. For additional information, see Employment Agreement with CEO following Table 2: 2011 Grants of Plan-Based Awards, above.

Termination by the Company (other than for Cause) or Resignation by Mr. Hay for Good Reason

If Mr. Hay’s employment is terminated by the Company (other than for Cause) or if he resigns for Good Reason, Mr. Hay is entitled to receive:

(1)

cash severance in an amount equal to the sum of (a) a pro rata portion of his annual incentive compensation for the year in which termination occurs, contingent upon achieving the corporate performance objective applicable to such performance-based compensation as established by the Compensation Committee (calculated at the higher of target or the average of the annual incentive compensation received for the two years prior to the year in which termination occurs), plus (b) two times his then current base salary, plus (c) two times the higher of (x) his average annual incentive compensation for the two years prior to the year in which termination occurs, or (y) his then current target annual incentive compensation;

(2)	a pro rata portion of each outstanding and unvested performance share award (calculated as if target performance for uncompleted performance periods is achieved, contingent upon achieving the applicable corporate performance objective as established by the Compensation Committee);

(3)	continued (but not accelerated) vesting of all outstanding and unvested restricted stock awards and stock options for a period of up to two years following the date of termination, contingent upon achieving the applicable corporate performance objective as established by the Compensation Committee;

(4)	the cash value of two additional years of service credit under all applicable pension, 401(k) and supplemental retirement plans; and

(5)	continued participation in the Company’s medical, dental, disability and group life insurance plans for up to two years.

The estimated value of such payments and benefits, assuming Mr. Hay’s employment was terminated under these circumstances on December 31, 2011, is shown in column (c) of Table 9, below.

Material Payment Terms and Conditions Under the Hay Agreement

Upon Mr. Hay’s retirement, death or disability, his pro rata annual incentive compensation is payable in cash in a lump sum within 30 days after termination, subject to any applicable requirements of section 409A of the Internal Revenue Code.

For termination by the Company without Cause or by Mr. Hay for Good Reason, all cash payments under the Hay Agreement are payable in a lump sum within 30 days after the date of termination or within two months after the end of the performance period if payment depends on the Compensation Committee’s determination of whether the corporate performance objective has been achieved (subject to any applicable requirements of section 409A).

Except in the event of his death, Mr. Hay will not receive any termination payments or benefits otherwise due under the Hay Agreement (excluding accrued obligations as described at the beginning of this Potential Payments Upon Termination or Change in Control section) until he has executed and delivered a release of claims against the Company and a resignation from all officer and director positions he holds with the Company or its affiliates.

In addition, under the Hay Agreement, Mr. Hay is bound by certain non-solicitation and confidentiality provisions. During Mr. Hay’s employment and for a period of two years following termination of employment for any reason, Mr. Hay is prohibited under the Hay Agreement from directly or indirectly hiring, employing or soliciting for employment or services any Company employee, representative, officer or director (or anyone who served in such capacity at any time during the six-month period preceding such hiring, employment or solicitation) without the prior written consent of the Company. Furthermore, Mr. Hay has agreed to hold in a fiduciary capacity all secret or confidential information relating to the Company and may not, under most circumstances, divulge any such information either during or after the period of employment.

Table 9:	Potential Post-Employment Compensation
to Lewis Hay, III Following Termination
Under the Hay Agreement(1)

Executive Benefits and Payments Following Termination	Death, Disability or Retirement(2) ($) (a)	Approved Early Retirement(3) ($) (b)	Termination by Company without Cause or Voluntary Termination for Good Reason ($) (c)	Voluntary Termination without Good Reason or Termination for Cause ($) (d)
Cash Severance(4)	$0	$0	$6,765,010	$0
Long-Term Incentive Awards:
Performance Share Awards(5)	5,514,310	10,738,580	5,514,310	0
Restricted Stock Awards(6)	1,980,430	7,625,710	6,420,950	0
Stock Option Awards(7)	1,960,270	2,661,800	2,411,550	0
Incremental Increase in Nonqualified SERP(8)	0	0	5,280,460	0
Continued Participation in Active Employee Welfare Benefits(9)	0	0	256,680	0

Total:	9,455,010	21,026,090	26,648,960	0

(1)	The “Hay Agreement” is the amended and restated employment agreement by and between NextEra Energy, Inc. and Lewis Hay, III dated December 10, 2009.

(2)	“Retirement” under the Hay Agreement is retirement at or after age 65. Mr. Hay was not eligible for Retirement on December 31, 2011; however, if Mr. Hay had been eligible for Retirement on December 31, 2011, the value of the benefits and payments due to Mr. Hay would have been the same as those shown in this column.

(3)	“Approved Early Retirement” under the Hay Agreement is retirement either prior to, on or after age 65 with the consent of the Board.

(4)	All annual incentive compensation for 2011 was earned on December 31, 2011; therefore no prorated amounts of 2011 annual incentive compensation are included.

(5)	Amounts shown are based on the closing NextEra Energy common stock price on December 30, 2011 (the last business day of 2011) of $60.88. For death, disability, termination by the Company without Cause or voluntary termination by Mr. Hay for Good Reason, the target number of performance shares underlying awards is prorated for service based on the number of days of service completed during the vesting periods, while for an approved early retirement, payouts are calculated based on the target number of performance shares granted, without proration. The target number of shares (prorated or not, as applicable) is multiplied by a performance factor, calculated, subject to and following the certification of the applicable corporate performance objective, based on actual performance during the performance period for years ending prior to the year of termination and target performance for subsequent years. Amounts shown include the applicable values of each performance share award for the three-year performance periods ending December 31, 2012 and December 31, 2013. At the assumed termination date, no performance shares had been awarded for the performance period ending December 31, 2014. Amounts shown also include an amount equal to the dividends that would have been paid, plus interest thereon accruing at a rate of 120% of the short-term applicable federal rate, from the date of termination of employment until the performance share payout date. The amount attributable to dividends and interest was calculated based on a quarterly dividend rate of $.60 per share (the Company’s current quarterly dividend rate), and a short-term applicable federal rate of .24% as of December 2011, and assume the same interest rate through the assumed payment dates, which are February 15, 2013 (2010 performance share award) and February 14, 2014 (2011 performance share award).

(6)	Amounts shown are based on a closing NextEra Energy common stock price on December 30, 2011 of $60.88. For death or disability, each outstanding unvested restricted stock award is prorated for service based on full years of service completed during the vesting period. For termination by the Company without Cause or voluntary termination by Mr. Hay for Good Reason, each outstanding unvested restricted stock award continues to vest for a period of two years following the date of termination. Upon an approved early retirement, outstanding restricted stock awards continue to vest on their original terms, notwithstanding employment termination.

(7)

Amounts shown reflect the in-the-money value of those stock options that would accelerate, based on the difference between the option exercise price and the closing NextEra Energy common stock price on December 30, 2011 of $60.88. For death or disability, each outstanding unvested stock option award is prorated for service based on the number of days of service completed during the vesting period. For an approved early retirement, unvested stock option awards vest in full. For termination by the Company without Cause or voluntary termination by Mr. Hay for Good Reason, each outstanding unvested stock option award continues to vest for a period of two years following the date of termination.

(8)	For termination by the Company without Cause or voluntary termination by Mr. Hay for Good Reason, represents the incremental increase in value of Mr. Hay’s nonqualified SERP benefits as of December 31, 2011 if calculated with two additional years of service (using Mr. Hay’s 2011 salary and annual incentive) under the defined benefit and defined contribution formulas.

(9)	Welfare plans include the executive medical plan, the broad-based employee dental plan, short and long-term disability insurance and the broad-based employee life insurance plan. Values shown represent two-year employer costs, based on December 31, 2011 rates (plus, for executive medical and dental coverage, projected annual cost increases of 6% and 5% respectively). For long-term disability, the estimated total actuarial liability is equal to the approximate cost of insuring the liability for the two-year severance period. These values assume no offsets for benefits provided by a subsequent employer.

Other Potential Post-Employment Payments to Named Executives

Potential Payments Under Equity Award Agreements

The award agreements for each long term equity incentive award (except Messrs. Robo’s and Dewhurst’s deferred retirement awards, the terms of which are described below) outstanding during 2011 contain provisions which govern treatment of the award in the event of the named executive’s termination of employment due to death, disability, retirement at or after age 65 (“normal retirement”), or retirement after age 50 meeting terms and conditions set by, and acceptable to, the Compensation Committee (an “approved early retirement”). The Hay Agreement supersedes these equity award provisions for Mr. Hay. See Potential Payments Under the Hay Agreement.

Under the terms of the equity award agreements (other than the deferred retirement awards), each outstanding unvested equity award vests on a pro rata basis for service through the date of death or disability or normal retirement (for performance share and stock option awards, based on days of service completed during the vesting period and for performance-based restricted stock, based on full years of service completed during the vesting period). The pro rata portion of each stock option and performance-based restricted stock award is vested upon death or disability. In the case of normal retirement, stock option awards vest upon retirement and performance-based restricted stock generally vests upon its normal vesting date following satisfaction of applicable performance criteria. The pro rata portion of each performance share award is paid after the end of the performance period, subject to satisfaction of applicable performance criteria. See Table 3: 2011 Outstanding Equity Awards at Fiscal Year End for information for each named executive as of December 31, 2011 about outstanding unvested equity awards which would vest as determined in the manner set forth above upon death, disability or normal retirement.

If a named executive were to be eligible for, and retire in, an approved early retirement, all outstanding and unvested equity awards (except the deferred retirement awards, as described below) would vest, either pro rata (for awards granted before 2009) or in full (for awards granted in 2009 and after), and would be paid out either on the vesting schedule set forth in each award agreement or upon retirement, generally subject to satisfaction of applicable performance criteria.

The value of the prorated outstanding long term incentive awards at December 31, 2011 for each of the NEOs (other than Mr. Hay—see Table 9: Potential Post-Employment Compensation to Lewis Hay, III Following Termination Under the Hay Agreement for information about potential payments to Mr. Hay upon death, disability, retirement or approved early retirement) would have been approximately: Mr. Pimentel $1,653,280; Mr. Robo $3,924,550; Mr. Dewhurst $3,072,080; Mr. Olivera $2,541,800; and Mr. Nazar $1,738,960. As of December 31, 2011, Messrs. Dewhurst, Olivera, and Nazar were the only named executives (other than Mr. Hay) of an age which would have made them eligible for consideration by the Compensation Committee for an approved early retirement. If the Compensation Committee had approved an approved early retirement for Mr. Dewhurst, Mr. Olivera, or Mr. Nazar on that date (which the Committee did not do), the value of the outstanding long term incentive awards that would have vested at December 31, 2011 would have been approximately: Mr. Dewhurst $6,067,060; Mr. Olivera $5,342,320 and Mr. Nazar $4,283,590.

The award agreements governing Messrs. Robo’s and Dewhurst’s deferred retirement awards provide for partial accelerated vesting of the stock and accrued dividends upon death or disability, according to a schedule contained in the award agreements; however, the award agreements do not provide for accelerated vesting upon retirement. 50% of Mr. Robo’s award vested in 2011. If Mr. Robo had terminated employment on December 31, 2011 due to death or disability, 60% of his aggregate deferred retirement award (including the 50% of his award which had vested earlier in 2011) would have vested. The value of the shares vesting solely due to death or disability would have been $357,000. If Mr. Dewhurst had terminated employment on December 31, 2011 due to death or disability, the vesting percentage would have been 40% of his award, or $677,290. These amounts are based on the closing price of the Company’s common stock on December 30, 2011 (the last business day of 2011) of $60.88.

All equity award agreements (including the agreements governing deferred retirement awards) include non-solicitation and non-competition provisions (effective during employment and for a two-year period post-termination), as well as non-disparagement provisions. The terms of these protective covenants survive the termination of the award agreement and termination of employment.

Post-Retirement Life Insurance

The Company terminated its executive split dollar life insurance program on December 31, 2007. Each NEO is currently enrolled in the broad-based employee group life insurance plan, under which Mr. Olivera is the only NEO eligible for post-retirement benefits. Mr. Olivera is eligible for a post-retirement death benefit of $50,000, which is consistent with similarly-situated employees based on hire date and years of service. At December 31, 2011, Mr. Olivera was the only named executive eligible for early retirement. If he had retired on that date, the approximate value of his post-retirement life insurance would have been $19,610.

DIRECTOR COMPENSATION

Table 10: 2011 Director Compensation

Name(a)	Fees Earned or Paid in Cash(1) ($) (b)	Stock Awards(2) ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation(4) ($) (g)	Total ($) (h)
Sherry S. Barrat	$82,000	$110,272	$0	$0	$0	(3)	$192,272
Robert M. Beall, II	78,000	110,272	0	0	0	(3)	188,272
J. Hyatt Brown	90,000	110,272	0	0	0	(3)	200,272
James L. Camaren	86,000	110,272	0	0	0	(3)	196,272
Kenneth B. Dunn	76,000	110,272	0	0	0	(3)	186,272
J. Brian Ferguson	86,000	110,272	0	0	0	(3)	196,272
Toni Jennings	86,000	110,272	0	0	0	(3)	196,272
Oliver D. Kingsley, Jr.	86,000	110,272	0	0	0	(3)	196,272
Rudy E. Schupp	88,000	110,272	0	0	0	(3)	198,272
William H. Swanson	86,000	110,272	0	0	0	(3)	196,272
Michael H. Thaman	95,000	110,272	0	0	0	(3)	205,272
Hansel E. Tookes, II	80,000	110,272	0	0	0	(3)	190,272

(1)	In 2011, Ms. Jennings elected to defer, on a quarterly basis, $2,500 of her annual retainer and Mr. Kingsley elected to defer 100% of his annual retainer and meeting fees.

(2)	Non-employee directors of NextEra Energy received shares of NextEra Energy common stock in an amount determined by dividing $110,000 by the closing price of the common stock on the date of grant, rounded up to the nearest ten shares. On February 18, 2011, each non-employee director then in office received a grant of 2,020 shares of stock valued at $54.59 per share, which Messrs. Kingsley and Tookes elected to defer. Dividends are paid on the shares in cash. Dividends on deferred shares are credited to the participant’s account under the Deferred Compensation Plan. Shares generally may not be transferred until such time as the director ceases to be a member of the Board. Shares granted upon joining the Board have additional restrictions and in most instances are forfeitable if the director terminates Board service prior to the completion of five years of service. The amounts in this column represent the aggregate grant date fair value of equity-based compensation awards granted during 2011 to each non-employee director valued in accordance with applicable accounting rules. See Note 11—Common and Preferred Stock— Stock-Based Compensation to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for the assumptions used in this valuation. Under applicable accounting rules, the Company determines the grant date fair value of equity-based compensation and recognizes it over the vesting period (using the straight-line basis for awards with graded vesting schedules as well as for awards with cliff vesting schedules). Because the annual grant of common stock to each director, as described above, is not subject to a vesting requirement or a substantial risk of forfeiture, it is fully expensed by the Company at the time of grant (or deferral of such grant). For the 2011 equity compensation award, the grant date fair value was $110,272 per director, and such amount was fully expensed in 2011. In accordance with SEC rules, the amounts in this column reflect the grant date compensation cost to be recognized over the service period, without reduction for estimated forfeitures.

As of December 31, 2011, Mrs. Barrat had 21,860 shares of restricted stock, of which 19,860 were outstanding restricted shares and 2,000 were deferred restricted shares; Mr. Beall and Mr. Brown each had 21,460 outstanding shares of restricted stock; Mr. Camaren had 17,260 outstanding shares of restricted stock; Mr. Dunn had 2,420 outstanding shares of restricted stock; Mr. Ferguson had 12,460 shares of restricted stock, of which 8,940 were outstanding restricted shares and 3,520 were deferred restricted shares; Ms. Jennings had 10,060 outstanding shares of restricted stock; Mr. Kingsley had 8,360 shares of restricted stock, of which 400 were outstanding restricted shares and 7,960 were deferred restricted shares; Mr. Schupp had 12,460 outstanding shares of restricted stock; Mr. Swanson had 4,840 outstanding shares of restricted stock; Mr. Thaman had 15,860 outstanding shares of restricted stock; and Mr. Tookes had 12,460 shares of restricted stock, of which 400 were outstanding restricted shares and 12,060 were deferred restricted shares.

(3)	In accordance with applicable SEC rules, perquisites and personal benefits with an aggregate value of less than $10,000 are omitted.

(4)	Does not include matching contributions to educational institutions on behalf of each of Messrs. Brown ($10,000), Dunn ($200), Thaman ($10,000), Tookes ($1,000) and Kingsley ($20,000), made under the Company’s matching gift program, which is available to all employees and directors. The matching contribution on behalf of Mr. Kingsley matched eligible contributions made by Mr. Kingsley in 2010 and 2011.

Additional Disclosure Related to Director Compensation Table

NextEra Energy directors who are salaried employees of NextEra Energy or any of its subsidiaries do not receive any additional compensation for serving as a director or committee member. Mr. Hay is the only such director currently serving on the Board. Effective January 1, 2012, non-employee directors of NextEra Energy receive an annual retainer of $55,000 plus a number of shares of NextEra Energy common stock determined by dividing $125,000 by the closing price of NextEra Energy common stock on the grant date, rounded up to the nearest ten shares. The grant date for the annual retainers paid for 2012 was February 17, 2012, at which time the non-employee directors of NextEra Energy were each granted 2,080 shares of NextEra Energy common stock. These shares are generally not transferable until the director ceases to be a member of the Board. Non-employee NextEra Energy committee chairpersons receive an additional annual retainer of $15,000 for service on the Audit Committee and $10,000 for service on the other committees. A fee of $2,000 is paid to non-employee directors for each Board and committee meeting attended, whether in person or by telephone. Newly-elected non-employee directors are awarded 400 shares of NextEra Energy common stock when they join the Board. These shares are not transferable until the director ceases to be a member of the Board and are subject to forfeiture if the director ceases to be a director within five years of his or her initial election to the Board for any reason other than death, disability or attainment of the Board’s mandatory retirement age. Directors may defer all or a portion of their cash compensation and all or a portion of their equity compensation in the Deferred Compensation Plan and may participate in the Company’s matching gift program, which matches gifts to educational institutions to a maximum of $10,000 per donor per year. In addition, NextEra Energy matches amounts contributed by a director to the NextEra Energy Political Action Committee. This match may be designated by the director to any eligible charity, including, but not limited to: colleges, private universities, private and public elementary and secondary schools, civic, arts and culture, health and human service agencies, and environmental organizations. Board members may travel on Company aircraft while on Company business and in limited circumstances for non-business reasons if the Company would incur little if any incremental cost, space is available and the aircraft is already in use for another authorized purpose. Board members may be accompanied by their immediate family members if space is available. Travel expenses to attend Board or committee meetings or while on Board business are reimbursed.

The Director Retirement Plan was terminated effective November 1, 1996. For non-employee directors not retiring at or prior to the 1997 annual shareholders’ meeting, retirement benefits were converted to share units of NextEra Energy common stock. The number of share units was fixed on the conversion date, and each participating director is credited quarterly with an amount equal to the dividends that would have been paid on such number of share units, plus interest thereon. Each participating director will be entitled to payment of the then current value of these share units, plus cash dividends and interest, upon ending service as a Board member. Messrs. Beall and Brown participate in this program.

Director Stock Ownership Policy

Pursuant to the Corporate Governance Principles & Guidelines, to more closely align the interests of directors and shareholders, directors are required to own NextEra Energy common stock. Effective February 2011, the stock ownership requirement for non-employee directors was increased from three to five times the annual retainer within three years after initial election to the Board. All directors who have served since 2009 or before currently meet this stock ownership guideline. Mr. Dunn has until July 2013 to meet the requirement. See Common Stock Ownership of Certain Beneficial Owners and Management, above, for information about director ownership of common stock as of March 1, 2012.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Proposals on matters appropriate for shareholder consideration consistent with Rule 14a-8 under the Exchange Act submitted by shareholders for inclusion in the proxy statement and form of proxy for the 2013 Annual Meeting of Shareholders must be received by the Corporate Secretary at the Company’s principal executive offices not later than December 10, 2012. The submission of such proposals by shareholders is subject to regulation by the SEC pursuant to Rule 14a-8.

Under NextEra Energy’s Bylaws, a shareholder proposal submitted for consideration at the 2013 Annual Meeting of Shareholders, but not for inclusion in NextEra Energy’s proxy statement and form of proxy, must be received by the Corporate Secretary no earlier than January 25, 2013 and no later than February 24, 2013. Proposals received before January 25, 2013 or after February 24, 2013 will be considered untimely and the persons named in the proxies solicited by the Board for the 2013 Annual Meeting of Shareholders may exercise discretionary voting power with respect to any such proposal. Notice of such proposals must contain the information specified in the Bylaws, including a brief description of the business desired to be brought before the meeting, the text of the proposal or business, the reasons for conducting such business at the meeting, any material interest in such business of the shareholder and any beneficial owner of NextEra Energy’s securities on whose behalf the proposal is made, and a description of all agreements, arrangements or understandings between such shareholder and beneficial owner (if any) and any other persons (including the names of such persons) in connection with the proposal or such business. These advance notice, informational and other provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in NextEra Energy’s proxy statement and form of proxy under SEC regulations. SEC rules will permit management to vote proxies in their discretion, notwithstanding a shareholder’s compliance with provisions of the Bylaws, if NextEra Energy receives notice of the shareholder’s proposal before the close of business on February 24, 2013, NextEra Energy advises shareholders in the proxy statement for the 2013 annual meeting of shareholders about the nature of the matter proposed and how management intends to vote on such matter, and the proposing shareholder does not comply with certain provisions of the SEC’s proxy rules.

Shareholder proposals should be sent to the attention of the Corporate Secretary by mail (U.S. certified mail in the case of proposals required to comply with the advance notice provisions of NextEra Energy’s Bylaws), by personal delivery to NextEra Energy, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420, or by facsimile to 561-691-7702.

NO INCORPORATION BY REFERENCE

In the Company’s filings with the SEC, information is sometimes “incorporated by reference.” This means that the Company is referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC rules, the “Audit Committee Report” and the “Compensation Committee Report” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

SHAREHOLDER ACCOUNT MAINTENANCE

NextEra Energy’s transfer agent is Computershare. All communications concerning accounts of NextEra Energy shareholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of common stock and similar issues, can be handled by calling NextEra Energy Shareholder Services at 800-222-4511, or by calling Computershare at 888-218-4392. For other information about NextEra Energy, shareholders can visit NextEra Energy’s website at www.nexteraenergy.com.

Regardless of the number of shares you own, it is important that your shares be represented at the annual meeting. Accordingly, you are respectfully requested to review the proxy materials and submit your proxy/confidential voting instruction on the Internet or by telephone at your earliest convenience by following the instructions on your Notice of Internet Availability of Proxy Materials. Alternatively, if you received your annual meeting proxy materials by mail, you may submit your proxy or voting instructions on the Internet or by telephone, or may mark, sign, date, and return the accompanying proxy/confidential voting instruction card.

By order of the Board of Directors.

Alissa E. Ballot

Vice President & Corporate Secretary

April 9, 2012

APPENDIX A

The tables below present reconciliations of each non-GAAP financial measure to the most comparable GAAP financial measure for the years ended December 31, 2011 and December 31, 2010.

Reconciliation of Adjusted Earnings to GAAP Net Income

	2011	2010
	($ in millions)
Net Income	$1,923	$1,957
Adjustments, net of income taxes:
Net unrealized mark-to-market gains associated with non-qualifying hedges	(190)	(175)
Loss on sale of natural gas-fired generating assets	98	—
Other than temporary impairment losses—net	6	(4)

Adjusted Earnings	$1,837	$1,778

Reconciliation of Adjusted Earnings Per Share to GAAP Earnings Per Share

	2011	2010
Earnings Per Share (assuming dilution)	$4.59	$4.74
Adjustments:
Net unrealized mark-to-market gains associated with non-qualifying hedges	(0.45)	(0.43)
Loss on sale of natural gas-fired generating assets	0.24	—
Other than temporary impairment losses—net	0.01	(0.01)

Adjusted Earnings Per Share (assuming dilution)	$4.39	$4.30

A-1

700 UNIVERSE BOULEVARD JUNO BEACH, FL 33408

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern time the day before the cut-off date or meeting date. Have your proxy/confidential voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern time the day before the cut-off date or meeting date. Have your proxy/confidential voting instruction card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy/confidential voting instruction card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M41460-P22644-Z57302 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY/CONFIDENTIAL VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

NEXTERA ENERGY, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED:
1.		ELECTION AS DIRECTORS OF THE NOMINEES SPECIFIED IN THE PROXY STATEMENT	For	Against	Abstain
Nominees:
		1a. Sherry S. Barrat	☐	☐	☐

		1b. Robert M. Beall, II	☐	☐	☐		For	Against	Abstain

		1c. James L. Camaren	☐	☐	☐	1h. Oliver D. Kingsley, Jr.	☐	☐	☐

		1d. Kenneth B. Dunn	☐	☐	☐	1i. Rudy E. Schupp	☐	☐	☐

		1e. J. Brian Ferguson	☐	☐	☐	1j. William H. Swanson	☐	☐	☐

		1f. Lewis Hay, III	☐	☐	☐	1k. Michael H. Thaman	☐	☐	☐

		1g. Toni Jennings	☐	☐	☐	1l. Hansel E. Tookes, II	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 2 AND 3:							For	Against	Abstain
2.	Ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2012.						☐	☐	☐
3.	Approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in the proxy statement.						☐	☐	☐

The proxies are also authorized to vote in their discretion upon such other business as may properly be brought before the meeting or any adjournment(s) or postponement(s) thereof.

The shares represented by this proxy/confidential voting instruction card when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy/confidential voting instruction will be voted FOR all nominees listed in proposal 1 and FOR proposals 2 and 3. If any other matters properly come before the meeting or any adjournment(s) or postponement(s) thereof, the persons named in this proxy/the trustee will vote in their/its discretion.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Annual Meeting Admission Ticket

Admission: This ticket, along with a form of personal

identification, admits the named shareholder(s).

Security: For the safety of attendees, all boxes,

handbags and briefcases are subject to inspection.

NextEra Energy, Inc.’s 2012 Annual Meeting of Shareholders will be held at 10:00 A.M. Eastern time on May 25, 2012, in the Juno

Beach Auditorium at NextEra Energy’s offices at

700 Universe Boulevard, Juno Beach, Florida.

If you plan to attend the Annual Meeting of Shareholders, please bring this Admission Ticket. If you require special assistance, call

NextEra Energy Shareholder Services at 1-800-222-4511.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON May 25, 2012:

The proxy statement and annual report to security holders are available at www.proxyvote.com

M41461-P22644-Z57302

NEXTERA ENERGY, INC.

PROXY AND CONFIDENTIAL VOTING INSTRUCTION

Annual Meeting of Shareholders-May 25, 2012

This proxy is solicited on behalf of the Board of Directors. The shareholder(s) signing on the reverse side hereby appoints Moray P. Dewhurst, Shaun J. Francis and Charles E. Sieving, and each of them, proxies, with full power of substitution, and hereby authorizes them to represent and to vote all shares of common stock, par value $.01 per share, of NextEra Energy, Inc. (“Common Stock”) that such shareholder(s) would be entitled to vote at the Annual Meeting of Shareholders of NextEra Energy, Inc. to be held May 25, 2012, and any adjournment(s) or postponement(s) thereof, upon the matters referred to on this proxy and, in their discretion, upon any other business that may properly be brought before the meeting or any adjournment(s) or postponement(s) thereof.

This confidential voting instruction is solicited on behalf of the Trustee (as hereinafter defined) of the Plans (as hereinafter defined). The participant or beneficiary in the NextEra Energy Employee Retirement Savings Plan or the NextEra Energy Bargaining Unit Employee Retirement Savings Plan (collectively, “Plans”) signing on the reverse side, acting as a named fiduciary, hereby provides the voting instructions specified to the trustee of the Plans (the “Trustee”), which instructions shall be kept confidential and shall be taken into account by the Trustee in voting, in person, by limited or general power of attorney, or by proxy, the shares and fractional shares of Common Stock that are held by the Trustee, in its capacity as Trustee of the Plans, as of March 27, 2012, at the Annual Meeting of Shareholders of NextEra Energy, Inc. to be held on May 25, 2012, and at any adjournment(s) or postponement(s) thereof. As a named fiduciary, the participant has the right to direct the Trustee how to vote the shares allocated to the participant in the NextEra Energy Stock Fund and NextEra Energy Leveraged ESOP Fund. The Trustee must follow the participant’s directions, except in limited circumstances. As a named fiduciary, the participant, and not the Trustee, will be responsible for the consequences of the voting directions given. As to the proposals listed on the reverse side, which are more particularly described in the Proxy Statement, the voting instructions on this Confidential Voting Instruction card will instruct the Trustee how to vote the number of shares of Common Stock reflecting the participant’s proportionate interest in the NextEra Energy Stock Fund and the NextEra Energy Leveraged ESOP Fund. The instructions will also determine the vote on a proportionate number of shares of Common Stock in the NextEra Energy Leveraged ESOP Fund which are not yet allocated to participants. If the participant does not give the Trustee voting instructions, the number of shares reflecting the participant’s proportionate interest in the NextEra Energy Stock Fund and NextEra Energy Leveraged ESOP Fund will not be voted, but a proportionate share of the unallocated NextEra Energy Leveraged ESOP Fund shares will be voted by the Trustee in the same manner as it votes unallocated shares for which instructions are received.